                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)


Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                            BALANCED CARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                        [SHEARMAN & STERLING LETTERHEAD]

                               November 15, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C. 20549

                  Balanced Care Corporation. (File No.       )
                           Definitive Proxy Materials

Ladies and Gentlemen:

     On behalf of our client, Balanced Care Corporation ("Balanced Care"), we have enclosed for filing pursuant to Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the following definitive proxy materials:

          (i) Balanced Care's Chairman, President and Chief Executive Officer's letter to Balanced Care's stockholders;

          (ii) the notice of annual meeting of stockholders of Balanced Care (the "Stockholder's Meeting"); and

          (iii) the form of proxy for Balanced Care.

     At the Stockholder's Meeting, the Balanced Care stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares that will exceed 20% of the total outstanding Common Stock of Balanced Care to IPC Advisors S.A.R.L., a Luxembourg Corporation, in a transaction that is designed to provide Balanced Care with capital to enable it to continue to execute its business plan.

     The full text of the definitive documentation is included as annexes to the Proxy Statement submitted herewith. Definitive documentation has been provided for the Staff's convenience.

     PURSUANT TO RULES 14a-6(e)(1) AND 14a-6(e)(2) UNDER THE EXCHANGE ACT, THE ENCLOSED DEFINITIVE PROXY MATERIALS HAVE BEEN CLEARLY MARKED "DEFINITIVE COPIES."

     Pursuant to Rule 14a-6(d) under the Exchange Act, definitive copies of the enclosed definitive proxy materials filed herewith are intended to be released to the stockholders of Balanced Care at the earliest practicable date. A filing fee is not required.

     Please contact Spencer D. Klein at (212) 848-7111 or the undersigned at
(212) 848-8579 of Shearman & Sterling, or Robin Barber, general counsel to Balanced Care at (717) 796-6135, if you have any questions regarding the enclosed definitive proxy materials.

                                          Very truly yours,

                                          /s/ BARRY J. BENZING
                                          --------------------------------------
                                          Barry J. Benzing

Enclosures

cc:  Brad E. Hollinger
     Robin Barber
       Balanced Care Corporation
     Spencer D. Klein
       Shearman & Sterling

                            BALANCED CARE CORP LOGO
                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

November 15, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Balanced Care Corporation. The Annual Meeting will be held on December 15, 1999, at 8:00 a.m., local time, at the Hampton Inn, 4950 Ritter Road, Mechanicsburg, Pennsylvania 17055. This year's Annual Meeting was postponed to permit you the opportunity to consider a significant proposed investment in the Company, which is explained in more detail below and in the accompanying proxy materials.

     At the Annual Meeting, stockholders will be asked to vote upon:

     - a proposed $16,750,000 investment by IPC Advisors S.A.R.L. ("IPC"), a Luxembourg company owned by a trust whose beneficiaries are Mr. Paul Reichmann, Mrs. Lea Reichmann and their children, in exchange for 13,400,000 shares of common stock of the Company;

     - the election of three Class II directors; and

     - such other matters as may properly come before the meeting.

     If approved, the investment by IPC will provide the Company with capital that will enable it to continue the execution of its business plan, which includes:

     - supporting the Company's portfolio of operating assisted living facilities;

     - acquiring the leasehold interests of profitable and stabilized assisted living facilities that the Company currently manages for third party operators;

     - pursuing selective development and acquisition opportunities; and

     - acquiring the real estate associated with assisted living facilities currently managed by the Company.

     The Company also believes that its association with IPC will provide other significant benefits to the Company and its stockholders. If the transaction is approved, IPC will hold common stock representing 49.97% of the outstanding common stock of the Company. WE CANNOT COMPLETE THE TRANSACTION UNLESS OUR STOCKHOLDERS APPROVE IT. YOUR VOTE IS VERY IMPORTANT.

     After consideration of these and other factors, the Board of Directors has unanimously approved the investment by IPC and unanimously recommends that you vote "FOR" the investment by IPC and "FOR" the election of the three Class II directors.

     I urge you to read the enclosed materials carefully and to vote "FOR" the investment by IPC and "FOR" the election of the three Class II directors. Whether or not you plan to attend the Annual Meeting, after reading this Proxy Statement and the enclosed materials, please indicate on the proxy card the way you want to vote your shares. Please date, sign and mail the proxy card in the postage-paid envelope that is provided. If you sign and return your proxy card without indicating your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors.

     We hope to see you at the Annual Meeting.

                                        Sincerely,

                                        /s/ Brad E. Hollinger
                                        Brad E. Hollinger
                                        Chairman of the Board, President
                                        and Chief Executive Officer

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 15, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Balanced Care Corporation will be held at the Hampton Inn, 4950 Ritter Road, Mechanicsburg, Pennsylvania 17055 on December 15, 1999 at 8:00 a.m., local time, for the following purposes, as more fully described in the attached Proxy
Statement:

        1. To approve the issuance of 13,400,000 shares of the Company's common stock to IPC Advisors S.A.R.L. at $1.25 per share for an aggregate purchase price of $16,750,000 ("Proposal One").

        2. To elect the following three Class II directors, each for a term of three years ("Proposal Two"):

           (a) Manfred J. Walt,

           (b) George H. Strong, and

           (c) Edward R. Stolman.

        3. To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 12, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder of record during ordinary business hours for a period of ten days prior to the Annual Meeting at the executive offices of the Company, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.

     A form of proxy containing more detailed information with respect to the matters to be considered at the Annual Meeting accompanies this notice. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL ONE AND IN FAVOR OF PROPOSAL TWO.

     You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.

                                        By Order of the Board of Directors,

                                        /s/ Robert J. Sutton
                                        Robert J. Sutton
                                        Secretary
November 15, 1999

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

                                PROXY STATEMENT
                               NOVEMBER 15, 1999

                   PROXY SOLICITATION AND VOTING INFORMATION

GENERAL

     The accompanying proxy is solicited by the Board of Directors of Balanced Care Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 15, 1999, at the Hampton Inn, 4950 Ritter Road, Mechanicsburg, Pennsylvania 17055 at 8:00 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). The proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted "FOR" the issuance of 13,400,000 shares of the Company's common stock, par value $0.001 (the "Common Stock") to IPC Advisors S.A.R.L., a Luxembourg company ("IPC"), at $1.25 per share for an aggregate purchase price of $16,750,000 and "FOR" the election of the three Class II directors nominated by the Board of Directors. The Company has not received timely notice of any stockholder proposals for presentation at the Annual Meeting as required by Section 14a-4(c) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, with respect to any other item of business that may come before the Annual Meeting, the proxy holders have the right to and will vote in accordance with their judgment.

     A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Secretary of the Company. This notice may be mailed to the Secretary at the address set forth above or may be given to the inspector of election at the Annual Meeting.

     This Proxy Statement, together with the accompanying proxy materials, is first being mailed to stockholders on or about November 15, 1999. The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company has engaged Georgeson Shareholder Communications Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson approximately $6,000 for its services. The directors, officers, employees and affiliates of the Company, without receiving additional compensation for these services, may also solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling.

VOTE REQUIRED; QUORUM

     Only holders of record at the close of business on November 12, 1999 (the "Record Date") are entitled to notice of the Annual Meeting. On that date, 16,722,846 shares of Common Stock and 3,300,000 shares of Series C Preferred Stock were outstanding. As of the Record Date, the 3,300,000 shares of Series C Preferred Stock were convertible into 3,300,000 shares of Common Stock. Each share of Common Stock is entitled to one vote as of the Record Date on each matter submitted to the stockholders for approval at the Annual Meeting. Each share of Series C Preferred Stock is entitled to one vote as of the Record Date on Proposal Two, but is not entitled to vote on Proposal One. Except as set forth in the following sentence with respect to Proposal One, the presence, in person or by proxy, of a majority of the voting power of the outstanding shares of Common Stock and Series C Preferred Stock entitled to vote on every matter that is to be voted on, without regard to class or series, shall constitute a quorum at the Annual Meeting. With respect to Proposal One, the presence, in person or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Provided that a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote is required for the approval of Proposal One. Provided that a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the shares present and entitled to vote (the shares of Common Stock and the Series C Preferred Stock voting together as a class) is required for the election of directors contemplated by Proposal Two.

     As of November 15, 1999, certain stockholders of the Company have agreed to vote "FOR" the election of the three Class II Directors nominated by the Board of Directors contemplated by Proposal Two.

     The Company is seeking stockholder approval of Proposal One pursuant to
Section 713(a)(ii) of the American Stock Exchange Company Guide (the "Exchange Guide"). Section 713(a)(ii) requires stockholder approval of the sale or issuance by a company of common stock (or securities convertible into common stock) equal to 20% or more of the presently outstanding stock for less than the greater of book or market value of the stock. The sale by the Company to IPC of 13,400,000 shares of Common Stock at price of $1.25 per share will result in the issuance of greater than 20% of the presently outstanding Common Stock for an aggregate purchase price less than the greater of book or market value of the stock. Although the price per share of $1.25 exceeded the $1.00 per share closing market price of the Common Stock on the date the purchase price was negotiated, the price per share of $1.25 is less than the $2.03 per share book value of the Common Stock. Under Section 710 of the Exchange Guide, the minimum stockholder vote required to approve an issuance under Section 713 is approval by a majority of the votes cast on a proposal in person or by proxy. The holders of the Series C Preferred Stock are not entitled to vote on Proposal One.

     Votes may be cast in favor of or withheld from the nominees for directors contemplated by Proposal Two.

     Abstentions may be specified as to any proposal brought before the Annual Meeting (other than the election of directors contemplated by Proposal Two). An abstention will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares (so-called "broker non-votes"), those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect upon the outcome of the vote. Under the rules of the American Stock Exchange (the "AMEX"), brokers holding shares may vote without specific instruction from beneficial owners on the election of directors.

                                  PROPOSAL ONE
                         $16,750,000 INVESTMENT BY IPC

     In order to provide greater liquidity to the Company and to enable the Company to continue to pursue its business plan, the Company is seeking stockholder approval pursuant to Section 713(a)(ii) of the Exchange Guide of the $16,750,000 equity investment by IPC in the Company in consideration for the proposed issuance of 13,400,000 shares of Common Stock at a price of $1.25 per share to IPC (the "Transaction"). Section 713(a)(ii) requires stockholder approval of the sale or issuance by a company of common stock (or securities convertible into common stock) equal to 20% or more of the presently outstanding stock at a price less than the greater of book or market value of the stock. The sale by the Company to IPC of 13,400,000 shares of Common Stock at price of $1.25 per share will result in the issuance of greater than 20% of the presently outstanding Common Stock for an aggregate purchase price less than the greater of book or market value of the stock. Although the price per share of $1.25 exceeded the $1.00 per share closing market price of the Common Stock on the date the purchase price was negotiated, the price per share of $1.25 is less than the $2.03 per share book value of the Common Stock. Under Section 710 of the Exchange Guide, the minimum stockholder vote required to approve an issuance under Section 713 is approval by a majority of the votes cast on a proposal in person or by proxy. The holders of the Series C Preferred Stock are not entitled to vote on Proposal One.

     The following is a summary of the material terms of the Transaction. This description of the Transaction does not purport to be complete and is qualified in its entirety by reference to:

     - the Subscription Agreement dated as of October 8, 1999, as amended and restated October 11, 1999 (the "Subscription Agreement") between the Company and IPC;

     - the Registration Rights Agreement dated as of October 8, 1999 (the "Registration Rights Agreement") between the Company and IPC;

     - the Voting Agreement dated as of October 8, 1999 (the "Voting Agreement") between certain of the Company's stockholders and IPC; and

     - the Certificate of Powers, Designations, Preferences and Rights of the Series C Preferred Stock, par value $0.001, filed by the Company with the Secretary of State of the State of Delaware on October 8, 1999 (the "Certificate of Designations"), each of which is attached hereto as Annex A, B, C and D respectively.

     The foregoing were also attached as exhibits to the Company's Current Report on Form 8-K dated October 21, 1999, which has been filed with the Securities and Exchange Commission (the "SEC"). ALL STOCKHOLDERS ARE URGED TO READ THESE AGREEMENTS AND DOCUMENTS IN THEIR ENTIRETY.

GENERAL

     Subject to the terms and conditions of the Subscription Agreement, the Company sold 3,300,000 shares of Series C Preferred Stock to IPC at a price of $1.25 per share and has agreed to sell 13,400,000 shares of Common Stock to IPC at a price of $1.25 per share. The aggregate purchase price of the Series C Preferred Stock and the Common Stock proposed to be purchased by IPC is $20,875,000 in cash.

     The First Step. On October 11, 1999, the Company issued to IPC 3,300,000 shares of Series C Preferred Stock at a price of $1.25 per share, or a total of $4,125,000. Upon receipt of stockholder approval of the Transaction at the Annual Meeting, each share of Series C Preferred Stock automatically will convert into Common Stock at a conversion rate of one share of Series C Preferred Stock for one share of Common Stock. If the Transaction is not approved by the stockholders at the Annual Meeting, IPC can require the Company to repurchase the Series C Preferred Stock at a price of $1.25 per share and require the Company to pay a $1,000,000 non-completion fee (plus costs). As of November 15, 1999, certain stockholders of the Company (the "Voting Stockholders") have agreed to vote "FOR" the Transaction contemplated by Proposal One and "FOR" the election of the three Class II Directors nominated by the Board of Directors contemplated by Proposal Two. The Common Stock owned by the Voting Stockholders represents 23.36% of the outstanding shares of Common Stock, 23.36% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal One and 19.51% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal Two (assuming, in each instance, a quorum of 100% of the shares entitled to vote thereon). The Series C Preferred Stock owned by IPC is presently convertible into approximately 3,300,000 shares of Common Stock, representing 19.73% of the outstanding shares of Common Stock and 16.48% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal Two (assuming a quorum of 100% of the shares entitled to vote thereon). The holders of Series C Preferred Stock are not entitled to vote on Proposal One.

     The Second Step. If the stockholders approve the Transaction by voting for Proposal One, the Company will issue 13,400,000 shares of Common Stock to IPC at a price of $1.25 per share, or a total of $16,750,000. After that issuance and the conversion of the 3,300,000 shares of Series C Preferred Stock owned by IPC, IPC will own in the aggregate approximately 16,700,000 shares of Common Stock, representing 49.97% of the outstanding shares of Common Stock.

     The Subscription Agreement and Registration Rights Agreement between the Company and IPC, as well as the Voting Agreement between IPC and the Voting Stockholders, set out the details of the Transaction, as described generally above. A description of these documents, as well as a description of the terms and preferences of the Series C Preferred Stock authorized by the Board on October 8, 1999, and subsequently issued to IPC on October 11, 1999, is contained below.

THE SUBSCRIPTION AGREEMENT

     The terms of the Subscription Agreement require the Company to issue to IPC Common Stock or securities convertible into Common Stock equivalent to 49.97% of the outstanding Common Stock (following completion of the Transaction) for the total purchase price of $20,875.000. This Transaction is to be effected in two steps. The first step occurred on October 11, 1999, and resulted in the issuance of securities to IPC that are convertible into approximately 19.73% of the outstanding Common Stock, which represents 16.48% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal Two (assuming a quorum of 100% of the shares entitled to vote thereon), and the representation of four IPC representatives on the Company's Board of Directors, for an aggregate purchase price of $4,125,000. The holders of the Series C Preferred Stock are not entitled to vote on Proposal One. The Subscription Agreement also contains provisions restricting the Company's ability to make material decisions affecting the Company or its business, except as permitted in the Company's business plan or as permitted in the ordinary course of business. Pursuant to the Subscription Agreement, the Company is prohibited from seeking a transaction that competes with the IPC Transaction, subject to the Board's fiduciary duties to the Company and its stockholders. If the Transaction is not completed, the Company is required to make a non-completion payment of $1,000,000 (plus costs) to IPC. In addition, if the Transaction fails to be consummated for any reason [except that the Company suffers a material adverse change (actual, proposed, whether financial or otherwise) in the condition of the Company or in any of its material assets, liabilities (contingent or otherwise), capital, affairs, business or operations since October 1, 1999 ("Material Adverse Change")], including failure to obtain stockholder approval, IPC may exercise its right to require the Company to repurchase all of the Series C Preferred Stock at a price of $1.25 per share.

     Below is a description of the material terms of the Subscription Agreement, a copy of which is attached as Annex A. The summary below is not complete and is qualified in its entirety by reference to the Subscription Agreement.

     Conditions to IPC's Obligation to Complete the Transaction. The obligation of IPC to complete the Transaction is subject to satisfaction of certain conditions on or before consummation of the Transaction, including, without limitation, the following:

     - the continuing accuracy of the Company's representations and warranties;

     - the performance by the Company of its obligations under the Subscription Agreement;

     - the receipt of all necessary governmental, regulatory and third party approvals and consents required to consummate the Transaction, including stockholder approval;

     - the absence of any action or proceeding restraining or prohibiting the Transaction;

     - an increase in the size of the Company's Board of Directors from seven to nine members;

     - the appointment, nomination and solicitation of proxies in favor of the directors designated by IPC to the Board of Directors;

     - an increase in the size of each of the Board's Audit Committee and Compensation Committee to four members and the appointment to those committees of at least two directors designated by IPC;

     - the creation of the Series C Preferred Stock;

     - the execution and delivery of the Registration Rights Agreement and the Voting Agreement by the parties thereto;

     - the filing of all applicable forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of any waiting periods or extensions thereunder; and

     - the absence of any Material Adverse Change.

     Governance; Conduct of Business. As discussed above, in connection with the Transaction, the Company:

     - increased the size of its Board of Directors from seven to nine members and appointed four IPC representatives;

     - increased the size of each of the Board's Audit Committee and the Compensation Committee to four directors and appointed two IPC representatives; and

     - agreed not to increase the size of the Board beyond nine members.

     The Company also agreed, at the Annual Meeting and each subsequent meeting of its stockholders at which directors of the Company are to be elected, to cause to be nominated or appointed to the Board (and to solicit proxies in favor of any future election), two Class I directors, one Class II director and one Class III director designated by IPC. In addition, the Company agreed that it will not, without IPC's prior consent, authorize or take any action that is not expressly contemplated by the Company's business plan nor amend, modify, restate or supersede the business plan in any material respect.

     During the period prior to the earlier of:

     - the consummation of the Transaction; and

     - the date IPC ceases to own the Series C Preferred Stock,

the Company may not make any "Material Decisions" except, in certain circumstances, as expressly provided in the Company's business plan or as permitted in the ordinary course of business. The term "Material Decision" includes, without limitation, the following:

     - the declaration or payment of any dividends or any other distribution in respect of any securities of the Company;

     - the issuance of any debt over $1,000,000 (other than draws under the Company's existing credit facility or as specifically contemplated by the business plan) or equity securities, warrants and options of the Company;

     - the sale or disposition of any assets or property of the Company during any fiscal year (whether in one or more transactions) with an aggregate book value in excess of $3,000,000, except as expressly provided for in the business plan;

     - making or committing to make during any fiscal year capital expenditures which, in the aggregate, exceed $500,000 and which have not been expressly provided for in the business plan;

     - establishing, acquiring or otherwise becoming involved in any corporate entity or any partnership, joint venture or similar arrangements, except as expressly provided for in the business plan;

     - hiring any employee whose annual remuneration, or retaining any consultant whose annual consulting fee, exceeds or could exceed $150,000 per annum, or amending, terminating or otherwise altering or waiving the terms of any employment, consulting or management contract with respect to an individual whose annual remuneration or fee exceeds that amount;

     - entering into any transactions with directors, officers, or employees of the Company or other persons with whom the Company does not act at arm's length;

     - entering into (other than in the ordinary course to fund working capital needs expressly contemplated by the business plan), modifying or canceling any credit facility;

     - the creation of any encumbrance with respect to any of the assets of the Company, other than in the ordinary course of business as expressly contemplated by the business plan;

     - the alteration of the nature of the business of the Company, except as expressly contemplated by the business plan;

     - the entering into of any agreement with a term in excess of one year which contemplates the payment by or to the Company of more than $500,000 during its term, except as expressly contemplated by the business plan;

     - the institution, modification or termination of any incentive compensation arrangement for the directors, officers or employees of the Company;

     - the amendment, modification or restatement of, or deviation from the business plan; or

     - changing the auditors of the Company.

     Non-Solicitation.  During the period prior to the earlier of:

     - consummation of the Transaction, or

     - the date IPC ceases to own the Series C Preferred Stock,

the Company agreed not to solicit a transaction that competes with the IPC Transaction. More specifically, the Company agreed not to, directly or indirectly, solicit any other expression of interest, proposal or offer, or negotiate with, any other person regarding a "Material Transaction" without IPC's prior consent. The term "Material Transaction" includes, without limitation, the following:

     - any debt or equity financing (other than ordinary course mortgage refinancings);

     - any offering, tender offer, amalgamation, merger, arrangement or other business combination involving the Company;

     - any acquisition, disposition, lease or exchange of any assets or liabilities of the Company;

     - the adoption of any plan of liquidation or dissolution of or involving the Company; or

     - any transaction similar to any of the foregoing.

     Notwithstanding the foregoing, the Board of Directors is not prohibited from responding to any unsolicited expression of interest, proposal or offer, if, upon the advice of counsel, the failure to do so would constitute a violation of the Board's fiduciary duties to the Company or to its stockholders. If the Board determines, upon the advice of counsel, it is required to respond to an unsolicited offer, the Company must:

     - enter into customary confidentiality and standstill agreements in favor of the Company; and

     - permit IPC, at its election, to (a) immediately terminate its obligations to complete the Transaction, (b) receive $1,000,000, plus all costs, expenses and legal or other fees incurred by IPC in connection with the Subscription Agreement and/or (c) exercise its right to require the Company to repurchase all of the Series C Preferred Stock for a price of $1.25 per share.

     Standstill. In consideration of the above, IPC agreed that until October 8, 2002, it will not:

     - initiate any merger, consolidation, reorganization, recapitalization, amalgamation, liquidation, tender offer for the outstanding shares of Common Stock that is subject to Section 14(d)(1) of the Exchange Act or any similar transaction that would result in the stockholders' equity of the Company being exchanged for a cash equivalent value of less than $6.00 per share, or

     - finance any third party to effect any of the foregoing.

     Survival of Representations and Warranties. Each of the representations and warranties of the parties to the Subscription Agreement will survive for a period from October 8, 1999 to December 15, 2000.

     Indemnification. The Company and IPC agreed to indemnify and save the other party harmless from and against any and all claims, damages, actions, losses (other than lost profits), costs, liabilities or expenses (including professional fees and disbursements), which may be brought against the other party as a result of, or arising out of the nonfulfillment of, any agreement or covenant by such party, or any inaccuracy in or breach of any of such party's representations or warranties contained in the Subscription Agreement.

     Limitation on Transfer of Securities. The shares of the Series C Preferred Stock issued to IPC and the Common Stock to be issued to IPC in the Transaction are unregistered and are subject to transfer restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"). Under the Securities Act, IPC's shares may not be offered, sold or transferred except:

     - pursuant to an exemption from registration under the Securities Act, or

     - pursuant to an effective registration statement under the Securities Act.

     Pursuant to the Registration Rights Agreement, IPC has been granted certain demand and piggyback registration rights to require the Company to register IPC's shares of Common Stock (including the Series C Preferred Stock upon conversion) for resale in the future.

     Assignment of Obligations. The Subscription Agreement and any rights or obligations of IPC may be assigned by IPC to any affiliate of IPC, Central Park Lodges Ltd. or any affiliate thereof without the consent of the Company. The Company may not assign the Subscription Agreement or any of its rights or obligations thereunder without the prior consent of IPC.

     Costs and Expenses. The Company and IPC are each responsible for its own taxes, costs, expenses and legal and other fees associated with the negotiation, settlement and execution of the Subscription Agreement and all matters related thereto; provided, however, the filing and administrative costs in connection with the HSR Act will be paid equally by the Company and IPC.

     Effects of Failure to Complete the Transaction. If the Transaction is not completed on or before April 8, 2000:

     - the Company is obligated to pay to IPC, on the first business day thereafter, (a) $1,000,000, unless the Transaction was not completed solely because of the occurrence of a Material Adverse Change, plus (b) in all instances, all costs and expenses;

     - IPC will have no further obligation to complete the Transaction; and

     - IPC will be entitled to exercise its right to require the Company to repurchase all of the Series C Preferred Stock at a price of $1.25 per share.

THE VOTING AGREEMENT

     In order to satisfy certain conditions precedent to IPC's obligation to complete the Transaction, the Voting Stockholders entered into the Voting Agreement. A copy of the Voting Agreement is attached hereto as Annex B. The summary below is not complete and is qualified in its entirety by reference to the Voting Agreement.

     Voting Stockholders. The Voting Stockholders and IPC are parties to the Voting Agreement. The Voting Stockholders include the following directors, former directors and officers of the Company, who hold, in the aggregate 3,215,372 shares of Common Stock:

                                                NUMBER OF SHARES
VOTING STOCKHOLDER                               OF COMMON STOCK          RELATIONSHIP TO COMPANY
------------------                             -------------------    -------------------------------
Brad E. Hollinger............................         779,463         Chairman of the Board, Chief
                                                                      Executive Officer and President
David K. Barber..............................          71,554         Senior Vice President --
                                                                      Project Management
Robert J. Sutton.............................         433,838         Vice President -- Corporate
                                                                      Services, Secretary
Robin L. Barber..............................          64,054         Senior Vice President and Legal
                                                                      Counsel, Assistant Secretary
Bill R. Foster, Sr...........................         767,412         Former Director
John M. Brennan..............................       1,099,051         Former Director
TOTAL........................................       3,215,372

     The Voting Stockholders who are not directors, former directors or officers of the Company hold an aggregate of 690,520 shares of the Company's Common Stock. In total, the Voting Stockholders hold 3,905,892 shares of Common Stock, representing 23.36% of the outstanding Common Stock, 23.36% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal One and 19.51% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal Two (assuming, in each instance, a quorum of 100% of the shares entitled to vote thereon). The holders of the Series C Preferred Stock are not entitled to vote on Proposal One.

     Voting.  Pursuant to the Voting Agreement, each Voting Stockholder agreed:

     - to appear, or cause the holder of record to appear, in person or by proxy, for the purpose of obtaining a quorum at the Annual Meeting or any special meeting or any adjournment or postponement thereof, and

     - to vote, or cause to be voted, in person or by proxy, the shares held of record or beneficially owned by such Voting Stockholder in favor of (a) the Transaction and (b) as directed by IPC on any other matter properly before the Annual Meeting.

     Any additional shares acquired by the Voting Stockholders after the date of the Voting Agreement also will be subject to the terms and conditions of the Voting Agreement. The Voting Stockholders are prohibited from transferring their shares until the Voting Agreement is terminated. The Voting Agreement will terminate immediately following the Annual Meeting or other meeting at which the Transaction is voted on by the stockholders.

THE REGISTRATION RIGHTS AGREEMENT

     In order to satisfy certain conditions precedent to IPC's obligation to complete the Transaction, the Company entered into the Registration Rights Agreement with IPC. Pursuant to the Registration Rights Agreement, IPC is entitled to certain demand and piggyback registration rights with respect to:

     - the shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and

     - the Common Stock to be issued in the Transaction upon receipt of stockholder approval.

     A copy of the Registration Rights Agreement is attached hereto as Annex C. The summary below is not complete and is qualified in its entirety by reference to the Registration Rights Agreement.

     Demand Rights. IPC will be entitled to demand that the Company file a registration statement with the SEC for the registration and resale of its shares of Common Stock. Such demand registration rights will be limited to three occasions. The Company generally will not be obligated to effect a demand registration for IPC if the Company has effected a registration in which IPC was entitled to participate fully within the 90 day period preceding the date of the request for the demand registration. In addition, the Company has the right, upon written notice to IPC, to require IPC to withdraw such demand registration upon the good faith determination by the Board of Directors that a postponement is necessary. The Company may not deliver more than one such notice in any 12-month period.

     Piggyback Rights. IPC will also be entitled to registration rights, on a pro-rata basis based on the number of shares held to the number of shares to be registered, in connection with underwritten public offerings by the Company or another selling stockholder.

     Indemnification. The Registration Rights Agreement contains indemnification provisions customary in an agreement of this type covering matters related to, but not limited to, violations of securities laws.

     Registration Expenses. Expenses in connection with any demand or piggyback registrations will be paid by the Company.

TERMS OF SERIES C PREFERRED STOCK

     On October 8, 1999, the Company's Board of Directors created by resolution a series of preferred stock consisting of 5,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 (the "Series C Preferred Stock"). Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board is expressly authorized to provide by resolution for the issuance, in one or more series of shares of preferred stock, having such rights, preferences and limitations as may be determined by the Board, without stockholder approval.

     The following is a summary of the relative rights, preferences and limitations of the Series C Preferred Stock. A copy of the Certificate of Designations is attached hereto as Annex D. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designations.

     Limitation on Transfer of Securities. The shares of the Series C Preferred Stock issued to IPC are unregistered and are subject to transfer restrictions imposed by the Securities Act. Under the Securities Act, IPC's shares may not be offered, sold or transferred except:

     - pursuant to an exemption from registration under the Securities Act, or

     - pursuant to an effective registration statement under the Securities Act.

     Pursuant to the Registration Rights Agreement, IPC has been granted certain demand and piggyback registration rights to require the Company to register IPC's shares of Series C Preferred Stock upon conversion for resale in the future.

     Conversion Rights. Holders of the Series C Preferred Stock have the right, at any time, to convert their shares into Common Stock at a formulated conversion rate. Upon approval of the Transaction by the stockholders at the Annual Meeting, the Series C Preferred Stock will automatically convert into shares of Common Stock at a rate equal to the quotient of (i) $1.25 per share of Series C Preferred Stock, plus all accrued and unpaid dividends divided by (ii) $1.25 per share of Series C Preferred Stock, subject to adjustment as set forth in the Certificate of Designations.

     Voting Rights. Pursuant to the terms of the Certificate of Designations, holders of the Series C Preferred Stock are entitled to vote on all matters entitled to be voted on by the holders of Common Stock voting together as a single class. Each share of Series C Preferred Stock shall entitle the holder to that number of votes per share that is equal to the number of votes that the holder would be entitled had such holder converted its shares into Common Stock as described above. Notwithstanding the foregoing, the holders of the Series C Preferred Stock are not entitled to vote on Proposal One at the Annual Meeting. In addition, so long as the Series C Preferred Stock is outstanding, the Company will not:

     - authorize, issue or reclassify any stock having relative rights, preferences and limitations senior to or on parity with the Series C Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends, or

     - amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designations, without the consent of at least a majority vote of the Series C Preferred Stock voting as a separate class.

     Put Right. Holders of the Series C Preferred Stock have the right to require the Company to repurchase any shares of the Series C Preferred Stock at a purchase price equal to $1.25 per share, plus all accrued and unpaid dividends. This right may be exercised by IPC at any time after:

     - the earlier to occur of (a) April 8, 2000 and (b) the date on which IPC is entitled to terminate its obligations under the Subscription Agreement regarding the Transaction; and

     - prior to the earlier to occur of (x) consummation of the Transaction and
       (y) October 8, 2000.

     If the Company fails to pay the price upon exercise of IPC's "put" right, the amount due to IPC will be subject to a 15% per annum quarterly cash dividend, payable on the last day of March, June, September and December.

     Liquidation Rights. Upon the occurrence of an "Extraordinary Event", the holders of the Series C Preferred Stock are entitled to receive $1.25 per share, plus accrued and unpaid dividends, in preference to the holders of, and before any payment or distribution shall be made on, any junior stock. After payment to the holders of the Series C Preferred Stock of $1.25 per share, plus accrued and unpaid dividends, the holders of the Series C Preferred Stock will have no other right or claim to any of the remaining assets of the Company. If the assets of the Company are insufficient to pay $1.25 per share, plus accrued and unpaid dividends, the holders of the Series C Preferred Stock will share ratably in the distribution of assets. An "Extraordinary Event" is defined as:

     - the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary;

     - the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company other than to a wholly-owned subsidiary; and/or

     - any consolidation or merger to which the Company is a party, other than a merger or consolidation in which the Company is the surviving or continuing corporation.

     Dividends. If the Board of Directors declares a dividend or makes any other distribution to the holders of the Common Stock, then the holders of the Series C Preferred Stock are entitled to receive a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock into which the Series C Preferred Stock is convertible. Unless all accrued and declared dividends on the Series C Preferred Stock have been paid or have funds set aside therefore, no dividend or other distribution can be paid to the holders of any junior stock or parity stock. When dividends are not paid in full on the Series C Preferred Stock and any parity stock, all dividends declared upon the Series C Preferred Stock and all parity stock will be declared pro rata.

OPINION OF FINANCIAL ADVISOR

     The Company retained Raymond James & Associates, Inc. ("Raymond James") to provide financial advisory and investment banking services to the Company in connection with the private placement of one or more types of securities to be issued by the Company that would provide the Company with sufficient liquidity to continue to pursue its business plan, and if necessary, to provide the Board of Directors with its view of fairness of any such transaction from a financial point of view. Raymond James was called upon to opine as to the fairness of the Transaction, from a financial point of view, to the Company.

     On October 10, 1999, Raymond James gave its oral opinion to the Board, and subsequently confirmed in writing, that the Transaction was fair from a financial point of view to the Company. The full text of the written opinion of Raymond James, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken, is attached as Annex E. Stockholders are urged to read this opinion in its entirety. Raymond James' opinion, which is addressed to the Board, is directed only to the fairness of the Transaction to the

Company from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting and does not address any other aspect of the Transaction or any related transaction.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described in its fairness opinion should not be taken to be Raymond James' view of the actual value of the Company.

     In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness of the Transaction to the Company from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company might attract investments or be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the Board in making its determination to approve the Transaction. Consequently, the analyses described above should not be viewed as determinative of the Board's opinion as to the value of the Company.

     Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the past, Raymond James has performed certain investment banking services and has received customary fees for such services. Raymond James has acted as a financial advisor to the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with its opinion, Raymond James has, among other things, reviewed:

     - the Company's Annual Report on Form 10-K filed with the SEC on September 28, 1999, as amended October 1, 1999;

     - the Company's Quarterly Reports on Form 10-Q filed with the SEC on May 14, 1999 and February 16, 1999;

     - other publicly available financial information of the Company;

     - certain non-public information prepared by the management of the Company, including financial statements, financial projections, and other financial operating data concerning the Company;

     - the past and current operations and financial condition and the prospects of the Company based on discussions with senior executives of the Company;

     - publicly available financial and stock market data with respect to certain other companies in lines of business generally comparable to those of the Company;

     - the pro forma effects of the Transaction on the Company's financial statements;

     - the historical market prices of the Company's Common Stock;

     - the financial terms of the Transaction compared to the financial terms of certain other generally comparable transactions;

     - a draft of the Subscription Agreement; and

     - a draft of the Certificate of Designations.

     In addition to the foregoing, Raymond James conducted such other financial analyses, studies and investigations, and considered such other information as Raymond James deemed necessary or appropriate.

     In connection with its review, Raymond James has not assumed any responsibility for the independent verification of any of the information reviewed by Raymond James for the purpose of the opinion and has relied on its being complete and accurate in all material respects. In addition, Raymond James has not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor has Raymond James been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, projections, pro forma effects and other information referred to in its opinion, Raymond James has assumed, at the direction of the Company, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Raymond James has relied upon each party to advise Raymond James properly if any such information previously provided to or discussed with Raymond James became inaccurate or was required to be updated during the period of the review.

     Raymond James' opinion was based on economic, market and other conditions as in effect on, and the information available to it as of, October 10, 1999. Raymond James did not express any opinion as to the price range or range or prices at which the Company's Common Stock might trade subsequent to the Transaction.

EFFECTS OF THE TRANSACTION ON THE COMPANY AND HOLDERS OF COMMON STOCK

     Liquidity; Execution of Business Plan. In order for the Company to obtain the capital necessary to enable it to continue to execute its business plan, it entered into the Transaction with IPC. The Company's business plan includes:

     - supporting the Company's portfolio of operating assisted living facilities;

     - acquiring the leasehold interests of profitable and stabilized assisted living facilities that the Company currently manages for third party operators;

     - pursuing selective development and acquisition opportunities; and

     - acquiring the real estate associated with assisted living facilities currently managed by the Company.

     The Company also believes that its association with IPC will provide other significant benefits to the Company and its stockholders.

     Dilution. The approval of the Transaction will cause immediate dilution in the current stockholders' ownership interests in the Company. The following table summarizes the potential dilutive effect, for percentage ownership purposes, on the Company's stockholders as a result of the Transaction:

                                                   NUMBER OF SHARES    OWNERSHIP PERCENTAGE
                                                   ----------------    --------------------
Outstanding Common Stock prior to the
  Transaction....................................     16,722,846               50.03%
New Common Stock issuable upon conversion of
Series C Preferred Stock.........................      3,300,000                9.87%
New Common Stock issuable upon consummation of
  the Transaction................................     13,400,000               40.10%
                                                      ----------              ------
          Total..................................     33,422,846              100.00%
                                                      ==========              ======

     Issuance of the additional Common Stock may also have the effect of diluting the earnings per share or book value per share of the outstanding shares of Common Stock.

     Control Implications. Each of the following could, under certain circumstances, operate to delay, defer or prevent a change in control of the
Company:

- As a result of the issuance of the Series C Preferred Stock, IPC holds securities convertible into approximately 19.73% of the Common Stock (16.48% after giving effect to the conversion) and upon consummation of the Transaction, IPC will hold 49.97% of the Common Stock of the Company. The Series C Preferred Stock, plus the shares subject to the Voting Agreement, total 35.99% of the voting power of the stockholders entitled to vote at the Annual Meeting on Proposal Two (assuming a quorum of 100% of the shares entitled to vote thereon). The holders of the Series C Preferred Stock are not entitled to vote on Proposal One.

- The Board seats to which IPC is entitled and the interim restriction on the Company's ability to make any "Material Decision" give IPC a substantial degree of influence over the management and policies of the Company.

- The Company is not permitted to amend, alter or repeal any of the provisions of its Certificate of Incorporation without at least a majority vote of the Series C Preferred Stock voting as a separate class so long as the Series C Preferred Stock is outstanding.

IMPACT OF STOCKHOLDERS' FAILURE TO APPROVE THE TRANSACTION

     If the Transaction is not approved by the stockholders, the Company will be required to seek additional equity or debt financing from other sources to continue to implement its business plan. Should the Company be unable to raise additional incremental funds, the Company would be required to alter substantially its business plan, including, without limitation, delaying or foregoing making option and purchase payments to third party operators under the Company's option agreements and/or divesting its assets. The effect of the foregoing would be to reduce the amount of future stabilized cash flow of the Company with a corresponding decrease in the future enterprise value of the Company. In addition, failure to approve the Transaction with IPC will result in the payment of the $1,000,000 non-completion fee referred to previously (plus costs), and will give IPC the ability to exercise its right to require the Company to repurchase all of the Series C Preferred Stock for a price of $1.25 per share for an aggregate purchase price of $4,125,000.

ANTI-TAKEOVER IMPLICATIONS OF EXISTING CHARTER DOCUMENTS

     The Certificate of Incorporation divides the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible, serving staggered terms. Approximately one-third of the Board is scheduled to be elected at each annual meeting of stockholders. Directors in each class are elected for three-year terms to succeed the directors of that class whose terms are expiring. A classified board could prevent a party who acquires control of a majority of the Company's outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The Certificate of Incorporation provides that stockholders may not take action by written consent, and that a special meeting of stockholders may be called only by the Board of Directors. The Company's Amended and Restated Bylaws (the "Bylaws") provide that stockholders must follow advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE TRANSACTION.

                                  PROPOSAL TWO
                  BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors (but shall be no less than three and no more than nine) and that the Board shall be divided into three classes. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class II directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2002. The terms of the Class III and Class I directors do not expire until 2000 and 2001, respectively.

     On December, 1998, the Board of Directors appointed Pier C. Borra as a Class I director. In February 1999, John M. Brennan resigned as a Class I Director.

     In order to satisfy certain conditions precedent to IPC's obligation to complete the Transaction, the Board of Directors took the following actions. On October 8, 1999, the Board of Directors increased its size from seven to nine members. In addition, in order to permit the appointment of the four individuals designated by IPC, Bill R. Foster, Sr. and Raymond Schultz agreed to resign effective October 11, 1999. The Board of Directors appointed the following individuals to fill the vacancies resulting from the foregoing:

NAME                                                    CLASS      EXPIRATION OF INITIAL TERM
----                                                    -----      --------------------------
Paul Reichmann                                        Class I                 2001
Barry Reichmann                                       Class I                 2001
Manfred J. Walt                                       Class II                1999
George Kuhl                                           Class III               2000

     The Board of Directors has nominated Edward R. Stolman, George H. Strong and Manfred J. Walt for election as Class II directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors (provided, if such nominee is the IPC Class II designee, IPC shall have the right to designate the substitute nominee). Each nominee is a current member of the Board of Directors. The stockholders that are a party to the Voting Agreement have agreed to vote "FOR" the election of Manfred J. Walt (or any substitute designated by IPC) as a Class II director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTORS.

                    CLASS II DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2002

EDWARD R. STOLMAN                    Mr. Stolman has owned and operated Stolman Investments
  Age 73                             since 1982, specializing in real estate and health care
  Director since 1997                investments and consulting. He joined Hospital Affiliates
                                     International in 1968 and served as Executive Vice
                                     President and Vice Chairman, and also served as Chairman of
                                     Affiliated Health Corporation from 1984 to 1990. Mr.
                                     Stolman was an original investor in and a member of the
                                     Board of Directors of Dovebar International, Inc.

GEORGE H. STRONG                     Mr. Strong is a private investor with many years of
  Age 73                             experience in both director and executive positions in
  Director since 1996                health care enterprises. Since 1994, Mr. Strong has served as a director for Integrated Health Services, HealthSouth
                                     Rehabilitation Corporation, Managed Care USA and
                                     Amerisource. Mr. Strong was a Senior Vice President and
                                     founding director of Universal Health Services, Inc. from
                                     1979 to 1985 and was with American Medicorp for five years prior to that.

MANFRED J. WALT                      Since May 1998, Mr. Walt has served as Executive Vice
Age 46                               President and Chief Financial Officer of Central Park
Director since October 1999          Lodges Ltd., a private Canadian health care company that
                                     provides long term care and assisted living services to
                                     seniors in both Canada and the United States. From 1997
                                     until May 1998, Mr. Walt served as Senior Vice President of
                                     Gentra Inc. (an affiliate of EdperBrascan Corporation), a
                                     real estate merchant bank listed on the Toronto Stock
                                     Exchange. From 1980 until 1998, Mr. Walt served in various capacities with the EdperBrascan group of companies
                                     including Managing Partner of Financial Services for
                                     EdperBrascan Corporation, a diversified conglomerate listed on the Toronto Stock Exchange. Mr. Walt is also a member of the Boards of Directors of Central Park Lodges Ltd. and
                                     Oxford Automotive Inc., a private company.

                  CONTINUING CLASS III DIRECTORS--PRESENT TERM EXPIRES IN 2000

DAVID L. GOLDSMITH                   Since March 1999, Mr. Goldsmith has served as Managing
  Age 51                             Director for RS Investment Management, an independent money
  Director since 1996                management firm. Prior to his service at RS Investment
                                     Management, Mr. Goldsmith was associated with BancAmerica
                                     Robertson Stephens and its predecessors for more than 15
                                     years, serving as a Managing Director, Health Care for more than five years. Mr. Goldsmith is also a member of the
                                     Boards of Directors of Apria Healthcare Group Inc. and
                                     selected private companies.

BRAD E. HOLLINGER                    Before joining the Company in 1995, Mr. Hollinger served as
  Age 45                             Executive Vice President of the Contract Services Group of
  Chairman of the Board, President   Continental Medical Systems ("CMS"), a national provider of and Chief Executive Officer and a  medical rehabilitation services and contract therapy
  Director since 1995                services from 1992 to 1995. Mr. Hollinger also served as
                                     Senior Vice President/Development of CMS from 1987 to 1990, leading the development and financing of eighteen medical
                                     rehabilitation hospitals in seven states. From 1985 to
                                     1987, Mr. Hollinger was Vice President of Development of
                                     Rehab Hospital Service Corporation.

GEORGE KUHL                          Since October 1994, Mr. Kuhl has served as Vice
  Age 50                             Chairman/Chief Operating Officer of Central Park Lodges
  Director since October 1999        Ltd., a private Canadian health care company that provides long term care and assisted living services to seniors in
                                     both Canada and the United States. Mr. Kuhl is also a
                                     Trustee of CPL Long Term Care Real Estate Investment Trust,
                                     a real estate investment trust listed on the Toronto Stock
                                     Exchange.

                   CONTINUING CLASS I DIRECTORS--PRESENT TERM EXPIRES IN 2001

PIER C. BORRA                        Mr. Borra is Chairman and Chief Executive Officer of CORA
  Age 59                             Health Services, Inc., a provider of outpatient
  Director since 1998                rehabilitation, which he founded in December 1997.
                                     Previously, he served as Chairman, President and Chief
                                     Executive Officer of Arbor Health Care Company, a sub-acute care company, which he founded in 1985 and a Director of
                                     Health Care and Retirement Corporation. Mr. Borra serves as a director of Health Care REIT (NYSE).

PAUL REICHMANN                           Since April 1999, Mr. Reichmann has served as the Executive Chairman of
Age 69                                   the Canary Wharf Group Plc, a real estate company listed on the London
Director since October 1999              Stock Exchange. Since 1994, Mr. Reichmann has served as the Chief
                                         Executive of the Reichmann Group of Companies. This group includes:
                                         International Property Corporation and affiliates with investments in office and commercial properties in the United States; Reichmann
                                         International Development Corporation and affiliates with investments in real estate projects in Mexico City; and Central Park Lodges Ltd., a private Canadian health care company that provides long term care and assisted living services to seniors in both Canada and the United States.
                                         Mr. Reichmann is the Chairman of Central Park Lodges Ltd. and a Trustee
                                         of CPL Long Term Care Real Estate Investment Trust, a real estate investment trust listed on the Toronto Stock Exchange. Mr. Reichmann is the father of Barry Reichmann, who is also a director of the Company.

BARRY REICHMANN                          Since October 1994, Mr. Reichmann has served as President and Chief
  Age 33                                 Executive Officer and a director of Central Park Lodges Ltd., a private
  Director since October 1999            health care company that provides long term care and assisted living services to seniors in both Canada and the United States. Mr. Reichmann is also the Chief Executive Officer and a Trustee of CPL Long Term Care
                                         Real Estate Investment Trust, a real estate investment trust listed on the Toronto Stock Exchange. Mr. Reichmann is a Director of Firm Capital
                                         Mortgage Investment Fund, a mortgage investment fund listed on the
                                         Toronto Stock Exchange. Mr. Reichmann is the son of Paul Reichmann, who
                                         is also a director of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended June 30, 1999 ("Fiscal 1999"), the Board of Directors met on 14 occasions. The Board of Directors took action by unanimous written consent on three occasions and by telephonic conference call on three occasions. The Board has two standing committees: the Audit and Compensation Committees. The Board does not have a nominating committee. All members of the Board of Directors attended at least 75% of their combined board and committee meetings in Fiscal 1999.

     The Audit Committee currently consists of David L. Goldsmith, George H. Strong, Barry Reichmann and Manfred J. Walt. This committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting. The Audit Committee held two meetings in Fiscal 1999.

     The Compensation Committee currently consists of David L. Goldsmith, Edward
R. Stolman, Paul Reichmann and Barry Reichmann. Prior to February 1999, Mr. Brennan was also a member of the Compensation Committee. This committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee determines, subject to the provisions of the Company's benefit plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee took action by unanimous written consent on two occasions in Fiscal 1999.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are also employees of the Company do not receive cash compensation for their services as directors. Members of the Board of Directors who are not employees of the

Company receive a $5,000 annual retainer for their services as directors, payable quarterly. Each non-employee director also receives $1,000 for each meeting attended and $500 for each telephonic meeting in which he participated. In addition, under the Company's 1996 Stock Incentive Plan, as amended and restated, effective August 18, 1998 (the "Incentive Plan"), non-employee directors are granted non-qualified stock options to purchase 15,000 shares of Common Stock upon each director's initial election to the Board and 5,000 shares of Common Stock on the anniversary of each director's election to the Board for the duration of his or her term. During Fiscal 1999, Messrs. Schultz and Borra received non-qualified stock options for 15,000 shares of Common Stock and Messrs. Brennan, Foster, Goldsmith, and Stolman received non-qualified stock options for 5,000 shares of Common Stock. All directors are reimbursed for reasonable expenses incurred in attending board and committee meetings and otherwise carrying out their duties. On August 9, 1999, the Compensation Committee of the Board voted to amend and restate the Incentive Plan to provide that the non-qualified option to be granted to each non-employee director to acquire 5,000 shares of Common Stock be granted at each Annual Meeting of Stockholders of the Company rather than upon the anniversary of each director's election to the Board (the "Amended Incentive Plan"). The Amended Incentive Plan is subject to ratification by the Company's Board of Directors. The Board ratified the Amended Incentive Plan at its regular meeting on November 4, 1999. All share numbers reflect the 3-for-4 reverse stock split of the Company's Common Stock in October 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for the three fiscal years ended June 30, 1999 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company for Fiscal 1999, as well as one additional executive officer who resigned during Fiscal 1999 (the "Named Executive Officers").

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                         ANNUAL COMPENSATION         SECURITIES
                                           FISCAL      ------------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION(S)              YEAR       SALARY($)    BONUS($)(1)    OPTIONS(#S)(2)    COMPENSATION($)
------------------------------              ----       ---------    -----------    --------------    ---------------
Brad E. Hollinger........................   1999        225,000       150,000         100,000                 --
  Chairman of the Board, President          1998        200,000       116,250              --                 --
  and Chief Executive Officer               1997        152,500        58,000          75,000                 --
Stephen G. Marcus........................   1999        184,900        42,500          60,000                 --
  Chief Operating Officer                   1998         83,802            --         150,000             20,000(3)
                                            1997             --            --              --                 --
Brian L. Barth(4)........................   1999        170,000        56,250          60,000                 --
  Chief Development Officer                 1998        125,000        32,400          15,000                 --
                                            1997         75,000        20,000          26,250                 --
Russell A. DiGilio.......................   1999        120,000        41,600          30,000                547(5)
  Senior Vice President -- Outlook          1998        104,000        36,000              --              2,132(5)
  Pointe Division                           1997         89,667         3,683          18,750              1,708(5)
David K. Barber..........................   1999        110,000        33,400          15,000                 --
  Senior Vice President -- Project          1998         83,500        31,000              --                 --
  Management                                1997         77,000            --          13,125                 --
Paul A. Kruis(6).........................   1999        100,000        45,000          30,000             66,900(7)
  Chief Financial Officer                   1998        110,866            --         150,000                 --
                                            1997             --            --              --                 --

---------------
(1) Reflects bonuses paid in Fiscal 1999, the year ended June 30, 1998 ("Fiscal 1998") and the year ended June 30, 1997 ("Fiscal 1997"), for services rendered in Fiscal 1998, Fiscal 1997 and the year ended June 30, 1996, respectively.

(2) Options granted pursuant to the Company's Incentive Plan to purchase shares of Common Stock. Options granted during Fiscal 1999 are described in greater detail below.

(3) Represents a sign-on bonus received by Mr. Marcus during Fiscal 1998.

(4) Mr. Barth resigned from the Company effective August 15, 1999.

(5) Represents the value received by Mr. DiGilio in connection with personal usage of a Company-owned vehicle.

(6) Mr. Kruis resigned from the Company effective February 12, 1999.

(7) Represents amounts paid to Mr. Kruis for (i) accrued but unused vacation and
    (ii) salary continuation from February 12, 1999 through and including June 30, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information with respect to stock options granted to the Named Executive Officers in Fiscal 1999. The options listed below are included in the Summary Compensation Table above.

                                                                                    POTENTIAL REALIZABLE VALUE
                          NUMBER OF     % OF TOTAL                                     AT ASSUMED RATES OF
                          SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO                                      FOR OPTION TERM(7)
                           OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION      --------------------------
NAME                      GRANTED(1)   FISCAL YEAR    PRICE($/SH)      DATE             5%             10%
----                      ----------   -----------    -----------      ----         -----------    -----------
Brad E. Hollinger.......    50,000         3.2%          5.34       8/18/2008(2)     $180,946       $446,279
                            50,000         3.2%          2.25       5/05/2009(3)     $ 65,660       $171,191
Stephen G. Marcus.......    30,000         1.9%          5.34       8/18/2008(2)     $108,568       $267,768
                            30,000         1.9%          2.25       5/05/2009(3)     $ 39,396       $102,714
Brian L. Barth..........    30,000         1.9%          5.34       8/18/2008(2)(4)  $108,568       $267,768
                            30,000         1.9%          2.25       5/05/2009(3)(5)  $ 39,396       $102,714
Russell A. DiGilio......    15,000         1.0%          5.34       8/18/2008(2)     $ 54,284       $133,884
                            15,000         1.0%          2.25       5/05/2009(3)     $ 19,698       $ 51,357
David K. Barber.........    15,000         1.0%          5.34       8/18/2008(2)     $ 54,284       $133,884
Paul A. Kruis...........    30,000         1.9%          5.34       8/18/2008(6)     $108,568       $267,768

---------------
(1) Options granted pursuant to the Incentive Plan to purchase shares of Common Stock. Subject to the approval of the Compensation Committee, the exercise price and applicable withholding taxes may be paid in cash or in shares of the Company's Common Stock (whether previously owned or to be acquired upon exercise), or by other methods which comply with the Incentive Plan and applicable law.

(2) One quarter of the options granted vested on August 18, 1999 and the remainder will vest in equal increments on August 18, 2000, 2001 and 2002 subject to the provisions of the Incentive Plan.

(3) The options granted will vest in equal increments on May 5, 2000, 2001, 2002 and 2003 subject to the provisions of the Incentive Plan.

(4) Of the options granted, only 25% vested on August 18, 1999 and will be exercisable until August 15, 2000 pursuant to Mr. Barth's separation agreement with the Company subject to the provisions of the Incentive Plan.

(5) The options granted are fully vested and exercisable pursuant to Mr. Barth's separation agreement with the Company and are exercisable until November 15, 1999 subject to the provisions of the Incentive Plan.

(6) The options granted are fully vested and exercisable until July 15, 2000 pursuant to Mr. Kruis' separation agreement with the Company subject to the provisions of the Incentive Plan.

(7) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock appreciation. The actual value of these option grants is dependent on the future performance of Company Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. These values are calculated using the estimated fair market values of the Common Stock on August 18, 1998 and May 5, 1999, of $5.50 and $2.1875 per share, respectively, and assume that all such options are currently exercisable.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

     The table below sets forth information with respect to the exercise of stock options by the Named Executive Officers in Fiscal 1999. No options were exercised by the Named Executive Officers in Fiscal 1999. The options listed below are included in the Summary Compensation Table above.

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING
                                                                    UNEXERCISED OPTIONS
                                                                    AT FISCAL YEAR-END
NAME                                                          (EXERCISABLE/UNEXERCISABLE)(1)
----                                                          -------------------------------
Brad E. Hollinger...........................................   175,000     (37,500/137,500)
Stephen G. Marcus...........................................   210,000     (37,500/172,500)
Brian L. Barth..............................................   101,250     (16,876/84,374)
Russell A. DiGilio..........................................   123,750     (84,376/39,374)
David K. Barber.............................................    28,125     (6,563/21,562)
Paul A. Kruis...............................................   180,000     (180,000/0)(2)

---------------
(1) The fair market value of the underlying securities did not exceed the exercise price of the unexercised options held at June 30, 1999.

(2) The options granted fully vested and are exercisable until July 15, 2000 pursuant to Mr. Kruis' separation agreement with the Company subject to the provisions of the Incentive Plan.

EMPLOYMENT AGREEMENTS

     Employment Agreement with the Chief Executive Officer. The Company is party to an employment agreement with Mr. Hollinger that became effective as of August 1, 1996 and expires on July 31, 2001, subject to annual extensions thereafter. Pursuant to the employment agreement, for Fiscal 1999 and thereafter, Mr. Hollinger received, and is to receive, an annual salary of $225,000. For each fiscal year of the Company throughout the term of the agreement, Mr. Hollinger is also entitled to receive an annual bonus in an amount not less than 75% of his base salary upon achievement by the Company of certain levels of pre-tax earnings to be determined by the Board of Directors. If the level of earnings exceeds the level determined by the Board for a fiscal year, the Board may award Mr. Hollinger additional bonus compensation. Pursuant to the employment agreement, the Company granted to Mr. Hollinger as of August 1, 1996 the right to purchase 37,500 shares of Common Stock at a purchase price of $2.00 per share and, as of June 30, 1997, the right to purchase an additional 37,500 shares of Common Stock at a per share purchase price equal to the fair market value of a share of Common Stock on June 30, 1997, which was $6.67 per share. These options are generally to vest in accordance with the Incentive Plan (including the Change of Control acceleration provision contained in such plan), provided that if Mr. Hollinger terminates his employment for Good Reason (as defined in the employment agreement, which includes the occurrence of a Change in Control as Good Reason), the options are to become fully vested and exercisable as of the date of such termination and may be exercised within one year following such termination. In addition, if Mr. Hollinger terminates his employment for Good Reason (including upon the occurrence of a Change in Control), he will be entitled to receive a cash payment within 10 days of such termination equal to three times his annual compensation plus the amount of any bonus for that year.

     Employment Agreements, Termination of Employment and Change in Control Arrangements with Other Named Executive Officers. The Company is a party to an employment agreement with Mr. Marcus dated November 24, 1997, that contemplates a three year term expiring on January 4, 2001, subject to three year extensions thereafter unless either party gives a 180 day notice of nonrenewal prior to the expiration of the then current term. Pursuant to the employment agreement, Mr. Marcus is entitled to receive an annual salary of $170,000 for the first year of the agreement, which annual salary is to be increased in the second year to $200,000 and thereafter adjusted annually in an amount equal to 10% per year. For each fiscal year of the Company throughout the term of the agreement, Mr. Marcus is also entitled to receive an annual bonus of up to 50% of his base salary based upon his performance of stated objectives and the Company's achievement of certain levels of pre-tax earnings to be determined by the Board of Directors. Pursuant to the employment agreement, the Company granted Mr. Marcus the right to purchase 150,000 shares of Common Stock at a purchase price of $6.50, the fair market value of a share of Common Stock on January 5, 1998. On each anniversary date of the employment agreement, the Company has agreed to grant Mr. Marcus the right to purchase additional shares of Common Stock in an amount of not less than 30,000 shares annually. These options are generally to vest in accordance with the Incentive Plan (including the Change of Control acceleration provision contained in such plan), provided that if the Company terminates Mr. Marcus for reasons other than for cause, does not renew the agreement or experiences a Change in Control (as defined in the employment agreement), the options will become fully vested and exercisable in accordance with the Incentive Plan. In addition, in the event of a change of control, termination by the Company without cause within a specified period following the Change in Control or nonrenewal of the agreement by the Company, Mr. Marcus will be entitled to receive a cash payment within 15 days of such termination equal to three times his annual compensation plus the amount of any bonus for that year and to participate in the Company's health care benefits for one year following such termination, or, at the Company's option, receive the cash value of such benefits in a lump sum payable within 15 days of his termination.

     Mr. Barth resigned from the Company effective August 15, 1999. Mr. Barth was a party to an employment agreement with the Company. The Company is a party to a separation agreement with Mr. Barth dated August 23, 1999 that supersedes his employment agreement and provides for him to receive certain severance benefits. Mr. Barth received a lump sum payment of $75,000 (less applicable withholdings and deductions) on September 26, 1999. Mr. Barth will also receive severance pay at his final base salary of $170,000, paid semi-monthly in accordance with the Company's normal payroll practices, commencing August 15, 1999 and continuing through August 14, 2000. Mr. Barth's stock options representing an aggregate of 71,250 shares of Common Stock will continue to vest in accordance with their scheduled terms and will be exercisable until August 15, 2000, subject to the provisions of the Incentive Plan. Mr. Barth's stock options representing an aggregate of 30,000 shares of Common Stock vest immediately and will be exercisable until November 15, 1999, subject to the provisions of the Incentive Plan. The Company agreed to forgive the outstanding principal balance of $7,000 that Mr. Barth owed to the Company under a promissory note dated April 1, 1996 in the original principal amount of $20,000. As consideration for Mr. Barth's severance benefits, commencing August 15, 1999 and continuing through August 15, 2000, Mr. Barth is prohibited from (i) soliciting Company Customers (as defined in the separation agreement) or any present employees of the Company and (ii) engaging in any Business Activity (as defined in the separation agreement) in competition with the Company or its Affiliates (as defined in the separation agreement). The separation agreement also contains mutual release provisions that govern each party's respective rights to bring future claims against the other party.

     Mr. DiGilio is a party to a change in control agreement with the Company dated September 23, 1998 that provides in the event of a Change in Control (as defined in the agreement) of the Company that results in Mr. DiGilio's position being diminished in scope of authority and responsibilities or a change in reporting responsibility, or if he is terminated without cause, in each case within a specified period following the Change in Control, Mr. DiGilio is entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to two times his annual compensation then in effect plus the maximum amount of his potential annual bonus percentage payable for the year in which the event occurred. In addition, all outstanding stock options granted to Mr. DiGilio under the Incentive Plan will vest immediately and will be exercisable subject to the provisions of the Incentive Plan.

     Mr. Barber is a party to a change in control agreement with the Company dated September 23, 1998 that provides in the event of a Change in Control (as defined in the agreement) of the Company that results in Mr. Barber's position being diminished in scope of authority and responsibilities or a change in reporting responsibility, or if he is terminated without cause, in each case within a specified period following the Change in Control, Mr. Barber is entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to two times his annual compensation then in effect plus the maximum amount of his potential annual bonus percentage payable for the year in which the event occurred. In addition, all outstanding stock options granted to Mr. Barber under the Incentive Plan will vest immediately and will be exercisable subject to the provisions of the Incentive Plan.

     Mr. Kruis resigned from the Company effective February 12, 1999. The Company was a party to an offer letter dated October 3, 1997 and a change in control agreement dated November 5, 1998 with Mr. Kruis. The Company is a party to a separation agreement with Mr. Kruis dated July 13, 1999 that supersedes his prior agreements with the Company and provides for him to receive certain severance benefits. Mr. Kruis is receiving severance pay at his final base salary of $160,000, paid semi-monthly in accordance with the Company's normal payroll practices, commencing February 12, 1999 and continuing through May 11, 2000. The separation agreement provides that Mr. Kruis' stock options, representing an aggregate of 180,000 shares of Common Stock vest immediately and will be exercisable until July 15, 2000 subject to the provisions of the Incentive Plan. The separation agreement also contains mutual release provisions that govern each party's respective rights to bring future claims against the other party.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee is responsible for reviewing and approving the compensation of the Company's executive officers and for determining the Company's general compensation policies. The Committee also administers the Incentive Plan.

     Executive Compensation Philosophy. The Committee endeavors to ensure that the compensation programs for the executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with the overall performance of the Company as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses and stock options, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

     In determining the level and composition of compensation for the executive officers of the Company, the Committee considers various corporate and individual performance measures. The Committee also evaluates other external factors such as market conditions as well as compensation practices and financial performance of other companies in the assisted living industry.

     Executive Compensation Components. The key components of the Company's compensation policy are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of the Company's stockholders. The Committee reviews each component of executive compensation on an annual basis.

     Base Salary. During Fiscal 1999, all base salaries for executive officers were maintained at the levels established by the Committee for Fiscal 1998.

     Annual Incentive Payments. Bonus payments to executive officers are based upon a combination of the Company's performance and the individual officer's achievement of pre-established performance goals. The Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment by the Company and the individual of specific performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Committee establishes potential bonuses for executive officers based upon achievement by the Company and the individual of certain performance criteria. Based on the combined performance of the Company and the executive officers for Fiscal 1998, executive officers received bonus payments for Fiscal 1998 that were paid in Fiscal 1999. Based on the Company's earnings performance for Fiscal 1999, executive officers did not receive any bonus payments for Fiscal 1999.

     Equity Participation Through Stock Options. The Committee believes that equity participation is a key component of its executive compensation policy. The use of stock-based awards provides a long-term link between the result achieved for the Company's stockholders and the rewards provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the

Company's growth and profitability. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock options, in particular, provide an effective incentive for management to create stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation of the price of the Company's Common Stock occurs over a number of years.

     In Fiscal 1999, options to purchase a total of 295,000 shares of the Company's Common Stock were granted to the Company's named executive officers (including the Chief Executive Officer) with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant. To encourage long-term performance, these options vest cumulatively in four annual installments of 25% and expire ten years from the date of the grant.

     The Committee granted these stock options in recognition of the significant efforts expended by the executive officers in connection with the implementation of the Company's growth strategy. The Committee granted options to the executive officers based upon its judgment that the grants were appropriate and desirable considering the executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skill and leadership.

     Compensation of Chief Executive Officer. The base salary of Brad E. Hollinger, President, Chief Executive Officer and Chairman of the Board, was established as a result of the Committee's evaluation of Mr. Hollinger's performance, as well as the performance of the Company as a whole. For services rendered in Fiscal 1999, Mr. Hollinger received an annual base salary of $225,000. Mr. Hollinger also received a bonus of $150,000 for Fiscal 1998 that was paid in Fiscal 1999 due to the Company's achievement of certain earnings per share goals established by the Committee and Mr. Hollinger's efforts and leadership in implementing the Company's growth strategy during Fiscal 1998. Mr. Hollinger was not awarded an annual bonus payment for Fiscal 1999 due to the Company's earnings performance for the year.

     Under the Omnibus Budget Reconciliation Act of 1993, publicly held companies may not deduct compensation paid to a company's chief executive officer and the four other highest-paid executive officers to the extent that such compensation exceeds $1 million in any year for each such officer, unless such compensation qualifies as "performance-based." The Company was not affected by this limitation for the 1999 tax year. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                         David L. Goldsmith
                                          Edward R. Stolman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to his resignation in February 1999, Mr. Brennan was a member of the Compensation Committee. Mr. Brennan received a warrant in August 1996 to purchase 138,000 shares of Common Stock of the Company at a purchase price of $3.00 per share. The warrant has a ten year term and may be exercised at any time.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the performance of the Company's Common Stock against the AMEX Composite Stock Index and a peer group index for the period commencing with the Company's initial public offering on February 11, 1998 and ending June 30, 1999. The peer group consists of Assisted Living Concepts, Inc., Alternative Living Services, Inc., American Retirement Corporation, ARV Assisted Living, Inc., Brookdale Living Communities, Inc., Capital Senior Living Corporation, CareMatrix Corporation, Emeritus Assisted Living, Karrington Health, Inc., Regent Assisted Living, Inc. and Sunrise Assisted Living, Inc. One company (Atria Communities, Inc.) was excluded from the peer group as it is no longer a public reporting company.

     The graph assumes that $100 was invested on February 11, 1998, and that dividends were reinvested.
[Stock Performance Graph]

BALANCED CARE CORPORATION                                                AMEX INDEX                         PEER GROUP
-------------------------                                                ----------                         ----------
100                                                                        100.00                             100.00
117.31                                                                     103.18                             100.72
151.92                                                                     108.37                             108.52
126.92                                                                     109.09                             108.41
123.08                                                                     104.42                              85.91
109.62                                                                     105.40                              90.73
100                                                                        103.20                              84.56
81.73                                                                       82.57                              65.17
94.23                                                                       90.75                              81.17
114.42                                                                      94.31                              86.83
107.69                                                                      96.97                              89.29
123.08                                                                     100.68                             103.24
107.69                                                                     104.46                              91.13
34.62                                                                      102.04                              77.16
42.31                                                                      103.79                              76.69
35.58                                                                      113.54                              76.00
36.54                                                                      113.80                              66.30
30.77                                                                      116.60                              61.85

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY; LEGAL PROCEEDINGS

     Brad Hollinger, President, Chief Executive Officer and Chairman of the Board, was the sole member of Financial Care Investors, LLC, a Delaware limited liability company ("FCI"). FCI owns six Operator/Lessees (collectively, the "FCI Subsidiaries") that entered into management agreements, option agreements, and other transaction documents with the Company, and facility lease agreements with a Real Estate Investment Trust ("REIT") in September 1998. Effective September 30, 1999, FCI redeemed Mr. Hollinger's equity interests for nominal consideration and sold the equity interests to a group of third party investors.

     Mr. Hollinger, without admitting or denying the allegations, settled a proposed civil action brought by the SEC contending that he violated certain federal securities laws in connection with trading in the common stock of Continental Medical Systems, Inc. prior to its merger with Horizon Healthcare, Inc. in 1995. The SEC approved the settlement on May 12, 1998, which consisted of the entry of an order enjoining Mr. Hollinger from future violations of such securities laws and the payment of $21,625, representing profits allegedly realized by him and a family member, plus interest, and a civil monetary penalty in an amount equal to such payment, plus interest.

     Bill R. Foster, Sr., a director of the Company until October 1999, received $435,279 for leasing to the Company two assisted living facilities in Springfield and Nevada, Missouri and the Company's regional headquarters in Springfield, Missouri at an annual rental of $194,454, $188,325 and $52,500, respectively.

     Pier Borra, a director of the Company, is a party to a consulting agreement with the Company to provide investor relations, tactical planning and other consulting services. In consideration, for each hour of service not to exceed 120 hours per year, Mr. Borra is granted a non-qualified stock option for 250 shares of the Company's Common Stock, subject to the terms and conditions pertaining to "Independent Contractors" under the Company's Incentive Plan. During Fiscal 1999, Mr. Borra was granted a non-qualified stock option for 30,000 shares of the Company's Common Stock at an exercise price of $2.53 per share.

     As of September 1, 1999, Meditrust was the beneficial owner of more than five percent of the Common Stock. See "Security Ownership." The Company has developed 23 assisted living facilities that are owned by Meditrust. Of these 23 facilities (19 in operation and 4 under construction), 18 are leased from Meditrust by third party operators and managed by the Company pursuant to management agreements, and 5 are leased directly from Meditrust by the Company. In addition, the Company has seven facilities in operation leased by the Company from Hawthorn Health Properties, Inc. that are mortgaged in favor of Meditrust and one assisted living facility in operation that is leased by the Company from Meditrust. Meditrust's investment in these facilities is approximately $164 million. Previously, the Company had two facilities in operation that were owned by the Company and mortgaged in favor of Meditrust. In July 1999, the Company satisfied its outstanding obligations under the two mortgages in favor Meditrust, for which Meditrust received $3,647,684.

     Robin Barber, sister-in-law of Brad E. Hollinger, has been employed by the Company as Director of Legal Services since 1996, Vice President and Senior Counsel since September 1997, and Senior Vice President and Legal Counsel since February, 1999. During Fiscal 1999, Ms. Barber received an annual salary of $95,083 and a bonus of $20,000.

     Scott J. Hollinger, brother of Brad E. Hollinger, has been employed by the Company as a Construction Project Manager since December 1996 and
Director--Project Management since July 1998. During Fiscal 1999, Scott J. Hollinger received an annual salary of $65,000 and a bonus of $15,750.

     Deborah Myers Welsh, spouse of Brad E. Hollinger, entered into a consulting agreement with the Company on February 3, 1997 to provide legal services at the rate of $90 per hour not to exceed 30 hours per week for 50 weeks. Ms. Welsh received $101,205 under such arrangement during Fiscal 1999.

     See also "Compensation Committee Interlocks and Insider Participation."

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of October 12, 1999 by each person or group known by the Company to beneficially own more than five percent of outstanding Common Stock, each director, nominee for director and the Named Executive Officers, and by all directors and executive officers as a group. Beneficial ownership was calculated on the basis of the amount of outstanding securities, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of October 12, 1999, there were 16,722,846 outstanding shares of Common Stock and 3,300,000 shares of Series C Preferred Stock.

                                                                         AMOUNT AND
                                                                         NATURE OF
                                                                         BENEFICIAL      PERCENT OF
     TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP         CLASS
     --------------       ---------------------------------------------  ----------      ----------
Series C Preferred Stock  IPC Advisors S.A.R.L.........................  3,300,000(1)      100.00%
                            38-40 Rue Sainte Zithe
                            L-2763 Luxembourg
Common Stock              Astoria Capital Partners, L.P................  1,773,600          10.61%
                            6600 SW Ninety-Second Avenue
                            Suite 370
                            Portland, OR 97223
Common Stock              Meditrust Corporation........................  1,086,179(2)        6.50%
                            197 First Avenue
                            Needham Heights, MA 02194
Common Stock              Henry L. Hillman, Elsie Hilliard Hillman and
                          C.G. Grefenstette, Trustees..................  1,735,000(3)       10.38%
                            1900 Grant Building
                            Pittsburgh, PA 15129
Common Stock              John M. Brennan..............................  1,237,051(4)        7.34%
                            Brennan Holdings
                            11212 Mann Road
                            Mooresville, IN 46158
Common Stock              Brad E. Hollinger............................    838,835(5)        5.00%
                            2850 Ford Farm Road
                            Mechanicsburg, PA 17055
Common Stock              Paul Reichmann...............................     15,000(6)           *
Common Stock              Barry Reichmann..............................     15,000(7)           *
Common Stock              Manfred J. Walt..............................     15,000(8)           *
Common Stock              George Kuhl..................................     15,000(9)           *
Common Stock              David L. Goldsmith...........................     55,663(10)          *
Common Stock              Edward R. Stolman............................     19,250(11)          *
Common Stock              George H. Strong.............................     46,250(12)          *
Common Stock              Pier C. Borra................................     55,000(13)          *
Common Stock              Stephen G. Marcus............................     45,000(14)          *
Common Stock              Brian L. Barth...............................    169,688(15)       1.01%

                                                                         AMOUNT AND
                                                                         NATURE OF
                                                                         BENEFICIAL      PERCENT OF
     TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP         CLASS
     --------------       ---------------------------------------------  ----------      ----------
Common Stock              Russell A. DiGilio...........................     94,313(16)          *
Common Stock              David K. Barber..............................     81,867(17)          *
Common Stock              Paul A. Kruis................................    192,923(18)       1.14%
Common Stock              All Directors and Executive Officers as a
                            Group (15 persons)(19).....................  1,695,427(20)       9.94%

---------------
  *  Indicates ownership of less than 1% of the Common Stock.

 (1) Represents securities convertible into approximately 3,300,000 shares of Common Stock at the option of the holder. Does not include 3,905,892 shares of Common Stock owned by the Voting Stockholders over which IPC has voting control only. IPC disclaims beneficial ownership of the 3,905,892 shares of Common Stock.

 (2) Includes 465,124 shares held subject to warrants owned by Meditrust Mortgage Investments, Inc. and 289,743 shares held subject to warrants owned by New Meditrust Company LLC, each wholly-owned subsidiaries of Meditrust Corporation.

 (3) Consists of 1,000,000 shares held by trust for the benefit of Henry L. Hillman (the "HLH Trust") and 525,000 shares owned by Juliet Challenger, Inc., an indirect wholly-owned subsidiary of The Hillman Company ("THC"). THC is controlled by the HLH Trust. The Trustees of the HLH Trust are Henry
     L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust and the assets of THC. Also includes an aggregate of 210,000 shares held by four trusts for the benefit of the members of the Hillman family, as to which the HLH Trustees (other than Mr. Grefenstette, who is one of the trustees of such family trusts) disclaim beneficial ownership.

 (4) Includes 138,000 shares held subject to warrants.

 (5) Includes 59,375 shares held subject to stock options. Also includes 1,150 shares held jointly by Brad E. Hollinger and his spouse, 5,250 shares subject to Mr. DiGilio's right to purchase. Does not include 20,000 shares held by Mr. Hollinger's spouse subject to stock options. Mr. Hollinger disclaims beneficial ownership as to the 20,000 shares held by his spouse subject to stock options.

 (6) Includes 15,000 shares held subject to stock options.

 (7) Includes 15,000 shares held subject to stock options.

 (8) Includes 15,000 shares held subject to stock options.

 (9) Includes 15,000 shares held subject to stock options.

(10) Includes 34,413 shares owned by the Goldsmith Family Trust. As the co-trustee, Mr. Goldsmith has voting and investment power with respect to the shares held by the trust and may be deemed to have indirect beneficial ownership of them. Also includes 21,250 shares held subject to stock options.

(11) Includes 3,000 shares owned by The Stolman Family Trust. Also includes 16,250 shares held subject to stock options.

(12) Includes 8,750 shares held subject to stock options.

(13) Includes 45,000 shares held subject to stock options.

(14) Includes 45,000 shares held subject to stock options.

(15) Includes 3,750 shares held by The Brian L. Barth and Lori A. Barth Irrevocable Children's Trust, for which Mr. Barth's sister-in law is trustee. Mr. Barth disclaims beneficial ownership as to such shares. Also includes 60,938 shares held subject to stock options.

(16) Includes 5,250 shares subject to a right to purchase from Mr. Hollinger. Also includes 89,063 shares held subject to stock options.

(17) Includes 10,313 shares held subject to stock options.

(18) Includes 6,000 shares held in managed accounts for Mr. Kruis' nephews. As trustee, Mr. Kruis disclaims beneficial ownership as to such shares. Also includes 180,000 shares held subject to stock options.

(19) Includes directors and officers as of October 12, 1999. John M. Brennan resigned as a director in February 1999. Bill R. Foster and Raymond E. Schultz resigned as directors effective October 11, 1999. Due to managerial changes in connection with the Company's restructuring during Fiscal 1999, as of August 9, 1999, Russell A. DiGilio, David K. Barber, Douglas L. Brewer, and Mark S. Moore were no longer considered "executive officers" of the Company. Gary W. Anderson was appointed Executive Vice President - Operations of the Company on August 15, 1999. Paul A. Kruis and Brian L. Barth resigned as executive officers effective February 12, 1999 and August 15, 1999, respectively.

(20) Includes 381,909 shares held subject to stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Commission and the AMEX. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Mr. Goldsmith filed a Form 5 after the required due date to reflect the transfer of previously reported shares to a family trust. In making these statements, the Company has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of the Company's Common Stock have filed with the Commission.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Proxy Statement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "believe," and "expect" and similar expressions, as they relate to the Company or management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis addresses the Company's results of operations on a historical basis for the three-month periods ended September 30, 1999 and 1998, and for the years ended June 30, 1999, 1998 and 1987, and the Company's liquidity and capital resources. This information should be read in conjunction with the Company's consolidated financial statements contained elsewhere in this report. This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those disclosed in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 1999 as amended

OVERVIEW

     The Company was incorporated in April 1995 and is engaged in the operation and selective development and acquisition of assisted living facilities and other operations which facilitate implementation of the Company's balanced care continuum strategy, such as medical rehabilitation, dementia and Alzheimer's services, home health care and extended care.

     The Company has grown primarily through acquisitions and by designing, developing, operating and managing its Outlook Pointe(R) signature series assisted living facilities. The following table summarizes the Company's operating facilities at September 30, 1999 and 1998:

                                                               SEPTEMBER 30,
                                    -------------------------------------------------------------------
                                                  1999                               1998
                                    --------------------------------   --------------------------------
                                    OWNED   LEASED   MANAGED   TOTAL   OWNED   LEASED   MANAGED   TOTAL
                                    -----   ------   -------   -----   -----   ------   -------   -----
Developed Assisted Living
  Facilities......................   --        6       33       39      --        1       15       16
Acquired Assisted Living
Facilities........................    5       13       --       18      13       12       --       25
Skilled Nursing Facilities........    2       11       --       13       3       10       --       13
Independent Living Facilities.....   --        4       --        4      --        4       --        4
                                     --       --       --       --      --       --       --       --
                                      7       34       33       74      16       27       15       58
                                     ==       ==       ==       ==      ==       ==       ==       ==

     As of September 30, 1999, the Company had operations in Pennsylvania, Missouri, Arkansas, Virginia, Ohio, North Carolina, Tennessee, West Virginia, Florida, Maryland and Indiana. These operating facilities have a capacity for 3,568 assisted living residents, 1,304 skilled nursing patients and 117 independent living residents. The Company also operates a home health care agency in Missouri. As of September 30, 1999, the Company has discontinued its own rehabilitation agencies and now exclusively utilizes independent agencies to provide therapy services.

     In addition to the 39 Outlook Pointe(R) signature series assisted living facilities opened as of September 30, 1999, the Company has signed agreements to develop and manage an additional 13 assisted living facilities currently under construction, which are scheduled to open at various dates through April 2000.

     The Company generates revenue from four primary sources: patient services, resident services, development fees and management fees. Patient services revenues include charges for room and board, rehabilitation therapies, pharmacy, medical supplies, subacute care, home healthcare, and other programs provided to patients in skilled nursing facilities as well as rehabilitation and homehealth services provided to assisted living facility residents. Resident services include all revenue earned from services provided by the Company's licensed agencies which are included in patient services revenues. Development fees and management fees are earned for developing and managing assisted living facilities for REITs and other owners or lessees. As the Company continues to implement its business plan, management believes that the mix of the Company's revenues will continue to change and that revenues from assisted living resident services will increase as a percentage of total revenues.

     The Company classifies its operating expenses into the following categories: (i) facility operating expenses, which include labor, food, marketing, rehabilitation therapy costs and other direct facility expenses; (ii) development, general and administrative expense, which primarily include corporate office expenses, regional office expense, development expenses and other overhead costs; (iii) provisions for losses, which include losses relating to working capital advances made under shortfall funding agreements; (iv) lease expense, which includes rent for the facilities operated by the Company as well as corporate office and other rent; and (v) depreciation and amortization.

RECENT DEVELOPMENTS

     In October 1999, the Company entered into a Subscription Agreement (the "Subscription Agreement") with IPC Advisors S.A.R.L., a Luxembourg Company ("IPC"), under which IPC agreed to make an equity investment of approximately $21.0 million in the Company, in two tranches (the "Transaction"). Under the first tranche, which closed on October 11, 1999, the Company issued to IPC 3,300,000 shares of Series C Convertible Preferred Stock, par value $.001 (the "Series C Preferred Stock"), at a price per share of $1.25 for an aggregate purchase price of $4,125,000. Under the second tranche, which is subject to approval by a majority of the stockholders of the Company, the Company will issue to IPC 13,400,000 shares of common stock, par value $.001 (the "Common Stock"), at a price per share of $1.25 for an aggregate purchase price of $16,750,000. If stockholder approval is received, the outstanding shares of Series C Preferred Stock will automatically convert into 3,300,000 shares of Common Stock, and IPC will own approximately 49.9% of the outstanding shares of Common Stock of the Company.

     In connection with the Transaction, IPC and certain stockholders of the Company entered into a Voting Agreement dated October 8, 1999 (the "Voting Agreement"). Under the Voting Agreement, the stockholders, who own 3,905,892 shares of the Company's Common Stock, have agreed to vote their shares in favor of the second tranche of the Transaction. The shares subject to the Voting Agreement represent 23.36% of the Company's outstanding Common Stock. Also in connection with the Transaction the Company and IPC entered into a Registration Rights Agreement dated October 8, 1999 (the "Registration Rights Agreement"). Under the Registration Rights Agreement, IPC is entitled to certain demand and piggyback registration rights with respect to the shares of Common Stock issued to IPC in the Transaction.

STRATEGIC CHANGES AND CHARGES TO OPERATIONS

     The Company's development activities are significantly affected by volatility in the capital markets and specific transaction terms which affect the Company's ability to utilize non-binding financing commitments from Real Estate Investment Trusts ("REITs") and other lenders. More specifically, the availability of REIT financing has become substantially limited for new assisted living construction. Furthermore, the ability of the Company to negotiate acceptable transaction terms and to currently recognize income on development fees has become increasingly difficult due to accounting pronouncements and guidance issued by the Emerging Issues Task Force ("EITF") and the Securities and Exchange Commission staff. Finally, the Company's leverage (i.e. debt and other financial commitments in relation to equity) has increased due to its extensive use of operating leases to finance the construction of its Outlook Pointe(R) assisted living facilities.

     As a direct result of the foregoing, the Company has been unable to obtain financing on acceptable terms to continue development of its Outlook Pointe(R) signature series assisted living facilities. In recognition of these events and circumstances, in Fiscal 1999, the Company (i) concluded that development fees on new projects would not qualify for income recognition under contract terms considered acceptable by management; (ii) decided to emphasize the focus of management's efforts on the operations of existing facilities and/or facilities which are under construction; (iii) decided to substantially reduce its development activities with respect to new sites and projects; and (iv) recorded a provision for losses on development activities of $13,050,000. This provision is based on management's evaluation of capitalized costs, including land option payments and includes substantially all of the previously capitalized costs relating to the precontract phase of development activities. Management has taken these steps to focus on building market share in existing markets, to channel its financial and human resources into meeting facility occupancy goals, and to build brand recognition throughout the Balanced Care continuum of services. The Company had 18 assisted living facilities under construction at June 30, 1999, all with financing agreements. If and when, capital becomes available to the Company on acceptable terms, the Company expects to implement a program of limited development consisting of approximately four to five projects per quarter that meet the Company's development standards.

     Due to the downscaling of development activity of the Company's Outlook Pointe(R) facilities, management adopted a corporate restructuring plan in Fiscal 1999 affecting certain departments and staff positions. This restructuring plan resulted in non-recurring charges of approximately $1,600,000, representing the estimated costs of employee terminations and related costs to exit these activities. The Company expects these actions to reduce development, general and administrative expenses by approximately $2,000,000 annually. The cost savings will be partially offset by incremental increases in development general and administrative expenses related to the Company's increased investment in marketing and regional operating positions.

     In addition to the charge of $13,050,000 related to the reduction of development activities, certain of the Outlook Pointe(R) signature series assisted living facilities had experienced slower than budgeted census ramp ups and, as a result, incurred greater than budgeted negative cash flows from start up operations. During Fiscal 1999, the Company incurred losses related to obligations under the shortfall funding agreements (discussed in more detail under "Business-Development" in Part I of this report) in the amount of $4,660,000 to fund the additional working capital needs of these managed facilities. This amount has been charged to operations as a provision for losses under the shortfall funding agreements and recorded as an allowance against receivables on advances to Operator/Lessees.

     Of the 52 Outlook Pointe(R) facilities open (34) or under construction (18) and managed by the Company at June 30, 1999, the Company estimates it may be required to make future working capital shortfall contributions in connection with 28 managed projects. The Company estimates that it may be required to make additional funding advances of $3,000,000 through June 30, 2000. The additional working capital needs relate primarily to projects that closed on construction financing on or before March 31, 1998.

CENSUS TRENDS

     Operationally, the Company continues to see the results of its emphasis on operations and marketing implemented in the fiscal year ended June 30, 1999. The Company has improved their average census absorption rate at the Outlook Pointe(R) signature series assisted living communities from 6.28 residents per building for the quarter ended September 30, 1998 to 12.0 for the last 3 months. The Company attributes this improvement to its increased investment in marketing, a new professionally trained and managed sales team, and a focused community outreach initiative over the past 10 months. The Company believes the positive effects of the marketing and sales training program and the refined positioning of the product in the marketplace will continue to increase the Company's average quarterly census absorption rate.

     The following table sets forth, for the periods indicated, certain assisted living resident capacity and occupancy data for the date indicated:

                                         SEPTEMBER 30, 1999                 SEPTEMBER 30, 1998
                                  --------------------------------   --------------------------------
                                      STABLE       STABLE                STABLE       STABLE
                                  COMMUNITIES(1)   BEDS(1)   TOTAL   COMMUNITIES(1)   BEDS(1)   TOTAL
                                  --------------   -------   -----   --------------   -------   -----
End of Period Capacity
Owned...........................         5            332      332          6            455      455
Leased..........................        23          1,136    1,136         17            746      746
Managed.........................         7            416    2,217         --             --      869
                                        --          -----    -----         --          -----    -----
Total...........................        35          1,884    3,685         23          1,201    2,070
                                        ==          =====    =====         ==          =====    =====
End of Period Occupancy
Owned...........................                       88%      88%                       87%      87%
Leased..........................                       89%      89%                       89%      89%
Managed.........................                       75%      47%                       --       39%
                                                    -----    -----                     -----    -----
Total...........................                       86%      64%                       88%      68%
                                                    =====    =====                     =====    =====

---------------
(1) Includes communities or expansions thereof that have (i) achieved 90% occupancy; (ii) have been opened at least 15 months; or (iii) were acquired as mature properties.

     The above data does not contain divested communities.

SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual and interim financial statements issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     In Fiscal 1999, the Company had three primary reportable segments: (i) Resident Services which includes all assisted living and independent living services, and the management of assisted living facilities, (ii) Patient Services which includes skilled nursing services, home health services, and medical rehabilitation services, and (iii) Development. No other individual business segment exceeds the 10% quantitative thresholds of SFAS No. 131.

     See Note 20 to the Consolidated Financial Statements for financial data for each of the Company's operating segments.

RESULTS OF OPERATIONS

     The following tables sets forth, for the periods indicated, certain data as a percentage of total revenue:

                                                              THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
STATEMENT OF OPERATIONS DATA:
Patient services............................................   59.8%       51.8%
Resident services...........................................   37.3        24.8
Development fees............................................    2.2        22.1
Management fees.............................................    0.5         1.2
Other.......................................................    0.2         0.1
                                                              -----       -----
Total revenue...............................................  100.0%      100.0%
Operating expenses:
  Facility operating expenses...............................   77.2        59.7
  Development, general and administrative expense...........   14.0        15.3
  Charges under shortfall funding agreements................    4.3          --
  Lease expense.............................................   18.6        10.0
  Depreciation and amortization expense.....................    4.0         2.1
                                                              -----       -----
Income (loss) from operations...............................  (18.1)       12.9
Other income (expense)......................................   (1.9)        0.8
                                                              -----       -----
Income (loss) before income taxes and extraordinary item....  (20.0)       13.7
Provision for income taxes..................................     --         5.6
                                                              -----       -----
Income (loss) before extraordinary item.....................  (20.0)        8.1
Extraordinary loss on extinguishment of debt................   (4.0)         --
                                                              -----       -----
Net income (loss)...........................................  (24.0)        8.1
                                                              =====       =====

                                                              1999     1998     1997
                                                              -----    -----    -----
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................  100.0%   100.0%   100.0%
Operating expenses:
  Facility operating expenses...............................   70.7     70.0     80.6
  Development, general and administrative expenses..........   16.3     13.4     11.4
  Provision for losses on development activities............   16.6       --       --
  Provision for losses under shortfall funding agreements...    6.0       --       --
  Provision for losses under severance agreements...........    2.0       --       --
  Bad debt expense..........................................    2.6      0.8      0.1
  Lease expense.............................................   13.7     10.6     11.0
  Depreciation and amortization.............................    2.7      2.4      1.4
  Write-down of long-lived assets...........................     --       --      3.2
                                                              -----    -----    -----
Income (loss) from operations...............................  (30.6)     2.8     (7.7)
Other income (expense):
  Interest and other income.................................    1.0      0.8      0.5
  Interest expense..........................................   (0.8)    (2.0)    (1.8)
  Gain (loss) on sale of assets.............................   (0.4)     3.2       --
                                                              -----    -----    -----
Income (loss) before income taxes...........................  (30.8)     4.8     (9.0)
Provision for income taxes..................................   (0.7)     0.8      0.1
                                                              -----    -----    -----
Net income (loss)...........................................  (30.1)     4.0     (9.1)
                                                              =====    =====    =====

THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998

     Total Revenue. Total revenue for the three months ended September 30, 1999 decreased by $5,394,000 to $18,477,000 compared to $23,871,000 for the three months ended September 30, 1998. This decrease is primarily attributable to: (i) a $4,866,000 decrease in development fees due to a reduction in development activities; (ii) a decrease in patient service revenue of $1,162,000 due to the change in the billing rates for Medicare Part B charges adopted by the Balanced Budget Act (approximately $830,000) and a lower census (resulting in reduced revenue of $200,000); and (iii) a $627,000 decrease in resident service revenue due to the sale of the Wisconsin assisted living facilities. The decrease in revenues was partially offset by the increase in resident service revenues of $1,575,000 which resulted primarily from the acquisition of special purpose entities. Patient services comprised 60% and 52% of total revenues for the three months ended September 30, 1999 and 1998, respectively.

     Operating Expenses. Facility operating expenses for the three months ended September 30, 1999 decreased by $10,000 to $14,250,000 from $14,260,000 for the three months ended September 30, 1998. The decrease was primarily related to:
(i) decreased costs of $831,000 for the skilled nursing facilities, due primarily to cost reducing efforts in the area of therapy delivery and (ii) reduced expenses of $595,000 relating to the divested Wisconsin assisted living facilities. These decreases were partially offset by increased facility operating expenses at assisted living facilities of $1,374,000, primarily related to the acquisition of special purpose entities. As a percentage of total revenue, facility operating expenses were 77% for the three months ended September 30, 1999, and 60% for the three months ended September 30, 1998. The percentage increased due primarily to the change in development fees.

     Development, general and administrative expenses decreased by $1,048,000 to $2,594,000 for the three months ended September 30, 1999 from $3,642,000 for the three months ended September 30, 1998. The decrease in 1999 is primarily due to the implementation of the Company's corporate restructuring and cost reduction plan. As a percentage of total revenue, these expenses decreased to 14% for the three months ended September 30, 1999 from 15% for the three months ended September 30, 1998.

     The provision for losses under shortfall funding agreements increased to $800,000 for the three months ended September 30, 1999 from $0 for the three months ended September 30, 1998. Of the 52 Outlook Pointe(R) signature series assisted living facilities under construction, managed or leased by the Company at September 30, 1999 (13 under construction and 39 opened), the Company estimates it may be required to make future working capital contributions in connection with 28 managed projects. In addition to the $800,000 of shortfall contributions incurred during the first fiscal quarter ($5,460,000 of cumulative losses through September 30, 1999), the Company estimates that it may be required to fund an additional $2.0 to $2.5 million of working capital through June 30, 2000. The additional working capital needs relate primarily to projects that closed on construction financing on or before March 31, 1998.

     Lease expense increased to $3,439,000 for the three months ended September 30, 1999 from $2,389,000 for the three months ended September 30, 1998, an increase of $1,050,000. This increase is attributed to the acquired special purpose entities, additional contingent rents for assisted living facilities and skilled nursing facilities and the sale/leaseback of two facilities. As a percentage of total revenue, these expenses totaled 18.6% for the three months ended September 30, 1999 and 10.0% for the three months ended September 30, 1998.

     Depreciation and amortization increased by $234,000 to $740,000 for the three months ended September 30, 1999 from $506,000 for the three months ended September 30, 1998. This increase resulted primarily from the additional depreciation and amortization related to the acquired, leased or managed facilities.

     Provision for Income Taxes. Income tax expense of $2,000 for three months ended September 30, 1999 resulted from taxable income reported on individual state corporate tax returns in states that do not permit consolidated filings. Income tax expense of $1,333,000 for the three months ended September 30, 1998 is based on the Company's estimated effective tax rate of 40% for the 1999 fiscal year.

     Net Income (Loss). The Company's net income decreased by $6,369,000 to a loss of $4,429,000 for the three months ended September 30, 1999 from a net income of $1,940,000 for the three months ended September 30, 1998. This decrease in net income resulted primarily from: (i) the decrease in pretax contribution of $4,296,000 relating to decreased development activities and management fees; (ii) shortfall funding losses relating to the special purpose entities of $800,000; (iii) decreased contribution of $467,000 from the skilled nursing facilities primarily due to the change in billing rates for Medicare Part B charges; (iv) a charge for the early extinguishment of debt of $739,000 and (v) increased interest expense of $294,000 primarily related to interest in the Line of Credit and new debt.

  YEAR ENDED JUNE 30, 1999 COMPARED TO THE YEAR ENDED JUNE 30, 1998

     Total Revenue. Total revenue for Fiscal 1999 decreased by $10,442,000 to $78,446,000 compared to $88,888,000 for Fiscal 1998. This decrease was the result of: (i) decrease in patient service revenues of $10,195,000, which was primarily the result of PPS and a lower census at the Company's skilled nursing facilities, offset by a $1,393,000 increase due to a skilled nursing facility acquisition on January 1, 1998; and (ii) decreased development fees of $5,486,000 related to the Company's decision to reduce development activities. These decreases were partially offset by additional resident service revenues of $4,509,000, primarily from facilities acquired during, or subsequent to, Fiscal 1998. Patient services comprised 61% and 65% of total revenues for Fiscal 1999 and for Fiscal 1998, respectively. The decrease in this percentage of total revenues was due to the Company's implementation of its business plan, which focuses on assisted living development and operations, and the decrease due to PPS.

     Operating Expenses. Total operating expenses increased by $16,061,000 to $102,469,000 for Fiscal 1999 from $86,408,000 for Fiscal 1998. This increase was primarily attributable to: (i) the provision for losses on termination of development activities of $13,050,000; (ii) increased expenses of $6,224,000 at facilities acquired during or after the year ended June 30, 1998; (iii) the provision for losses under shortfall funding agreements of $4,660,000; (iv) the $1,600,000 provision for severance losses; and (v) a $904,000 increase in development, general and administrative expenses. These increases were partially offset by the decreased operating expenses of

$10,531,000 at the Company's skilled nursing facilities as a result of cost reduction efforts primarily in the area of therapy delivery.

     Facility operating expenses for Fiscal 1999 decreased by $6,724,000 to $55,474,000 from $62,198,000 for Fiscal 1998. The decrease is the result of a cost reduction program and a patient acuity management system put in place at the Company's skilled nursing facilities, which resulted in a reduction in costs of approximately $11,089,000, primarily in the area of therapy delivery. These cost savings were offset by increased costs of $4,674,000 at new assisted living facilities which were acquired during, or after, the December 1997 quarter. As a percentage of total revenue, facility operating expenses were 70.7% for Fiscal 1999, and 70.0% for Fiscal 1998.

     Development, general and administrative expenses increased by $904,000 to $12,781,000 for Fiscal 1999 from $11,877,000 for Fiscal 1998. As a percentage of total revenue, these expenses increased to 16.3% for Fiscal 1999 from 13.4% for Fiscal 1998. The increase was attributable to the growth in the number of facilities owned, leased or managed.

     Information concerning the provision for losses on termination of development activities of $13,050,000, the provision for losses under shortfall funding agreements of $4,660,000 and the provision for severance losses of $1,600,000 are discussed above under "Strategic Changes" and "Charges to Operations".

     Bad debt expense increased by $1,322,000 to $2,044,000 in Fiscal 1999 from $722,000 in Fiscal 1998. The additional expense primarily relates to the therapy receivables, at the Company's skilled nursing facilities and rehabilitation services agencies.

     Lease expense increased by $1,273,000 to $10,715,000 for Fiscal 1999 from $9,442,000 for Fiscal 1998. This increase was primarily the result of rents at acquired facilities and as a result of the sale/leaseback of two owned assisted living facilities, as well as rental increases under lease agreements at existing facilities. As a percentage of total revenue, these expenses totaled 13.7% for Fiscal 1999 and 10.6% for Fiscal 1998.

     Depreciation and amortization decreased by $24,000 to $2,145,000 for Fiscal 1999 from $2,169,000 for Fiscal 1998. The decrease resulted from the sale of the Wisconsin facilities and the sale/leaseback of two facilities.

     Other Income (Expense). Interest and other income for Fiscal 1999 increased by $65,000 to $780,000 from $715,000 in the Fiscal 1998. The increase is primarily attributable to the higher level of invested funds from the proceeds of the Offering in February 1998. Interest expense for Fiscal 1999 decreased by $1,151,000 to $647,000 from $1,798,000 for Fiscal 1998. This was primarily due to the repayment of $29,675,000 in bridge financing borrowed for the purchase of six assisted living facilities and one nursing home between October 1997 and January 1998, and the repayment of $5,019,000 in debt on the Company's Wisconsin assisted living facilities in June 1998. Both loans were repaid from proceeds of the Offering.

     In Fiscal 1999, the Company sold all the fixed assets including land and buildings of two of its facilities: a skilled nursing facility in Bloomsburg, Pennsylvania and an assisted living facility located in Saxonburg, Pennsylvania for net proceeds of approximately $8,901,000 under a sale/leaseback transaction. Also in Fiscal 1999, the Company completed the sale of the assets of its Wisconsin assisted living facilities for net proceeds of approximately $2,726,000. The Wisconsin facilities had been classified as an asset held for sale since June 30, 1997. The sale of the above assets resulted in a loss of $302,000. The gain on sale of assets in Fiscal 1998 was the result of the company's sale of principal assets and operations of a pharmacy in October 1997 for approximately $4,700,000, net of transactions costs. This resulted in a non-recurring gain of $2,858,000.

     Provision for Income Taxes. The provision for income taxes includes an income tax benefit of $555,000 for Fiscal 1999. The Company established a valuation allowance of approximately $8,933,000 for Fiscal 1999. For Fiscal 1998, income tax expense of $680,000 is based on the company's estimated effective tax rate of 16%. The effective rate is lower than the statutory rate due to the reversal of a valuation allowance on deferred tax asset from net operating losses.

     Net Income (Loss). The Company's net loss of $23,637,000 for Fiscal 1999 from a net income of $3,575,000 for Fiscal 1998, is a decrease of $27,212,000. This decrease in net income resulted primarily from: (i) the provisions for losses on termination of development activities, under shortfall funding arrangements and severance of $19,310,000, (ii) reduced profitability from development activities of $6,569,000, (iii) decreased gain on sale of assets of $3,160,000, and (iv) reduced profitability in the Company's skilled nursing facilities of approximately $1,570,000, primarily due to the implementation of PPS and a lower census. These amounts were partially offset by (i) the contribution of $1,994,000 from the assisted living facilities and (ii) reduced income taxes of $1,235,000.

  YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997

     Total Revenue. Total revenue for Fiscal 1998 increased by $39,408,000 to $88,888,000 compared to $49,480,000 for Fiscal 1997. This increase was the result of: (i) patient and resident service revenues of $28,039,000 primarily from facilities acquired or opened, during or subsequent to the 1997 Fiscal year; and (ii) increased development and management fee revenues of $10,759,000 due to the Company's expanded development and management efforts.

     Patient services comprised 65% and 84% of total revenues for Fiscal 1998 and Fiscal 1997, respectively. The decrease in the percentage of total revenues was due to the Company's focus on assisted living operations and development. The high percentage of patient services revenues to total revenues in relation to the number of skilled nursing facilities to total facilities is due to the significantly higher rate and cost structures of the skilled nursing facilities.

     Operating Expenses. Total operating expenses increased by $33,141,000 to $86,408,000 for Fiscal 1998 from $53,267,000 for Fiscal 1997. The increase in total operating expenses in 1998 is attributable primarily to: (i) increases in facility operating expenses as a result of new facilities which were developed and acquired; and (ii) increases in development, general and administrative expenditures related to building the Company's infrastructure to support and manage its development and growth.

     Facility operating expenses for Fiscal 1998 increased by $22,325,000 to $62,198,000 from $39,873,000 for Fiscal 1997. The increase in 1998 is the result of new facilities which were developed or acquired, during or after the 1997 Fiscal year. As a percentage of total revenue, facility operating expenses were 70.0% for 1998 and 80.6% for 1997. The percentage decreased due to the change in the revenue mix including the increase in development and management fees.

     Development, general and administrative expenses increased by $6,224,000 to $11,877,000 for Fiscal 1998 from $5,653,000 for Fiscal 1997. As a percentage of total revenue, these expenses increased to 13.4% for 1998 from 11.4% for 1997. Of the $6,224,000 increase in 1998, approximately $3,629,000 resulted from labor costs relating to the addition of new corporate and regional office staff to plan and manage the Company's actual and anticipated development and growth. The remaining $2,595,000 was attributable to other marketing, consulting, development, travel and other general expenses related to the Company's growth.

     Bad debt expense increased by $682,000 to $722,000 for Fiscal 1998 from $40,000 for Fiscal 1997. This increase was attributable to additional reserves at the Company's skilled nursing facilities.

     Lease expense increased to $9,442,000 for Fiscal 1998 from $5,417,000 for Fiscal 1997, an increase of $4,025,000. This increase is the result of new facilities which were developed or acquired, during or after the 1997 Fiscal year. As a percentage of total revenue, these expenses totaled 10.6% for 1998 and 10.9% for 1997.

     Depreciation and amortization increased by $1,476,000 to $2,169,000 for Fiscal 1998 from $693,000 for Fiscal 1997. This increase resulted from the additional depreciation and amortization on assets acquired and goodwill recorded as a result of acquisitions.

     In June 1997, management determined that the Wisconsin market did not provide adequate opportunity to achieve the operational efficiencies necessary to operate profitably. At June 30, 1997, the Company committed to a plan for the disposal of its Wisconsin assisted living facilities. A non-recurring non-cash charge of $1,591,000 was recorded in Fiscal 1997 to write these assets down to their estimated fair value.

     Other Income (Expense). Interest and other income for Fiscal 1998 increased by $450,000 to $715,000 from $265,000 in Fiscal 1997. The increase is attributable to the higher level of invested funds due to receipt of proceeds from the sale of shares of Series B Convertible Preferred Stock in Fiscal 1997 and the Offering in Fiscal

1998. Interest expense for Fiscal 1998 increased by $881,000 to $1,798,00 from $917,000 in Fiscal 1997. This was primarily due to the interest on the $29,675,000 of bridge financing borrowed for the purchase of six assisted living facilities and one skilled nursing facility from October 1997 through January 1998. The acquisition bridge financing was repaid on February 26, 1998 with proceeds of the Offering. The gain on sale of assets in Fiscal 1998 was the result of the Company's sale of the principal assets and the operation of a pharmacy in October 1997 for approximately $4,700,000, net of transaction costs. This resulted in a non-recurring gain of $2,858,000.

     Provision for Income Taxes. Income tax expense of $680,000 for 1998 is based on the Company's estimated effective tax rate of 16% for the 1998 Fiscal year. The effective rate is lower than the statutory rate due to the reversal of a valuation allowance on deferred tax assets from net operating losses. Income tax expense of $53,000 for Fiscal 1997 resulted from taxable income reported on individual state corporate tax returns in states that do not permit consolidated filings.

     Net Income (Loss). The Company's net income increased to $3,575,000 for Fiscal 1998 from a net loss of $(4,492,000) for Fiscal 1997, an increase of $8,067,000. This increase in net income resulted primarily from: (i) the pretax contribution of $6,530,000 from increased development activities; (ii) the pharmacy gain of $2,858,000 ; (iii) the pretax contribution of the 11 assisted living and three skilled nursing facilities acquired in Pennsylvania from May 1996 through January 1998 of $782,000; and (iv) the writedown of the Wisconsin facilities in the 1997 Fiscal year of $1,591,000. These amounts were partially offset by (i) start-up operating losses of $1,376,000 from the Company's Outlook Pointe facilities prior to the sale of the leasehold interests to an operator/lessee on January 1, 1998; (ii) reduced profitability at the Company's Missouri skilled nursing facilities of $1,098,000; (iii) increased losses at the Wisconsin assisted living facilities held for sale of $318,000; and (iv) increase income tax expense of $627,000.

     Medicare Reimbursement Changes. The Balanced Budget Act of 1997 (the "Budget Act") enacted sweeping changes in reimbursement methodology for skilled nursing facilities. Beginning July 1, 1998, skilled nursing providers with year ends of June 30, were reimbursed under a fixed payment methodology based upon the patient's level of care as opposed to a cost-based methodology. The new methodology assigns patients into Resource Utilization Groupings ("RUG") that have corresponding fixed per diem rates. The new methodology has a three (3) year phase-in-program whereby providers will receive a blending of historical facility-specific cost and national average rates. The facility-specific costs are based on 1995 audited cost reports. The national average rates are the Health Care Financing Administration's ("HCFA's") compilation of all skilled nursing cost reports with adjustments made to reduce or eliminate certain data.

     The Company's skilled nursing facilities began utilizing this new rate methodology on July 1, 1998. To maximize operating results under the new regulations the Company embarked upon a program to reduce costs and manage acuity levels. These steps included: (i) a re-negotiation of therapy service contracts; (ii) a reduction of nursing costs through managing hours worked to patient acuity; (iii) evaluation of the need for high-cost programs; and (iv) consolidating and eliminating certain non-patient related services. The financial impact of these operational changes and the new Medicare reimbursement rates are reflected in the Fiscal 1999 operating results.

LIQUIDITY AND CAPITAL RESOURCES

  General

     In October 1999, the Company entered into a Subscription Agreement with IPC, under which IPC agreed to make an approximate $21 million equity investment in the Company. The Transaction consists of two tranches. Under the first tranche, which closed on October 11, 1999, the Company issued to IPC 3,300,000 shares of Series C Preferred Stock, at a price per share of $1.25 for an aggregate purchase price of $4,125,000. Under the second tranche, which is subject to approval by a majority of the stockholders of the Company, the Company will issue to IPC 13,400,000 shares of Common Stock at a price per share of $1.25 for an aggregate purchase price of $16,750,000. If stockholder approval is received, the shares of Series C Preferred Stock will automatically convert into 3,300,000 shares of Common Stock, and IPC will own approximately 49.9% of the outstanding shares of Common Stock of the Company.

     The Company entered into the Transaction with IPC in order to obtain the capital necessary to enable it to continue to execute its business plan. The Company's business plan includes:

     - supporting the Company's portfolio of operating assisted living facilities;

     - acquiring the leasehold interests of profitable and stabilized assisted living facilities that the Company currently manages for third party operators;

     - pursuing selective development and acquisition opportunities; and

     - acquiring the real estate associated with assisted living facilities currently managed by the Company.

     If the Transaction is not approved by the stockholders, the Company will be required to seek additional equity or debt financing from other sources to continue to implement its business plan. Should the Company be unable to raise additional incremental funds, the Company would be required to alter substantially its business plan, including, without limitation, delaying or foregoing making option and purchase payments to third party operators under the Company's "Black Box Structure" and/or divesting its assets. The effect of the foregoing would be to reduce the amount of future stabilized cash flow of the Company with a corresponding decrease in the future enterprise value of the Company. Under this scenario, the Company estimates it has sufficient capital to sustain operations through June 30, 2000. In addition, failure to approve the Transaction with IPC will result in the payment of the $1,000,000 non-completion fee (plus costs) to IPC, and gives IPC the ability to exercise its right to require the Company to repurchase all of the Series C Preferred Stock for a price of $1.25 per share for an aggregate purchase price of $4,125,000.

     In April 1999, the Company entered into a $15 million revolving Line of Credit with HCFP Funding, Inc. The Line of Credit is secured by the real estate owned by five of the Company's subsidiaries (BCC at Darlington, Inc., Balanced Care at Eyers Grove, Inc., Balanced Care at Butler, Inc., Balanced Care at Sarver, Inc. and Balanced Care at North Ridge, Inc.) and the eligible accounts receivable of the Company's 10 Missouri skilled nursing facilities. The Line of Credit is for a term of three years, and outstanding borrowings bear interest at a rate per annum of prime plus 2.75%. In July 1999, the terms of the Line of Credit were amended. These amendments modified certain definitions and the borrowing base calculation, increased the Line of Credit to $20 million, and added the real estate of two of the Company's subsidiaries to the lender's security interest: BCC at Republic Park Care Center, Inc. and BCC at Nevada Park Care Center, Inc. (together, the "Skilled Nursing Facility Borrowers").

     The primary component of the borrowing base for the amended and restated Line of Credit that the company is utilizing consists of 85% of the product of
8.0 to 8.5 times EBITDA of the Real Estate Borrowers plus 85% of the product of 6 times EBITDA of the Skilled Nursing Facility Borrowers. Including the amendments to the Line of Credit, the borrowing base available (calculated as of September 30, 1999) was approximately $15 million. At September 30, 1999, $12.7 million was borrowed under the Line of Credit. In a related transaction, the Company repaid the skilled Nursing Facility Borrowers' outstanding mortgage debt of $3.1 million. As a result of this transaction, the Company reported a loss on the early extinguishment of debt of $739,000 in the first quarter of Fiscal 2000.

     The Company has opened 39 of its Outlook Pointe(R) signature series assisted living facilities as of September 30, 1999. The Company has adequate financing to complete construction on the 13 facilities under construction at September 30, 1999. These facilities are expected to open on various dates through April 2000.

     The Company's development projects have generally involved entering into development agreements with third party owners, which are typically REITs (each, an "Owner"). A third party Operator/Lessee leases the assisted living facility from the Owner when construction has been completed and provides funding for the working capital during the initial occupancy period. The Company manages the assisted living facility pursuant to a management agreement for a term of two to nine years in return for a management fee approximating 6% of the net revenue of the facility. The foregoing off-balance sheet financing structure is referred to as the "Black-Box Structure".

     For development projects utilizing the Black-Box Structure, the Company has the option to purchase the equity or assets of the Operator/Lessee at a purchase price based on a formula set forth in an Option Agreement and a Shortfall Funding Agreement, respectively. As consideration for the option, which is exercisable by the Company at any time during the term of the Option Agreement, the Company pays option payments to the Operator/Lessee. Without the Owner's prior consent, the Operator/Lessee may not sell its equity or assets to any third party other than the Company. The Company has closed 51 development projects for which the Company holds the foregoing type of option. To date, the Company has exercised its option to purchase the Operator/ Lessee's equity interests in five projects financed under the Black Box Structure for a total purchase price of approximately $2.9 million. In conjunction with the purchase transactions, the Company increased the lease base of the five facilities by $3.8 million. The Company estimates it will require approximately $40-$45 million to buy the equity of the 47 Outlook Pointe facilities that remain under the Black Box Structure through fiscal 2002. The Company has obtained commitments from certain REITs that currently own developed properties under the Black Box Structure to finance the Company's capital requirements to exercise its purchase options under the aforementioned option agreements. Generally, this take-out financing will be structured as an increase to the existing facility lease base at a blended annual lease rate. This financing structure will provide approximately $30 million of the estimated $40-$45 million capital requirement. The balance will be funded from the second tranche of the Transaction with IPC, with cash raised from financing transactions discussed above, possible asset divestitures and cash to be provided from operations. The Company did not exercise any purchase options in this quarter due to capital considerations, but plans to exercise its options to purchase the equity interest on five of its managed operations upon stockholder approval of the Transaction and receipt of the second tranche of funds therefrom. The Company expects to exercise its purchase options on a total of approximately 16 of its managed operations during Fiscal 2000, including the five discussed above. The capital required to exercise these options is expected to range from approximately $3.6 to $4.5 million.

     As previously discussed, the Company has incurred a cumulative charge of $5.5 million representing advances made for the operations of facilities financed under the Black Box Structure ($800,000 in the first fiscal quarter of 1999) under existing Shortfall Funding Agreements. The Company estimates additional shortfall funding requirements through June 30, 2000 to be approximately $2.0 to $2.5 million as the result of additional black box working capital financing.

     The Company currently is using more than $1 million each month to support corporate overhead and fund facility working capital needs. This amount is generally decreasing each month as facilities become more profitable as a result of increased census and cost reduction measures. The Company's other significant cash need is the $10-$15 million required to make option payments and buy back black box operations through fiscal 2002.

     Most of the facilities operated or managed by the Company are leased under long-term operating leases. Lease obligations for the next 12 months are approximately $13,355,000. The lease documents contain financial covenants and other restrictions which: (i) require the Company to meet certain financial tests and maintain certain escrow funds, (ii) limit, among other things, the ability of the Company and certain of its subsidiaries to borrow additional funds, dispose of assets or engage in mergers or other business combinations, and (iii) prohibit the Company from operating competing facilities within a designated radius of existing facilities. Management believes the Company is in compliance with these lease covenants.

     The Company's lease arrangements are generally for initial terms of 9 to 15 years with aggregate renewal terms ranging from 15 to 25 years and provide for contractually fixed rent plus additional rent, subject to certain limits. The additional rent is capped at 2% to 3% of the prior year's total rent and is based on either the annual increase in gross revenues of the facility or the increase in the consumer price index. The Company's lease arrangements generally contain an option to purchase the facility at its fair market value at the end of the initial lease term and each renewal term.

     In September 1998, the Company entered into management agreements, option agreements and other transaction documents with six Operator/Lessees that are owned by FCI. FCI and its six wholly owned Operator/ Lessees also entered into lease agreements with a REIT. The terms of the agreements among the parties are similar to the terms of the agreements the Company has entered into with independent third party Operator/ Lessees. FCI was previously owned by Brad E. Hollinger, Chairman of the Board, President and Chief Executive Officer of the Company. Effective as of September 30, 1999, FCI redeemed Mr. Hollinger's equity interests in FCI and its six Operator/Lessees.

Operating Activities

     Cash used by operations decreased by $2,370,000 to $2,164,000 for the three-months ended September 30, 1999 from cash provided by operations of $206,000 for the three months ended September 30, 1998, primarily as a result of reduced development fees.

Investing and Financing Activities

     Cash used for investing activities decreased by $727,000 to $3,184,000 for the three months ended September 30, 1999 from $3,911,000 for the three months ended September 30, 1998. Cash provided by financing activities increased by $2,105,000 to $1,919,000 for the three months ended September 30, 1999 from cash used of $186,000 for the three months ended September 30, 1998. The decrease in cash provided by financing activities from the 1998 quarter to the 1999 quarter was a result of the Line of Credit, offset by the early extinguishment of debt and the increase in other liabilities.

YEAR 2000 READINESS DISCLOSURE

     Computer software and/or hardware that was designed to define the year with a two digit date field rather than a four digit field may fail or miscalculate data in the year 2000, causing disruption to the operations or business activities of the Company.

     State of Readiness. The Company uses high quality hardware and operating systems from current and proven technologies to ensure reliability and optimum system performance. In order to evaluate these systems and other electronic systems not related to information technology ("Non-IT Systems"), the Company formed an oversight committee comprised of information systems, operations, legal and accounting professionals.

     Phases. The committee has performed an inventory and risk assessment of the Company's internal operations systems, as well as an inventory of third party relationships and their impact on the Company. In response to requests, the committee has already received certification of year 2000 readiness from key hardware and software providers, including suppliers of critical data processing and financial systems. Internal testing of all critical information systems will continue throughout 1999. No material deficiencies have been identified to date.

     Notwithstanding vendor certification of compliance, the Company has tested, and continues to test key hardware and software systems. For non-critical systems, and those that cannot be readily tested, the Company will rely on vendor certification.

     Material Third Parties. Based on the committee's review, the Company has determined that third party relationships provide the highest risk related to year 2000 issues. The third party relationships deemed most critical are the Company's banking relationships, its relationships with third party intermediaries for skilled nursing facility reimbursement under Medicare and Medicaid programs and suppliers of basic utilities and food service to the Company's operating communities. The Company's third party reimbursement intermediaries and the Health Care Financing Administration have been proactive in testing for year 2000 compliance. Some intermediaries have required the submission of test billings that demonstrate year 2000 compatibility with their payment software. Where required, the Company completed these tests by December 31, 1998. Since April 1999, the Company has used formats for Medicare claims processing that are year 2000 compliant. The risk of local infrastructure failure is mitigated by the Company's contingency planning addressed below. The committee is continuing to evaluate the year 2000 compliance of the Company's financial institutions to gain assurance regarding their year 2000 readiness.

     Costs. Based upon the Company's progress to date in addressing year 2000 issues, management does not expect these issues to have a material impact on financial position, results of operations or cash flows in future periods, including the cost of remediation. Costs incurred to date are internal staff costs of salary, benefits and nominal administrative expenses associated with the activities of the oversight committee. The Company expects future costs to be of a similar nature.

     Risks and Contingency Plans. Based on its survey and testing, the Company believes the greatest risks to its ongoing operations are isolated local failures of utilities and food supplies. Accordingly, the Company has established contingency plans for its facilities that include the accumulation of two to three weeks of food and water and provision of back-up power sources. In addition, the Company has completed contingency plans in the event of systems failures at both its corporate and facility locations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company did not have any investment securities subject to market risk as of, or during the three months ended, September 30, 1999.

                            INDEPENDENT ACCOUNTANTS

     KPMG LLP has served as the independent accountants for Fiscal 1999 and continues to serve as independent accountants for the Company. Representatives of KPMG LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors has not met to discuss the selection of independent accountants for the fiscal year ending June 30, 2000.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in the Company's proxy statement and related materials. The deadline for submitting a stockholder proposal pursuant to Rule 14a-8 for the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") of the Company is June 8, 2000. With respect to any stockholder proposal outside the procedures provided in Rule 14a-8 and received by the Company no later than August 22, 2000, the Company may be required to include certain limited information concerning such proposal in the Company's proxy statement so that proxies solicited for the 2000 Annual Meeting may confer discretionary authority to vote on any such matter. The Company reserves the right to reject, rule out of order, or to take appropriate action with respect to any proposal that does not comply with these or any other applicable requirements. Any stockholder proposals should be addressed to the Secretary of the Company, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                                              PAGE
                                                              ----
Consolidated Balance Sheets as of September 30, 1999 and
  September 30, 1998........................................   F-1
Consolidated Statements of Operations for the Three Months
Ended September 30, 1999 and 1998...........................   F-2
Consolidated Statements of Changes in Stockholders' Equity
  for the Three Months Ended September 30, 1999 and 1998....   F-3
Consolidated Statements of Cash Flows for the Three Months
  Ended September 30, 1999 and 1998.........................   F-4
Notes to Consolidated Financial Statements..................   F-5
Consolidated Balance Sheets as of June 30, 1999 and June 30,
  1998......................................................   F-9
Consolidated Statements of Operations for the Years Ended
  June 30, 1999, 1998 and 1997..............................  F-10
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended June 30, 1999, 1998 and 1997..........  F-11
Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1999, 1998 and 1997..............................  F-12
Notes to Consolidated Financial Statements..................  F-13
Independent Auditors' Report................................  F-29

                      This Page Intentionally Left Blank.

                           BALANCED CARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1999           1999
                                                              -------------    --------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  4,731       $  8,160
  Receivables (net of allowance for doubtful receivables)...      11,544         11,912
  Development contracts in process..........................       2,318          2,559
  Prepaid expenses and other current assets.................         642            973
                                                                --------       --------
          Total current assets..............................      19,235         23,604
Restricted investments......................................       2,543          2,714
Property and equipment, net.................................      25,202         24,075
Goodwill, net...............................................      15,149         15,293
Purchase option deposits....................................       5,007          2,974
Other assets................................................       1,995          2,395
                                                                --------       --------
          Total assets......................................    $ 69,131       $ 71,055
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $    616       $    450
  Accounts payable..........................................       8,007         10,016
  Accrued payroll...........................................       2,294          1,339
  Accrued expenses..........................................       5,258          4,357
                                                                --------       --------
          Total current liabilities.........................      16,175         16,162
Long-term debt, net of current portion......................      14,803         11,773
Straight-line lease liability...............................       3,427          3,537
Deferred revenue and other liabilities......................         797          1,225
                                                                --------       --------
          Total liabilities.................................      35,202         32,697
                                                                --------       --------
Stockholders' equity:
  Preferred stock, $.001 par value; authorized -- 5,000,000
     shares; none outstanding...............................          --             --
  Preferred stock, Series A; authorized -- 1,150,958 shares;
     none outstanding.......................................          --             --
  Common stock, $.001 par value; authorized -- 50,000,000
     shares; issued and outstanding -- 16,722,846 shares at
     September 30, 1999 and June 30, 1999...................          17             17
  Additional paid-in capital................................      63,814         63,814
  Accumulated deficit.......................................     (29,902)       (25,473)
                                                                --------       --------
          Total stockholders' equity........................      33,929         38,358
                                                                --------       --------
          Total liabilities and stockholders' equity........    $ 69,131       $ 71,055
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                           BALANCED CARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Revenues:
Patient services............................................    $11,045        $12,365
  Resident services.........................................      6,895          5,915
  Development fees..........................................        397          5,263
  Management fees...........................................         99            298
  Other revenues............................................         41             30
                                                                -------        -------
Total revenues..............................................     18,477         23,871
                                                                -------        -------
Operating expenses:
  Facility operating expenses:
     Salaries, wages and benefits...........................      8,821          8,341
     Other operating expenses...............................      5,429          5,919
  Development, general and administrative expense...........      2,594          3,642
  Provision for losses under shortfall funding agreements...        800             --
  Lease expense.............................................      3,439          2,389
  Depreciation and amortization expense.....................        740            506
                                                                -------        -------
Total operating expenses....................................     21,823         20,797
                                                                -------        -------
     Income (loss) from operations..........................     (3,346)         3,074
Other income (expense):
  Interest and other income.................................         57            304
  Interest expense..........................................       (399)          (105)
                                                                -------        -------
     Income (loss) before income taxes and extraordinary
      item..................................................     (3,688)         3,273
Provision for income taxes..................................          2          1,333
                                                                -------        -------
     Income (loss) before extraordinary item................     (3,690)         1,940
Extraordinary loss on extinguishment of debt................       (739)            --
                                                                -------        -------
     Net income (loss)......................................    $(4,429)       $ 1,940
                                                                =======        =======
Basic earnings (loss) per share:
  Income (loss) before extraordinary item...................    $ (0.22)       $  0.12
                                                                =======        =======
  Net income (loss).........................................    $ (0.26)       $  0.12
                                                                =======        =======
Diluted earnings (loss) per share:
  Income (loss) before extraordinary item...................    $ (0.22)       $  0.11
                                                                =======        =======
  Net income (loss).........................................    $ (0.26)       $  0.11
                                                                =======        =======
Weighted average shares -- basic............................     16,723         16,696
                                                                =======        =======
Weighted average shares -- diluted..........................     16,723         17,983
                                                                =======        =======

          See accompanying notes to consolidated financial statements.

                           BALANCED CARE CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               THREE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                               COMMON STOCK
                                              ---------------    ADDTL.
                                              ISSUED     PAR     PAID-IN
                                              SHARES    VALUE    CAPITAL    DEFICIT      TOTAL
                                              ------    -----    -------    --------    -------
Balance at June 30, 1999....................  16,723     $17     $63,814    $(25,473)   $38,358
Net loss....................................      --      --          --      (4,429)    (4,429)
                                              ------     ---     -------    --------    -------
Balance at September 30, 1999...............  16,723     $17     $63,814    $(29,902)   $33,929
                                              ======     ===     =======    ========    =======

          See accompanying notes to consolidated financial statements.

                           BALANCED CARE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities:
Net income (loss)...........................................    $(4,429)       $ 1,940
Adjustments to reconcile net income (loss) to net cash used
  for Operating activities:
  Depreciation and amortization.............................        740            506
  Deferred income taxes.....................................         --          1,308
  Provision for losses under shortfall funding agreement....        800             --
  Extraordinary loss on extinguishment of debt..............        739             --
  Changes in operating assets and liabilities, excluding
     effects of acquisitions:
     Increase in receivables, net...........................       (432)        (1,000)
     Decrease in development contracts in process, net......        240         (1,615)
     Decrease in prepaid expenses and other current
      assets................................................        331            199
     Decrease in accounts payable, accrued payroll and
      accrued expenses......................................       (153)        (1,132)
                                                                -------        -------
       Net cash provided (used) for operating activities....     (2,164)           206
                                                                -------        -------
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................     (1,657)          (456)
  Decrease (increase) in restricted invests.................        171           (159)
  Increase in purchase options and other assets.............     (1,730)        (1,679)
  Business acquisitions.....................................         --         (1,617)
                                                                -------        -------
       Net cash used for investing activities...............     (3,216)        (3,911)
                                                                -------        -------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt..................      6,403             --
  Payments on long-term debt (including extinguishment costs
     of $707)...............................................     (3,914)           (50)
  Proceeds from issuance of common stock....................         --              5
  Decrease in straight-line lease liability.................       (110)            --
  Decrease in other liabilities.............................       (428)          (141)
                                                                -------        -------
       Net cash provided (used) for financing activities....      1,951           (186)
                                                                -------        -------
  Decrease in cash and cash equivalents.....................     (3,429)        (3,891)
  Cash and cash equivalents at beginning of period..........      8,160         15,481
                                                                -------        -------
Cash and cash equivalents at end of period..................    $ 4,731        $11,590
                                                                =======        =======
Supplemental Cash Flow Information:
  Cash paid during the period for interest..................    $   399        $   105
                                                                =======        =======
  Cash paid during the period for income taxes..............    $     2        $     1
                                                                =======        =======

          See accompanying notes to consolidated financial statements.

                           BALANCED CARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization and Background

     Balanced Care Corporation (the "Company") was incorporated in April 1995 and is engaged in the operation and selective development and acquisition of assisted living facilities and other operations which facilitate implementation of the Company's balanced care continuum strategy, such as medical rehabilitation, dementia and Alzheimer's services, home health care and skilled nursing. As of September 30, 1999, the Company owned, leased or managed 61 assisted and independent living communities and 13 skilled nursing facilities. Also at September 30, 1999, the Company had 13 assisted living communities under construction. The Company also operated a home health agency and rehabilitation agencies. The Company's operations are located in Pennsylvania, Missouri, Arkansas, Virginia, Ohio, North Carolina, Tennessee, West Virginia, Florida, Maryland and Indiana.

(b) Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from their respective acquisition dates. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The financial statements as of and for the three-month periods ended September 30, 1999 and 1998 are unaudited, but in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the information set forth therein. The results of operations for the three-month period ended September 30, 1999 are not necessarily indicative of the operating results to be expected for the full year or any other period. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of the Company for the year ended June 30, 1999 as contained in the Company's Annual Report on Form 10-K (as amended).

2. PRO FORMA RESULTS OF OPERATIONS

     The following unaudited summary, prepared on a pro forma basis, combines the results of operations of the acquired businesses with those of the Company as if the acquisitions and leases had been consummated as of the beginning of the period. The acquired businesses and their respective acquisition dates were Extended Care Operators of Harrisburg, LLC d/b/a Harrisburg Outlook Pointe in March 1999, TC Realty of Sherwood, Inc. d/b/a Sherwood Outlook Pointe in April 1999, TC Realty of Mountain Home, Inc. d/b/a Mountain Home Outlook Pointe in April 1999, TC Realty of Altoona, Inc. d/b/a Altoona Outlook Pointe in May 1999 and TC Realty of Reading, Inc. d/b/a Reading Outlook Pointe in May 1999. The pro forma results include the impact of certain adjustments such as: amortization of goodwill, depreciation of assets acquired, interest on acquisition financing and lease payments on the leased facility (in thousands, except for per share amounts):

                                                              THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Revenue.....................................................  $18,477    $24,821
Income (loss) before extraordinary item.....................  $(3,690)   $ 1,880
                                                              =======    =======
Income (loss) before extraordinary item per common
  share -- diluted..........................................  $ (0.22)   $  0.10
                                                              =======    =======

     The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions had been completed as of July 1, 1999 and 1998. In addition, they are not intended to be a projection of future results of operations.

                           BALANCED CARE CORPORATION

3. EARNINGS PER SHARE

     Earnings (loss) per share ("EPS") is computed using the weighted average number of common shares and common equivalent shares outstanding (using the treasury stock method). For the three month period ended September 30, 1999, common equivalent shares from stock options and warrants are excluded from the computation, as their effect is antidilutive.

     A reconciliation of the weighted average shares used in the computation of EPS follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Weighted average common shares outstanding..................  16,723     16,696
Stock options and warrants computed using the Treasury stock
method......................................................      --      1,287
                                                              ------     ------
Shares used for diluted EPS.................................  16,723     17,983
                                                              ======     ======

4. LINE OF CREDIT AMENDMENTS AND LOSS ON EARLY EXTINGUISHMENT OF DEBT

     In April 1999, the Company entered into a $15 million line of credit (the "Line of Credit") with HCFP Funding, Inc. (the "Lender"). The Line of Credit is secured by the real estate owned by five of the Company's subsidiaries (BCC at Darlington, Inc., Balanced Care at Eyers Grove, Inc., Balanced Care at Butler, Inc., Balanced Care at Sarver, Inc. and Balanced Care at North Ridge, Inc. (collectively, the "Real Estate Borrowers")) and the eligible accounts receivable of the Company's ten Missouri skilled nursing facilities. The Line of Credit is for a term of three years, and of the outstanding borrowings bear interest at a rate per annum of prime plus 2.75%. In July 1999, the terms of the Line of Credit were amended. These amendments modified certain definitions and the borrowing base calculation, increased the Line of Credit to $20 million and added the real estate of two of the Company's subsidiaries to the lender's security interest: BCC at Republic Park Care Center, Inc. and BCC at Nevada Park Care Center, Inc. (the "Skilled Nursing Facility Borrowers"). The primary component of the borrowing base consists of 85% of the product of 8.0 to 8.5 times EBITDA of the Real Estate Borrowers plus 85% of the product of 6 times EBITDA of the Skilled Nursing Facility Borrowers. Including the amendments to the Line of Credit, the borrowing base available (calculated as of September 30, 1999) was approximately $15 million. At September 30, 1999, $12.7 million was borrowed under the Line of Credit. In a related transaction, the Company repaid the Skilled Nursing Facility Borrowers' outstanding mortgage debt of $3.1 million. As a result, the Company reported a loss on the early extinguishment of debt of $739,000 in the first quarter of Fiscal 2000.

5. SUBSEQUENT EVENT

     In October 1999, the Company entered into a Subscription Agreement (the "Subscription Agreement") with IPC Advisors S.A.R.L., a Luxembourg Company ("IPC"), under which IPC agreed to make an equity investment of approximately $21.0 million in the Company, in two tranches (the "Transaction"). Under the first tranche, which closed on October 11, 1999, the Company issued to IPC 3,300,000 shares of Series C Convertible Preferred Stock, par value $.001 (the "Series C Preferred Stock"), at a price per share of $1.25 for an aggregate purchase price of $4,125,000. Under the second tranche, which is subject to approval by a majority of the stockholders of the Company, the Company will issue to IPC 13,400,000 shares of common stock, par value $.001 (the "Common Stock"), at a price per share of $1.25 for an aggregate purchase price of $16,750,000. If stockholder approval is received, the outstanding shares of Series C Preferred Stock will automatically convert into 3,300,000 shares of Common Stock, and IPC will own approximately 49.9% of the outstanding shares of Common Stock of the Company.

                           BALANCED CARE CORPORATION

     Also in connection with the Transaction, IPC and certain stockholders of the Company entered into a Voting Agreement dated October 8, 1999 (the "Voting Agreement"). Under the Voting Agreement, the stockholders, who own 3,905,892 shares of the Company's Common Stock, have agreed to vote their shares in favor of the second tranche of the Transaction. The shares subject to the Voting Agreement represent 23.36% of the Company's outstanding Common Stock. Also in connection with the Transaction the Company and IPC entered into a Registration Rights Agreement dated October 8, 1999 (the "Registration Rights Agreement"). Under the Registration Rights Agreement, IPC is entitled to certain demand and piggyback registration rights with respect to the shares of Common Stock issued to IPC in the Transaction.

     In September 1998, the Company entered into management agreements, option agreements and other transaction documents with six Operator/Lessees that are owned by Financial Care Investors, LLC, a Delaware limited liability company ("FCI"). FCI and its six wholly-owned Operator/Lessees also entered into lease agreements with a real estate investment trust ("REIT"). The terms of the agreements among the parties are similar to the terms of the agreements the Company has entered into with independent third party Operator/ Lessees. FCI was previously owned by Brad E. Hollinger, Chairman of the Board, President and Chief Executive Officer of the Company. Effective as of September 30, 1999, FCI redeemed Mr. Hollinger's equity interests in FCI and its six Operator/Lessees.

6. SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for the way public business enterprises are to report information about operating segments in annual and interim financial statements issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers.

     The Company has three primary reportable segments: (i) Resident Services which includes all assisted living and independent living services, and the management of assisted living facilities, (ii) Patient Services which includes skilled nursing services, home health services, and medical rehabilitation services, and (iii) Development, General and Administrative. No other individual business segment exceeds the 10% quantitative thresholds of SFAS No. 131.

     Balanced Care Corporation management evaluates the performance of its operating segments on the basis of income from continuing operations before non-recurring items (representing provisions for losses on development activities and severance agreements and gains and losses on sales of assets), lease expense, interest (net), taxes, depreciation and amortization.

                                                       THREE MONTHS ENDED SEPTEMBER 30, 1999
                                               ------------------------------------------------------
                                                                        DEVELOPMENT
                                               RESIDENT    PATIENT      GENERAL AND
                                               SERVICES    SERVICES    ADMINISTRATIVE    CONSOLIDATED
                                               --------    --------    --------------    ------------
Revenues.....................................  $ 7,035     $11,045        $   397          $18,477
Operating expenses...........................    4,438       9,812             --           14,250
Development, general and administrative
  expenses...................................       --          --          2,594            2,594
Provision for losses under shortfall funding
  agreements.................................      800          --             --              800
                                               -------     -------        -------          -------
Income (loss) from continuing operations
  before non-recurring items, lease expense,
  interest (net), taxes, depreciation and
  amortization...............................  $ 1,797     $ 1,233        $(2,197)         $   833
                                               =======     =======        =======          =======
Total Assets.................................  $40,605     $11,384        $17,142          $69,131
                                               =======     =======        =======          =======

                           BALANCED CARE CORPORATION

                                                       THREE MONTHS ENDED SEPTEMBER 30, 1998
                                               ------------------------------------------------------
                                                                        DEVELOPMENT
                                               RESIDENT    PATIENT      GENERAL AND
                                               SERVICES    SERVICES    ADMINISTRATIVE    CONSOLIDATED
                                               --------    --------    --------------    ------------
Revenues.....................................  $ 6,243     $12,365        $ 5,263          $23,871
Operating expenses...........................    3,635      10,625             --           14,260
Development, general and administrative
  expenses...................................       --          --          3,642            3,642
Provision for losses under shortfall funding
  agreements.................................       --          --             --               --
                                               -------     -------        -------          -------
Income (loss) from continuing operations
  before non-recurring items, lease expense,
  interest (net), taxes, depreciation and
  amortization...............................  $ 2,608     $ 1,740        $ 1,621          $ 5,969
                                               =======     =======        =======          =======
          Total Assets.......................  $38,771     $15,909        $31,650          $86,330
                                               =======     =======        =======          =======

                   BALANCED CARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              JUNE 30,    JUNE 30,
                                                                1999        1998
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,160    $15,481
  Receivables (net of allowance for doubtful receivables)
     (Note 4)...............................................    11,912     19,630
  Development contracts in process (Note 3).................     2,559      2,534
  Prepaid expenses and other current assets.................       973      1,203
  Assets held for sale......................................        --      2,800
                                                              --------    -------
          Total current assets..............................    23,604     41,648
Restricted investments......................................     2,714      1,596
Property and equipment, net (Note 7)........................    24,075     27,862
Goodwill, net (Note 2)......................................    15,293     13,466
Purchase option deposits (Note 17)..........................     2,974        322
Other assets................................................     2,395      1,078
                                                              --------    -------
          Total assets......................................  $ 71,055    $85,972
                                                              ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 8)................  $    450    $   177
  Accounts payable..........................................    10,016      9,132
  Accrued payroll...........................................     1,339      2,243
  Accrued expenses..........................................     4,357      3,714
                                                              --------    -------
          Total current liabilities.........................    16,162     15,266
Deferred income taxes (Note 13).............................        --        638
Long-term debt, net of current portion (Note 8).............    11,773      3,376
Straight-line lease liability...............................     3,537      3,053
Deferred revenue and other liabilities......................     1,225      1,780
                                                              --------    -------
          Total liabilities.................................    32,697     24,113
                                                              --------    -------
Commitments and contingencies (Notes 2, 3, 10, 11, 14 and
  17)
Stockholders' equity (Notes 9 and 15):
  Preferred stock, $.001 par value; 5,000,000 authorized;
     none outstanding.......................................        --         --
  Preferred stock, Series A; authorized -- 1,150,958 shares;
     none outstanding.......................................        --         --
  Common stock, $.001 par value; authorized -- 50,000,000
     shares; issued and outstanding -- 16,722,847 shares in
     1999 and 16,695,343 shares in 1998.....................        17         17
  Additional paid-in capital................................    63,814     63,678
  Accumulated deficit.......................................   (25,473)    (1,836)
                                                              --------    -------
          Total stockholders' equity........................    38,358     61,859
                                                              --------    -------
          Total liabilities and stockholders equity.........  $ 71,055    $85,972
                                                              ========    =======

          See accompanying notes to consolidated financial statements.

                   BALANCED CARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                  YEARS ENDED JUNE 30,
                                                              ----------------------------
                                                                1999       1998      1997
                                                              --------    ------    ------
Revenues:
Patient services............................................  $ 47,999    58,194    41,616
  Resident services.........................................    22,748    18,239     6,778
  Development fees..........................................     6,288    11,774     1,015
  Management fees...........................................     1,117       392        --
  Other revenues............................................       294       289        71
                                                              --------    ------    ------
          Total revenues....................................    78,446    88,888    49,480
                                                              --------    ------    ------
Operating expenses:
  Facility operating expenses:
     Salaries, wages and benefits...........................    32,994    30,756    19,186
     Other operating expenses...............................    22,480    31,442    20,687
  Development, general and administrative expenses..........    12,781    11,877     5,653
  Provision for losses on development activities (Note
     10)....................................................    13,050        --        --
  Provision for losses under shortfall funding agreements
     (Note 11)..............................................     4,660        --        --
  Provision for losses under severance agreements (Note
     12)....................................................     1,600        --        --
  Bad debt expense..........................................     2,044       722        40
  Lease expense (including related parties of $435 in 1999,
     $5,042 in 1998 and $4,030 in 1997).....................    10,715     9,442     5,417
  Depreciation and amortization.............................     2,145     2,169       693
  Write-down of long-lived assets (Notes 5 and 6)...........        --        --     1,591
                                                              --------    ------    ------
          Total operating expenses..........................   102,469    86,408    53,267
                                                              --------    ------    ------
     Income (loss) from operations..........................   (24,023)    2,480    (3,787)
Other income (expense):
  Interest and other income.................................       780       715       265
  Interest expense..........................................      (647)   (1,798)     (917)
  Gain (loss) on sale of assets (Notes 5 and 6).............      (302)    2,858        --
                                                              --------    ------    ------
     Income (loss) before income taxes......................   (24,192)    4,255    (4,439)
Provision for income taxes (benefit) (Note 13)..............      (555)      680        53
                                                              --------    ------    ------
     Net income (loss)......................................  $(23,637)    3,575    (4,492)
                                                              ========    ======    ======
  Basic earnings (loss) per share...........................  $  (1.41)     0.31     (0.66)
                                                              ========    ======    ======
  Diluted earnings (loss) per share.........................  $  (1.41)     0.28     (0.66)
                                                              ========    ======    ======
  Weighted average shares -- basic..........................    16,713    11,616     6,763
                                                              ========    ======    ======
  Weighted average shares -- diluted........................    16,713    12,928     6,763
                                                              ========    ======    ======

          See accompanying notes to consolidated financial statements.

                   BALANCED CARE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                      PREFERRED A STOCK              COMMON STOCK
                              ---------------------------------   ------------------   ADDITIONAL
                              ISSUED               SUBSCRIPTION   ISSUED                PAID-IN     ACCUMULATED
                              SHARES   PAR VALUE      RIGHTS      SHARES   PAR VALUE    CAPITAL       DEFICIT      TOTAL
                              ------   ---------   ------------   ------   ---------   ----------   -----------   --------
Balance at June 30, 1996....  1,000       $1          $ 451        2,583      $ 3       $ 1,588      $   (919)    $  1,124
Stock dividend..............    151       --             --           --       --            --            --           --
Accretion of redemption
  value attributable to
  redeemable preferred
  stock.....................     --       --             --           --       --        (1,267)           --       (1,267)
Issuance of common stock....     --       --             --        1,442        2         2,172            --        2,174
Issuance of preferred
  stock.....................     --       --           (451)          --       --           451            --           --
Issuance of common stock
  purchase warrants.........     --       --             --           --       --         1,017            --        1,017
Net loss....................     --       --             --           --       --            --        (4,492)      (4,492)
                              ------      --          -----       ------      ---       -------      --------     --------
Balance at June 30, 1997....  1,151        1             --        4,025        5         3,961        (5,411)      (1,444)
Issuance of common stock....     --       --             --        8,050        8        46,349            --       46,357
Conversion of series A
  preferred stock...........  (1,151)     (1)            --          863        1            --            --           --
Accretion of redemption
  value attributable to
  redeemable preferred
  stock.....................     --       --             --           --       --        (1,253)           --       (1,253)
Conversion of series B
  preferred stock...........     --       --             --        3,757        3        14,498            --       14,501
Issuance of common stock
  purchase warrants.........     --       --             --           --       --           123            --          123
Net income..................     --       --             --           --       --            --         3,575        3,575
                              ------      --          -----       ------      ---       -------      --------     --------
Balance at June 30, 1998....     --       --             --       16,695       17        63,678        (1,836)      61,859
Issuance of common stock
  purchase warrants.........     --       --             --           --       --            45            --           45
Options exercised...........     --       --             --           28       --            91            --           91
Net loss....................     --       --             --           --       --            --       (23,637)     (23,637)
                              ------      --          -----       ------      ---       -------      --------     --------
Balance at June 30, 1999....     --       $--         $  --       16,723      $17       $63,814      $(25,473)    $ 38,358
                              ======      ==          =====       ======      ===       =======      ========     ========

          See accompanying notes to consolidated financial statements.

                   BALANCED CARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              JUNE 30,    JUNE 30,    JUNE 30,
                                                                1999        1998        1997
                                                              --------    --------    --------
Cash Flows from Operating Activities:
Net income (loss)...........................................  $(23,637)     3,575      (4,492)
Adjustments to reconcile net income (loss) to net cash used
  for operating activities:
  Depreciation and amortization.............................     2,145      2,169         693
  Deferred income taxes.....................................      (638)       638          --
  Loss (gain) on sale of assets.............................       302     (2,858)         --
  Non-cash lease expense....................................        --         --       1,454
  Write-down of long-lived assets...........................        --         --       1,591
  Provision for losses on development activities............    13,050         --          --
  Provision for losses under shortfall funding agreements...     4,660         --          --
  Provision for losses under severance agreements...........     1,600         --          --
  Changes in operating assets and liabilities, excluding
    effects of acquisitions:
    Increase in receivables, net............................       (40)   (11,175)     (4,235)
    Increase in development contracts in process, net.......    (8,605)    (2,242)       (292)
    Decrease (increase) in prepaid expenses and other
      current assets........................................       341       (516)       (674)
    Increase in accounts payable, accrued payroll and
      accrued expenses......................................       411      4,317       5,340
                                                              --------    -------      ------
      Net cash used for operating activities................   (10,411)    (6,092)       (615)
                                                              --------    -------      ------
Cash Flows from Investing Activities:
  Proceeds from sale of assets..............................    11,627      7,364          --
  Purchases of property and equipment.......................    (4,055)    (4,111)     (1,822)
  (Increase) decrease in restricted investments.............      (147)       229      (1,546)
  Increase in purchase option deposits and other assets.....    (5,229)      (464)     (1,544)
  Business acquisitions (Note 2)............................    (6,726)   (30,613)     (2,287)
                                                              --------    -------      ------
      Net cash used for investing activities................    (4,530)   (27,595)     (7,199)
                                                              --------    -------      ------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt..................    13,156        159         385
  Payments on long-term debt................................    (5,208)    (5,133)       (142)
  Proceeds from issuance of common stock....................        91     46,357         110
  Proceeds from issuance of Series A preferred stock........        --         --         451
  Proceeds from issuance of Series B preferred stock........        --         --      11,982
  Issuance of notes payable.................................        --     29,675       1,476
  Payments on notes payable.................................        --    (29,675)     (1,476)
  Increase (decrease) in straight-line lease liability......      (206)       (80)      1,679
  Increase (decrease) in other liabilities..................      (213)       (43)        690
                                                              --------    -------      ------
      Net cash provided by financing activities.............     7,620     41,260      15,155
                                                              --------    -------      ------
      Decrease in cash and cash equivalents.................    (7,321)     7,573       7,341
Cash and cash equivalents at beginning of year..............    15,481      7,908         567
                                                              --------    -------      ------
Cash and cash equivalents at end of year....................  $  8,160     15,481       7,908
                                                              ========    =======      ======
Supplemental Cash Flow Information:
  Cash paid for interest....................................  $    951      1,843         927
                                                              ========    =======      ======
  Cash paid for income taxes................................  $     86         66          35
                                                              ========    =======      ======
Supplemental Non-cash Investing and Financing Activities:
  Assets and lease obligations capitalized..................  $    722        253          75
                                                              ========    =======      ======
  Fair value of stock purchase warrants granted.............  $     45        123       1,017
                                                              ========    =======      ======
  Accretion of redemption value of redeemable preferred
    stock...................................................  $     --      1,253       1,267
                                                              ========    =======      ======
  Acquisitions:
    Fair value of assets acquired...........................    (8,345)   (32,328)     (9,988)
    Liabilities assumed.....................................     1,619      1,715       5,636
    Fair value of stock issued..............................        --         --       2,065
                                                              --------    -------      ------
    Consideration paid for acquisitions.....................  $ (6,726)   (30,613)     (2,287)
                                                              ========    =======      ======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) ORGANIZATION AND BACKGROUND

     Balanced Care Corporation ("BCC" or the "Company") was incorporated in April 1995 and is engaged in the acquisition, development and operation of assisted living facilities and of other operations which facilitate implementation of the Company's balanced care continuum strategy, such as medical rehabilitation, home health care and skilled nursing. As of June 30, 1999, the Company owned, leased or managed 56 assisted and independent living communities and 13 skilled nursing facilities and had 18 assisted living communities under development contracts (see Note 3). The Company also operated a home health agency and rehabilitation agencies. The Company's operations are located in Pennsylvania, Missouri, Arkansas, Virginia, Ohio, North Carolina, Tennessee, West Virginia and Florida.

     On February 18, 1998, the Company closed its initial public offering for 7,000,000 shares of its common stock, par value $.001 per share ("Common Stock") at a price of $6.50 per share (the "Offering"). Concurrent with the Offering, 5,009,750 shares of Series B Preferred Stock and 1,150,958 shares of Series A Preferred Stock were converted into 4,620,532 shares of Common Stock (reflective of the three-for-four-reverse split of Common Stock effective October 14, 1997).

     In connection with the Offering, the Company granted the underwriters an option to purchase 1,050,000 additional shares of Common Stock at $6.50 per share. The closing for this option was on March 17, 1998. After the consummation of the Offering, the conversion of the preferred stock and the exercise of the underwriters' option, the Company had 16,695,343 shares of Common Stock outstanding.

  (B) BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from their respective acquisition dates. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

  (C) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid instruments with original maturities of three months or less. The Company maintains its cash and cash equivalents at financial institutions which management believes are of high credit quality.

  (D) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, receivables, restricted investments and mortgage notes payable are reflected in the accompanying balance sheet at amounts considered by management to approximate fair value. Management generally estimates fair value of its long-term fixed rate notes payable using discounted cash flow analysis based upon the current borrowing rate for debt with similar maturities.

  (E) RESTRICTED INVESTMENTS

     Restricted investments consist of certificates of deposit that have been pledged as collateral for certain of the Company's lease commitments. The amounts are equivalent to three months' lease payments and are generally restricted through the initial lease term.

  (F) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation or, where appropriate, the present value of the related capital lease obligations less accumulated amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (see note
7). Expenditures
for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations. Cost of additions and betterments are capitalized.

  (G) GOODWILL

     Goodwill resulting from business acquisitions accounted for as purchases is being amortized on a straight-line basis over lives ranging from 15 to 40 years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence which suggests that the carrying amount of goodwill may not be recoverable. The Company evaluates the recoverability of goodwill by determining whether the amortization of the goodwill balance can be recovered through projected undiscounted cash flows. At June 30, 1999 and 1998, accumulated amortization of goodwill was $766,000 and $334,000, respectively.

  (H) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews its long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flow expected to be generated by the asset. This comparison is performed on a facility by facility basis. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (I) DEFERRED COSTS

     Financing and leasing costs have been deferred and are being amortized on a straight-line basis over the term of the related debt or lease. Accumulated amortization of deferred financing and leasing costs was $323,000 and $84,000 at June 30, 1999 and 1998 respectively.

  (J) REVENUE RECOGNITION

     Patient service revenues are recorded based on standard charges applicable to all patients, and include charges for room and board, rehabilitation therapies, pharmacy, medical supplies, sub-acute care and other programs provided to patients in skilled nursing facilities. Patient service revenues are adjusted for differences between such standard rates and estimated amounts reimbursable by third-party payors when applicable. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare) are accrued in the period the related services are rendered. Settlements receivable and related revenues under such programs are based on annual cost reports prepared in accordance with Federal and state regulations, which reports are subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made for such adjustments and final settlements will not have a material effect on financial position or results of operations.

     The Company derives a significant portion of its revenues from federal and state reimbursement programs. All of the skilled nursing facilities operated by the Company are certified to receive benefits under Medicare and Medicaid. The reimbursement methodology for a variety of health care providers has changed significantly as a result of provisions contained in the Balanced Budget Act of 1997 ("Budget Act"), which provisions materially impacted the Company's operations and financial condition. The Budget Act provides for a prospective payment system ("PPS") for skilled nursing services (rather than the retrospective cost-based methodology in place prior to July 1, 1998). During the transition period, the payment rate is based on a percentage blend of a facility-specific rate and a federal per diem rate. Once the PPS is fully implemented, skilled nursing facilities will be paid a federal per diem rate for covered services, which include routine and ancillary services and most capital-related costs. In conjunction with PPS, consolidated billing for Medicare Part A Services is required for skilled nursing facilities. Under consolidated billing for Medicare Part A Services, facilities must bill Medicare for all of the services residents receive, including all therapy services. The Company's skilled nursing facilities began utilizing this new rate methodology on July 1, 1998.

     Resident service revenues are recognized when services are rendered and consist of resident fees and other ancillary services provided to residents of the Company's assisted living facilities.

  (K) DEVELOPMENT FEE INCOME RECOGNITION AND RELATED COSTS

     Development fees are received from facility owners under fixed-price development contracts, which are recognized on the percentage-of-completion method measured by the cost-to-cost method. Such contracts are for managing, supervising and coordinating the activities of other contractors on behalf of the owners of the assisted living facilities, and revenue is recognized only to the extent of the fee revenue. On projects where BCC is the lessee, development fees in excess of related development costs are recorded as deferred revenues and recognized over the lease term (see Note 3).

     Contract costs include direct development salaries, wages and benefits and related direct costs of development activities, including such costs incurred prior to execution of the development agreement (precontract costs). Precontract costs are recorded as development in process until the contract is executed, whereupon such costs are charged to operations and related development fee revenues are recognized as described above. Precontract costs are reviewed by management to assess recoverability based on the progress of each development project and are charged to operations when a project is abandoned. Changes in project performance, conditions and estimated profitability may result in revisions to cost estimates, related revenue recognition and provisions for estimated losses on uncompleted contracts. Such changes in estimates are reported in the period in which the revisions are determined.

     Reimbursable costs due from facility owners under development contracts in process represent costs incurred on behalf of the owners of the assisted living facilities during the construction period, which are reimbursed on a monthly basis. Accounts payable include $5,864,000 at June 30, 1999 and $5,435,000 at June 30, 1998 related to such costs.

  (L) INCOME TAXES

     The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  (M) STRAIGHT-LINE LEASE LIABILITY

     Straight-line lease liabilities represent lease deposit funding received from REITs relating to lease transactions. The Company pays rent on these funds and amortizes the related straight-line lease liability over the initial lease term as a reduction of rent expense.

  (N) CLASSIFICATION OF EXPENSES

     All expenses associated with development, corporate or support functions are classified as development, general and administrative.

  (O) USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (P) PRO FORMA EARNINGS (LOSS) PER SHARE ("EPS")

     Pro forma earnings (loss) per share is computed using the weighted average number of common shares and common equivalent shares outstanding (using the treasury stock method) assuming the pro forma conversion of preferred shares into common. For the years ended June 30, 1999 and 1997, common equivalent shares from stock options and warrants are excluded from the computation, as their effect is antidilutive. In the computation of earnings (loss) per share, accretion of the redemption value attributable to redeemable preferred stock is not included as an increase to net loss.

     A reconciliation of the weighted average shares used in the computation of pro forma earnings per share follows (in thousands):

                                                               YEAR ENDED JUNE 30,
                                                            -------------------------
                                                             1999      1998     1997
                                                            ------    ------    -----
Weighted average common shares outstanding................  16,713     6,996    3,758
Pro forma conversion of preferred shares..................      --     4,620    3,005
                                                            ------    ------    -----
Shares used for pro forma basic EPS.......................  16,713    11,616    6,763
Stock options and warrants converted using the Treasury
  stock method............................................      --     1,312       --
                                                            ------    ------    -----
Shares used for pro forma diluted EPS.....................  16,713    12,928    6,763
                                                            ======    ======    =====

  (Q) RECLASSIFICATIONS

     Certain amounts for 1997 and 1998 have been reclassified to conform to the presentation for 1999.

2. BUSINESS ACQUISITIONS

     Acquisitions and the manner of payment are summarized as follows:

                      TRANSACTION         LEASED                           CASH     COMMON STOCK   LIABILITIES    TOTAL    GOODWILL
MONTH                 DESCRIPTION        OR OWNED   BUSINESS   LOCATION    PAID      ISSUED(1)      INCURRED      COST     RECORDED
-----            ----------------------  --------   --------   --------   -------   ------------   -----------   -------   --------
YEAR ENDED JUNE 30, 1999:
September 1998   Additional transaction   Leased      ALF         VA      $    45      $   --        $    --     $    45   $    45
                 costs -- Potomac Point
January 1999     Contingent payment --     Owned      ALF         PA        2,222          --             --       2,222     2,222
                 Butler(3)
March 1999       Equity interest of       Leased      ALF         PA          865          --             --         865        --
                 Extended Care Ops. at
                 Harrisburg, LLC(4)
April 1999       Stock of TC Realty of    Leased      ALF         AR          386          --             --         386        --
                 Sherwood, Inc.(4)
April 1999       Stock of TC Realty of    Leased      ALF         AR          451          --             --         451        --
                 Mt. Home, Inc.(4)
May 1999         Stock of TC Realty of    Leased      ALF         PA          627          --             --         627        --
                 Reading, Inc.(4)
May 1999         Stock of TC Realty of    Leased      ALF         PA          558          --             --         558        --
                 Altoona, Inc.(4)
Various          Cash payments of             --       --         --        1,572          --         (1,572)         --        --
                 acquisition
                 liabilities accrued in
                 1998
                                                                          -------      ------        -------     -------   -------
                                                                          $ 6,726      $   --        $(1,572)    $ 5,154   $ 2,267
                                                                          =======      ======        =======     =======   =======
YEAR ENDED JUNE 30, 1998:
August 1997      Leasehold interest of    Leased      ALF         MO      $    --      $   --        $    --     $    --   $    --
                 Clark
October 1997     Assets of Feltrop         Owned      ALF         PA        5,875          --             --       5,875     1,597
October 1997     Assets of Butler(3)       Owned      ALF         PA        9,997          --            372      10,369     4,046
December 1997    Assets of Northridge      Owned      ALF         NC        8,600          --             --       8,600     3,349
January 1998     Assets of Gethsemane      Owned     ALF/         PA        5,600          --          1,200       6,800     1,824
                                                      SNF
February 1998    Contingent Payment --    Leased     ALF/         PA          500          --             --         500       500
                 Keystone(2)                          SNF
June 1998        Leasehold interest of    Leased      ALF         VA           41          --             --          41        41
                 Potomac Point
                                                                          -------      ------        -------     -------   -------
                                                                          $30,613      $   --        $ 1,572     $32,185   $11,357
                                                                          =======      ======        =======     =======   =======

                      TRANSACTION         LEASED                           CASH     COMMON STOCK   LIABILITIES    TOTAL    GOODWILL
MONTH                 DESCRIPTION        OR OWNED   BUSINESS   LOCATION    PAID      ISSUED(1)      INCURRED      COST     RECORDED
-----            ----------------------  --------   --------   --------   -------   ------------   -----------   -------   --------
YEAR ENDED JUNE 30, 1997:
August 1996      Operations/assets of     Owned/      SNF         MO      $   487      $1,600        $ 6,604     $ 8,691   $ 1,851
                 Foster Health Care       Leased
January 1997     Operations of            Leased     ALF/         PA        1,800         250             --       2,050     1,800
                 Keystone (2)                         SNF
May 1997         Leasehold interest of    Leased      ALF         MO           --          --             --          --        --
                 Clark
                                                                          -------      ------        -------     -------   -------
                                                                          $ 2,287      $1,850        $ 6,604     $10,741   $ 3,651
                                                                          =======      ======        =======     =======   =======

---------------

(1) Represents 1,200,000 shares of common stock for Foster and 187,500 shares of common stock for Keystone.

(2) Purchase of the operations of Keystone included the rights to seven early stage development projects. Additional cash payments of $500,000 were paid in Fiscal 1998 when the first five projects were financed and recorded as additional goodwill.

(3) The agreement to purchase the assets of Butler Senior Care provided for an additional payment if an addition (opened in January 1998) attained occupancy of 90% based upon a multiple of net operating income, and a final payment, based upon a multiple of Butler's annualized net operating income for the six months ending December 31, 1998.

(4) Represents the acquisition under a purchase option agreement in which the Company had the right to acquire the stock of the Operator/Lessee of managed facilities.

     All acquisitions were accounted for under the purchase method. The acquisitions that took place from October 1997 through January 1998 were financed with $29,675,000 in bridge financing from a REIT that was repaid with proceeds of the offering.

     In Fiscal 1999, the Company exercised its purchase options and acquired the equity interests of certain Operator/Lessees, representing primarily the leasehold interests of the special purpose entities formed to lease and operate assisted living facilities located in Harrisburg, Sherwood, Mountain Home, Reading and Altoona. These facilities were developed and previously managed by the Company. The total cost of $2,887,000 (including prior purchase option deposits of $538,000) has been allocated to the assets acquired and liabilities assumed of the acquired entities, based on estimated fair values, as follows:

Current assets (less cash acquired of $441).................  $  780
Property and equipment......................................      61
Leasehold interests and other intangibles...................   2,583
Other assets................................................   1,082
Current liabilities.........................................    (765)
Long term liabilities.......................................    (854)
                                                              ------
                                                              $2,887
                                                              ======

     The following unaudited summary, prepared on a pro forma basis, combines the results of operations of the acquired businesses with those of the Company as if the acquisitions had been consummated as of the beginning of the respective periods and after including the impact of certain adjustments such as: amortization of goodwill, depreciation on assets acquired, interest on acquisition financing and lease payments on the leased facility (in thousands except for EPS):

                                                          YEAR ENDED JUNE 30,
                                                          -------------------
                                                            1999       1998
                                                          --------    -------
Revenue.................................................  $ 82,596    $95,979
Expenses................................................   107,519     94,282
                                                          --------    -------
Net income (loss).......................................  $(24,923)   $ 1,697
                                                          ========    =======
Pro forma diluted EPS...................................  $  (1.49)   $  0.13
                                                          ========    =======

     The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions had been completed as of July 1, 1998 and 1997, respectively. In addition, they are not intended to be a projection of future results of operations.

3. DEVELOPMENT ACTIVITIES

     The Company is a operator, developer and manager of assisted living facilities. The Company's development projects have generally involved entering into development agreements with third party owners, which are typically real estate investment trusts ("REITs") (each, an "Owner"), and the Company receives development fees for the design and development services provided to the owners. An independent third party company (the "Operator/Lessee") leases the assisted living facility from the Owner when construction has been completed and provides funding for the working capital during the initial occupancy period. The Company manages the assisted living facility pursuant to a management agreement for a term of two to nine years in return for a management fee approximating 6% of the net revenue of the facility. These fees are subordinate to any rent payments made by the operator/lessee to the facility owner. The Company has the option (but not the obligation) to purchase the stock or assets of the operator/lessee pursuant to a related option agreement (see Note 17).

     The Company incurs substantial development costs prior to executing the development agreement (precontract costs). Such costs relate to market analysis and evaluation, site selection and land control, obtaining architectural and engineering reports, preparing development plans and obtaining zoning and other governmental approvals and permits relating to the building, sewer, water, roads, utilities, etc. Development contracts in process at June 30, 1999 and 1998 are summarized as follows:

                                                            1999       1998
                                                           -------    -------
Precontract costs........................................  $ 8,084    $   499
Costs and estimated earnings of development contracts
  in process.............................................   10,761     11,470
Less billings to-date....................................   (7,706)    (9,435)
                                                           -------    -------
                                                             3,055      2,035
                                                           -------    -------
Less allowance for loss on termination of development
  projects (Note 10).....................................   (8,580)        --
                                                           -------    -------
                                                           $ 2,559    $ 2,534
                                                           =======    =======

     With respect to 11 facilities that have been developed and then leased by the Company, development fees of $973,000 were deferred and amortized over the initial term of the lease as a reduction of rent expense. In Fiscal 1998, the Company sold certain assets and its leasehold rights related to these 11 facilities to newly formed special purpose entities for $2,645,000 and entered into management agreements with such entities. The Company has options to reacquire the leasehold interests in those facilities. The gain on such sale of $922,000 has also been deferred and is being amortized to operations over five years, the term of the management agreement. In Fiscal 1999, the Company exercised their option to acquire leasehold interest of certain facilities and deferred gains of $436,000 have been applied to reduce the carrying value of such interests (see Note 2). At June 30, 1999, and 1998, unamortized development fees and gains were $1,040,000 and $1,702,000, respectively.

     The estimated total costs of the development contracts in process at June 30, 1999, primarily representing costs reimbursable from facility owners, were $110,000,000, of which $67,800,000 had been incurred through that date.

4. RECEIVABLES AND CONCENTRATION OF BUSINESS AND CREDIT RISK

     Receivables consist of the following at June 30, 1999 and 1998:

                                                            1999       1998
                                                           -------    -------
Accounts receivable -- patients and residents............  $ 8,480    $ 9,015
                                                           -------    -------
Contracts receivable:
     Development fees....................................    1,200      2,198
     Reimbursable costs due from facility owners.........    3,085      6,181
                                                           -------    -------
                                                             4,285      8,379
                                                           -------    -------
Advances to Operator/Lessees.............................    7,949      3,152
                                                           -------    -------
          Total receivables..............................   20,714     20,546
                                                           -------    -------
Less: allowance for doubtful receivables.................   (2,352)      (916)
      allowance for losses on development activities and
      shortfall   funding agreements (Notes 10 and 11)...   (6,450)        --
                                                           -------    -------
          Net receivables................................  $11,912    $19,630
                                                           =======    =======

     The Company receives payment for a significant portion of services rendered to patients from the Federal government under Medicare and from the states in which its facilities and/or services are located under Medicaid. For Fiscal 1999, the Company derived approximately 26% of its gross patient revenues from Medicare and approximately 48% of its gross patient revenues from Medicaid. For the years ended June 30, 1998 and 1997, the Company derived approximately 43% and 38% of its gross patient revenues from Medicare, respectively, and approximately 37% and 38% of its gross patient revenues from Medicaid, respectively. A substantial portion of the Company's facilities are located in Pennsylvania and Missouri. Operating revenues attributable to the Company's business in those states accounted for approximately 92% and 94% of the Company's total operating revenues for the years ended June 30, 1999 and 1998, respectively. Until the Company's operations become more geographically diverse, the Company will be more susceptible to downturns in local and regional economies and changes in state or local regulation because such conditions and events could affect a relatively high percentage of the total number of facilities currently in operation and under development. As a result of such factors, there can be no assurance that such geographic concentration will not have a material adverse effect on the Company's business, results of operations or financial condition.

5. ASSETS HELD FOR SALE/DIVESTITURES

     In December 1998, the Company completed the sale of the assets of its Wisconsin assisted living facilities for net proceeds of approximately $2,726,000. The Wisconsin facilities had been classified as an asset held for sale at June 30, 1998. The sale resulted in a loss of $200,000 in Fiscal 1999.

     In October 1997, the Company completed the sales of its pharmacy operations for net proceeds of approximately $4,700,000. The pharmacy was classified as an asset held for sale at June 30, 1997. The sale resulted in a gain of $2,858,000 in Fiscal 1998.

6. SALE/LEASE-BACK

     In March 1999, the Company completed the sale and subsequent leaseback of two of its facilities in Bloomsburg and Saxonburg, Pennsylvania. The net proceeds from the sale of the two facilities was $8,901,000.

The leases have an initial term of 15 years with three renewal terms: two of five years and one for four years 11 months. The annual lease rate is 10.25%. The sale resulted in a loss of $102,000 in Fiscal 1999.

7. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following as of June 30 (dollars in thousands).

                                                         ESTIMATED
                                                        USEFUL LIFE     1999      1998
                                                        -----------    ------    -------
Land and land improvements............................  2 - 15 yrs      1,566    $ 2,680
Buildings and improvements............................  2 - 40 yrs     13,871     19,887
Fixed and moveable equipment..........................  3 - 20 yrs      9,267      7,307
Leasehold interests...................................      20 yrs      2,149
                                                                       ------    -------
                                                                       26,853     29,874
Less: accumulated depreciation........................                 (2,778)    (2,012)
                                                                       ------    -------
                                                                       24,075    $27,862
                                                                       ======    =======

     Depreciation expense was $1,571,000 in 1999, $1,689,000 in 1998 and $477,000 in 1997. At June 30, 1999 and 1998, property and equipment include approximately $1,090,000 and $368,000 of assets that have been capitalized under capital leases. Amortization of the leased assets is included in depreciation and amortization expense.

8. LONG-TERM DEBT

     Long-term debt consisted of the following as of June 30 (dollars in thousands):

                                                             1999       1998
                                                            -------    ------
Mortgage payable, interest at 10.7%; principal and
interest due monthly through August 2006 based on 30-year
amortization; unpaid principal and interest due August
2006......................................................  $ 3,086    $3,103
Revolving line of credit, interest at the prevailing prime
  rate plus 2.75%; interest due monthly through July
  2002....................................................    7,421        --
Other (including capital lease obligations)...............    1,716       450
                                                            -------    ------
                                                             12,223     3,553
Less: current portion.....................................      450       177
                                                            -------    ------
                                                            $11,773    $3,376
                                                            =======    ======

     The mortgage payable was incurred for the acquisition of two Missouri nursing homes. The mortgage note is collateralized by the facilities' property and equipment. The Company issued a warrant to purchase approximately 460,000 shares of common stock exercisable at $.001 per share in connection with this financing. The value of the warrant of approximately $613,676 ($1.33 per share) has been recorded as deferred financing cost and a corresponding non-cash increase in additional paid-in capital.

     In April 1999, the Company entered into a $15 million revolving Line of Credit. The Line of Credit is secured by the real estate owned by five of the Company's subsidiaries (collectively, the "Real Estate Borrowers") and the eligible accounts receivable of the Company's 10 Missouri skilled nursing facilities. The Line of Credit is for a term of three years, and outstanding borrowings will bear interest at a rate per annum of prime plus 2.75% (see Note
19).

     At June 30, 1999, the aggregate maturities of long-term debt for the next five Fiscal years ending June 30 are as follows (dollars in thousands):

2000.......................................................  $   450
2001.......................................................      448
2002.......................................................    7,865
2003.......................................................      281
2004.......................................................      207
Thereafter.................................................    2,972
                                                             -------
                                                             $12,223
                                                             =======

9. STOCKHOLDERS' EQUITY

     The Company has outstanding warrants to purchase common shares as follows:

                                                   NUMBER OF    WEIGHTED-AVERAGE
                                                    SHARES       EXERCISE PRICE
                                                   ---------    ----------------
Balance at June 30, 1996.........................     45,928          0.01
Granted..........................................    891,939          0.65
Exercised........................................         --            --
                                                   ---------         -----
Balance at June 30, 1997.........................    937,867          0.62
Granted..........................................     47,750          8.58
Exercised........................................         --            --
                                                   ---------         -----
Balance at June 30, 1998.........................    985,617          1.00
Granted..........................................     33,750          4.59
                                                   ---------         -----
Balance at June 30, 1999.........................  1,019,367         $1.12
                                                   =========         =====

10. PROVISION FOR LOSSES ON DEVELOPMENT ACTIVITIES

     The Company's development activities are significantly affected by volatility in the capital markets and specific transaction terms which affect the Company's ability to utilize non-binding financing commitments from real estate investment trusts ("REITS") and other lenders. More specifically, there was a significant reduction in the amount of REIT financing available for new assisted living construction in Fiscal 1999. Furthermore, the ability of the Company to negotiate acceptable transaction terms and to currently recognize income on development fees became increasingly difficult due to accounting pronouncements and guidance issued by the Emerging Issues Task Force ("EITF") and the Securities and Exchange Commission staff. Finally, the Company's leverage (i.e. debt and other financial commitments in relation to equity) increased, in Fiscal 1999 due to the extensive use of operating leases to finance the construction of its Outlook Pointe(R) signature series assisted living facilities.

     As a result of the foregoing, in Fiscal 1999 the Company was not able to obtain financing on acceptable terms to continue development of its Outlook Pointe(R) signature series assisted living facilities. In recognition of the aforementioned events and circumstances beginning in the second Fiscal quarter, the Company: (i) concluded that development fees on new projects scheduled to close did not qualify for income recognition under contract terms considered acceptable by management; (ii) decided to emphasize the focus of management's efforts on the operations of existing facilities and facilities under construction; (iii) decided to substantially reduce its development activities with respect to new sites and projects; and (iv) recorded a provision for losses on development activities of $13,050,000. This provision is based on management's evaluation of assets related to various projects that are not now consistent with the Company's future plans. Such provision includes $3,170,000 primarily related to development fees on abandoned projects and $9,880,000 primarily related to termination of development projects in the precontract phase.

11. PROVISION FOR LOSSES UNDER SHORTFALL FUNDING AGREEMENTS

     As previously discussed, the Company manages certain assisted living facilities owned by REITs and leased to special purpose entities (the "Operator/Lessees"), which are owned by independent third parties. In connection with these transactions, the Company has entered into shortfall funding agreements, whereby the Company has agreed to make loans to the Operator/Lessees if the funds provided by the equity and working capital loans of the Operator/Lessees are depleted by negative cash flows from start-up operations of the facilities.

     During the year ended June 30, 1999, the Company recorded losses of $4,660,000 related to its obligations under the shortfall funding agreements to fund the additional working capital needs of these managed facilities. This amount has been charged to operations as a provision for losses under the shortfall funding agreements and recorded as an allowance against the Company's receivables on advances to the Operator/Lessees. The Company records its losses on shortfall funding agreements using the "modified equity accounting" approach. Under this approach, the operating losses of the Operator/Lessees are allocated first to the capital of the investors, and the losses in excess of such capital are allocated to the Company to the extent of the Company's commitment under the shortfall funding agreement.

12. PROVISION FOR SEVERANCE COSTS

     In connection with the downscaling of development activities related to the Company's Outlook Pointe(R) signature series assisted living facilities discussed above, management adopted a corporate personnel reduction plan affecting certain departments and staff positions. This plan was enacted in February 1999 and resulted in a charge for severance costs of approximately $600,000, representing the estimated costs of employee terminations and related costs. In the fourth quarter, certain additional executive and staff positions were eliminated, which resulted in an increase in such provision of $1,000,000.

13. INCOME TAXES

     The provision for income taxes for the years ended June 30, 1999, 1998 and 1997 consists of the following (dollars in thousands):

                                                              1999     1998    1997
                                                              -----    ----    ----
Current
Federal.....................................................     --      --     --
  State.....................................................  $  83    $ 42    $53
                                                              -----    ----    ---
Total Current...............................................  $  83    $ 42    $53
                                                              -----    ----    ---
Deferred
  Federal...................................................  $(557)   $557     --
  State.....................................................  $ (81)   $ 81     --
                                                              -----    ----    ---
Total Deferred..............................................  $(638)   $638     --
                                                              -----    ----    ---
Total Income Tax Expense....................................  $(555)   $680    $53
                                                              =====    ====    ===

     A reconciliation of income tax expense at the federal statutory rate of 34% to the Company's effective tax rate is as follows:

                                                              1999     1998     1997
                                                              -----    -----    -----
Income taxes computed at statutory rate.....................  (34.0)%   34.0%   (34.0)%
State income taxes, net of federal benefit..................     --      1.9     (6.0)
Basis difference on assets sold.............................     --     14.0       --
Other.......................................................   (5.2)    15.3      1.3
Valuation allowance adjustment..............................   36.9    (49.2)    39.9
                                                              -----    -----    -----
Effective tax rate..........................................   (2.3)%   16.0%     1.2%
                                                              =====    =====    =====

     Temporary differences giving rise to significant deferred tax assets and liabilities at June 30, 1999 and 1998 are as follows (dollars in thousands):

                                                            1999       1998
                                                           -------    -------
Excess tax over book basis of fixed assets...............  $   995    $  (125)
Development fee income...................................        2      2,439
Lease proceeds...........................................     (236)      (414)
Accrued expenses.........................................   (1,554)      (351)
Net operating loss carryover.............................   (6,888)    (1,037)
Other....................................................   (1,252)       126
                                                           -------    -------
  Net deferred tax liability (asset).....................   (8,933)       638
Valuation allowance......................................    8,933         --
                                                           -------    -------
Deferred income tax liability............................  $    --    $   638
                                                           =======    =======

     The Company has net operating loss carryforwards at June 30, 1999 available to offset future federal and state taxable income, if any, of approximately $17,150,000, expiring from 2003 through 2014. The net operating losses are subject to limits on their future utilization under federal and state tax laws. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is in a cumulative pretax loss position since inception. Recognition of deferred tax assets will require generation of future taxable income. There can be no assurance that the Company will generate any earnings or any specific level of earnings in future years. Therefore, the Company established a valuation allowance on deferred tax assets of approximately $8,933,000 as of June 30, 1999. The change in the valuation allowance for deferred tax assets was an increase of $8,933,000 in Fiscal 1999 and a decrease of $2,092,000 in Fiscal 1998.

14. RETIREMENT PLAN

     On January 1, 1998 the Company formed a 401(k) savings plan which covers substantially all employees with one year and more than 1,000 hours of service. The plan allows employees to make tax deferred contributions to the plan. The Company makes matching contribution based on the amount of employee contributions; but in an amount that does not exceed 2% of wages. Matching contributions totaled $166,000 and $64,000 for the years ended June 30, 1999 and 1998, respectively.

15. STOCK OPTIONS

     The 1996 Stock Option Plan combines the features of an incentive and non-qualified stock option plan, a stock appreciation rights ("SAR") plan and a stock award plan (including restricted stock). The 1996 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants.

     The Company has authorized 3,025,000 shares of common stock to be reserved for grants under the 1996 Plan. Options generally vest over a four-year period in cumulative increments of 25% each year beginning one year after the date of the grant. In Fiscal year 1999, the expiration period was increased from not later than five years to not later than 10 years from the date of grant. The options are granted at an exercise price at least equal to the fair market value of the common stock on the date of the grant.

     At June 30, 1999, the range of exercise prices, weighted average remaining contractual life of outstanding options and shares exercisable were as follows:

                OUTSTANDING   WEIGHTED-AVERAGE     SHARES
EXERCISE PRICE    OPTIONS     CONTRACTUAL LIFE   EXERCISABLE
--------------  -----------   ----------------   -----------
$2.00 - 2.99..   1,273,051        6.876 yrs        398,196
$3.00 - 4.99..      37,500         8.01 yrs         37,500
$5.00 - 5.99..     825,800         7.25 yrs        107,004
$6.00 - 6.99..     453,897         3.34 yrs        184,550
$7.00 - 8.88..     133,500         6.29 yrs         34,627
                 ---------                         -------
                 2,723,748                         761,877
                 =========                         =======

STOCK OPTION TRANSACTIONS ARE                      NUMBER OF    WEIGHTED-AVERAGE
SUMMARIZED AS FOLLOWS:                              SHARES       EXERCISE PRICE
-----------------------------                      ---------    ----------------
Balance at June 30, 1996.........................    340,125           2.00
Granted..........................................    673,300           5.16
  Exercised......................................    (11,250)         (2.00)
  Forfeited......................................    (15,000)         (2.84)
                                                   ---------         ------
Balance at June 30, 1997.........................    987,175           4.15
  Granted........................................    473,554           6.50
  Exercised......................................         --             --
  Forfeited......................................    (57,581)         (6.15)
                                                   ---------         ------
Balance at June 30, 1998.........................  1,403,148         $ 4.85
  Granted........................................  1,560,500           3.75
  Exercised......................................    (27,503)         (3.32)
  Forfeited......................................   (212,397)         (5.59)
                                                   ---------         ------
Balance at June 30, 1999.........................  2,723,748         $ 4.20
                                                   =========         ======

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its 1996 Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options as allowed under SFAS No. 123, Accounting for Stock Based Compensation, the Company's net income (loss) and per share amounts would have changed to the pro forma amounts indicated below.

                                                             1999      1998      1997
                                                           --------    -----    ------
Net Income (Loss)
As reported..............................................  $(23,637)   3,575    (4,492)
Pro forma................................................   (24,931)   3,204    (4,511)
Pro forma basic EPS
As reported..............................................     (1.41)    0.31     (0.66)
Pro forma................................................     (1.49)    0.28     (0.67)
Pro forma Diluted EPS
As reported..............................................     (1.41)    0.28     (0.66)
Pro forma................................................  $  (1.49)    0.25     (0.67)

     The fair value of employee options for purposes of the above pro forma disclosure was estimated on the date of grant using the Black-Scholes Multiple Pricing Model. Assumptions used for options issued during the year ended June 30, 1999, and all prior options were as follows:

                                          1999                 1998                 1997
                                    -----------------    -----------------    -----------------
Risk-free interest rate...........       5.5% to 6.0%         5.5% to 6.0%         5.5% to 6.0%
Expected life.....................  1 year after vest    1 year after vest    1 year after vest
Expected volatility...............                .65                  .42                  .30
Expected dividends................                 --                   --                   --

     These assumptions produced weighted average fair values per option of a range of $0.88 to $3.20 for options issued in Fiscal 1999 and a range of $0.85 to $3.97 for options issued in 1998 and $0.41 for options issued in Fiscal 1997. All options issued during these periods were granted at an exercise price at, or in excess of, the fair market value on the grant date.

16. RELATED PARTY TRANSACTIONS

     The Company had the following related party transactions:

     - In September 1998, the Company entered into management agreements, option agreements and other transaction documents with six Operator/Lessees that are owned by Financial Care Investors, LLC, a Delaware limited liability Company ("FCI"). FCI was owned by Brad E. Hollinger, Chairman of the Board, President and Chief Executive Officer of the Company. FCI and its six wholly owned Operator/ Lessees also entered into lease agreements with a REIT. The terms of the agreements among the parties are similar to the terms of the agreements the Company has entered into with independent third party Operator/Lessees. Effective September 30, 1999, FCI redeemed Mr. Hollinger's equity interests in FCI for nominal consideration and sold the equity interests to a group of third party investors.

     - Rental payments made to companies owned by a stockholder/director for the lease of two facilities and other items. Management fees paid to a company owned by the same stockholder/director for managing ten skilled nursing facilities owned or leased by the Company. On July 1, 1997, the Company purchased the assets and operations of this management company for approximately $120,000.

     - Respiratory therapy supplies and management fees paid to a company owned by a stockholder/director.

     - Legal services provided by a relative of a stockholder/officer and consulting services provided by two stockholders/directors.

     - Rental payments to a company owned by two minority stockholders for the lease of seven skilled nursing facilities.

     - Fees paid to an investment banking firm for finding acquisition targets and for raising private equity. A minority stockholder of the Company is an officer of this firm.

     A summary of those transactions for the periods ended June 30 follows (dollars in thousands):

                                                              1999    1998     1997
                                                              ----    ----    ------
Rentals.....................................................  $435    $415    $  175
Management fees.............................................    --      15     1,076
Respiratory therapy.........................................    --     152       731
Legal & consulting services.................................   101     227       134
Skilled nursing facility rentals............................    --    4,627    3,877
Finder's fees...............................................    --      --       250

     Accounts payable include approximately $0, $4,000 and $648,000 related to these services at June 30, 1999, 1998 and 1997, respectively.

17. COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases 19 assisted living facilities, 11 skilled nursing facilities and four independent living facilities, as well as certain equipment and office space under noncancellable operating and capital leases that expire at various times through 2014. Rental expense on such operating leases for the years ended June 30, 1999, 1998 and 1997 was $10,715,000, $9,442,000 and
$5,417,000.

     Future annual minimum lease payments for the next five years and thereafter under noncancellable operating leases with initial terms of one year or more in effect at June 30, 1999, are as follows (dollars in thousands):

                                                              OPERATING
FISCAL YEAR                                                    LEASES
-----------                                                   ---------
2000........................................................  $ 13,355
2001........................................................    13,132
2002........................................................    13,083
2003........................................................    13,072
2004........................................................    13,067
Thereafter..................................................    59,804
                                                              --------
Total Minimum Lease Payments................................  $125,513
                                                              ========

     The operating lease agreements require the payment of additional rent commencing in the second lease year utilizing various contingent factors to calculate the increase. In addition, most of the facility leases have renewal options for periods ranging from 5 years to 24 years after the initial lease period. Contingent lease payments made during the year ended June 30, 1999, 1998 and 1997 were $236,000, $104,000 and none, respectively.

  MANAGEMENT AGREEMENTS

     As discussed in note 3, the Company manages certain assisted living facilities owned by REITs and leased to special purpose entities owned by independent third parties. The Company has the option (but not the obligation) to purchase the stock or assets of the operator/lessee pursuant to an option agreement at an exercise price based on formulas set forth in the agreements. Certain option agreements require the Company to make periodic payments to maintain its option. At June 30, 1999, the Company had purchase option deposits of $4,274,000, which expire at various dates during Fiscal 2000, less an allowance of $1,300,000. Pursuant to shortfall funding agreements, the Company has agreed to make loans to the operator/lessees if the equity and working capital loans of the operator/lessee are depleted by negative cash flows from start up operations of the facilities. The Company incurred a charge of $4,660,000 in Fiscal 1999 in connection with shortfall funding agreements. No charges were incurred in prior years (See Note 11).

  LITIGATION

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such a kind, or involve such amounts, that their unfavorable disposition would not have a material effect on the financial position, results of operations or the liquidity of the Company.

18. NEW ACCOUNTING PRONOUNCEMENTS

  SOP 98-5

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 provides guidance as to the definition of costs of start-up activities, including organization costs, and provides that these costs should be expensed as incurred.

     SOP 98-5 is effective for Fiscal years beginning after December 15, 1998: however, earlier application is encouraged for financial statements which have not been issued. The Company wrote off all costs of start-up activities in Fiscal 1998 of approximately $250,000.

19. SUBSEQUENT EVENTS

     In July 1999, the Line of Credit Agreement was amended. These amendments modify certain definitions and the borrowing base calculation to increase the Line of Credit to $20 million and to add to the lender's secured interest the real estate of two of the Company's subsidiaries located in Missouri. The primary components of the borrowing base consists of 85% of the product of 8.0 to 8.5 times EBITDA of the Real Estate Borrowers plus 85% of the product of 6 times EBITDA of the Skilled Nursing Facility Borrowers. Including the amendments to the Line of Credit Agreement, the borrowing base available (calculated as of June 30, 1999) was approximately $14 million. In a related transaction, the Company repaid the outstanding mortgage debt of $3.1 million. As a result, the Company expects to report a loss on the early extinguishment of debt of approximately $740,000 in the first quarter of Fiscal 2000.

20. SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual and interim financial statements issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     In Fiscal 1999, the Company had three primary reportable segments: (i) Resident Services which includes all assisted living and independent living services, and the management of assisted living facilities, (ii) Patient Services which includes skilled nursing services, home health services, and medical rehabilitation services, and (iii) Development, General and Administrative. No other individual business segment exceeds the 10% quantitative thresholds of SFAS No. 131.

     Balanced Care Corporation management evaluates the performance of its operating segments on the basis of income from continuing operations before non-recurring items (representing provisions for losses on development activities and severance agreements and gains and losses on sales of assets), lease expense, interest (net), taxes, depreciation and amortization.

                                                              YEAR ENDED JUNE 30, 1999
                                               ------------------------------------------------------
                                                                        DEVELOPMENT,
                                               RESIDENT    PATIENT      GENERAL AND
                                               SERVICES    SERVICES    ADMINISTRATIVE    CONSOLIDATED
                                               --------    --------    --------------    ------------
Revenues.....................................  $24,159     $47,999        $ 6,288          $78,446
Operating expenses...........................   15,128      42,390             --           57,518
General and administrative expenses..........       --          --         12,781           12,781
Provision for losses under shortfall funding
  agreements.................................    4,660          --             --            4,660
                                               -------     -------        -------          -------
Income (loss) from continuing operations
  before non-recurring items, lease expense,
  interest (net), taxes, depreciation and
  amortization...............................  $ 4,371     $ 5,609        $(6,493)         $ 3,487
                                               =======     =======        =======          =======
Total Assets.................................  $41,104     $11,764        $18,187          $71,055
                                               =======     =======        =======          =======

                                                              YEAR ENDED JUNE 30, 1998
                                               ------------------------------------------------------
                                                                        DEVELOPMENT,
                                               RESIDENT    PATIENT      GENERAL AND
                                               SERVICES    SERVICES    ADMINISTRATIVE    CONSOLIDATED
                                               --------    --------    --------------    ------------
Revenues.....................................  $18,920     $58,194        $11,774          $88,888
Operating expenses...........................   11,819      51,101             --           62,920
General and administrative expenses..........       --          --         11,877           11,877
Provisions for losses under shortfall funding
  agreements.................................       --          --             --               --
                                               -------     -------        -------          -------
Income from continuing operations before non-
  recurring items, lease expense, interest
  (net), taxes, depreciation and
  amortization...............................  $ 7,101     $  7093        $  (103)         $14,091
                                               =======     =======        =======          =======
Total Assets.................................  $36,130     $15,897        $33,945          $85,972
                                               =======     =======        =======          =======

     There are no material inter-segment revenues or receivables. The Company does not evaluate its operations on a geographic basis.

21. QUARTERLY FINANCIAL INFORMATION

                                             FIRST         SECOND          THIRD          FOURTH           FULL
                                            QUARTER        QUARTER        QUARTER        QUARTER           YEAR
                                          -----------    -----------    -----------    ------------    ------------
                                           (UNAUDITED, IN THOUSANDS EXCEPT FOR DILUTED EARNINGS (LOSS) PER SHARE)
YEAR ENDED JUNE 30, 1999:
Total revenue...........................    $23,871        $18,682        $16,737        $ 19,156        $ 78,446
                                            =======        =======        =======        ========        ========
Total operating expenses................    $20,797        $24,932        $21,277        $ 35,463        $102,469
                                            =======        =======        =======        ========        ========
Net income (loss).......................    $ 1,940        $(5,163)       $(2,769)       $(17,645)       $(23,637)
                                            =======        =======        =======        ========        ========
Pro forma diluted earnings (loss) per
  share.................................    $  0.11        $ (0.31)       $ (0.17)       $  (1.06)       $  (1.41)
                                            =======        =======        =======        ========        ========
YEAR ENDED JUNE 30, 1998:
Total revenue...........................    $19,138        $21,255        $24,538        $ 23,957        $ 88,888
                                            =======        =======        =======        ========        ========
Total operating expenses................    $19,664        $22,681        $22,427        $ 21,636        $ 86,408
                                            =======        =======        =======        ========        ========
Net income (loss).......................    $  (657)       $   849        $ 1,347        $  2,036        $  3,575
                                            =======        =======        =======        ========        ========
Pro forma diluted earnings (loss) per
  share.................................    $ (0.08)       $  0.09        $  0.10        $   0.11        $   0.28
                                            =======        =======        =======        ========        ========

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
BALANCED CARE CORPORATION:

     We have audited the consolidated financial statements of Balanced Care Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Balanced Care Corporation and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Baltimore, Maryland
August 20, 1999

                            SUBSCRIPTION AGREEMENT                       Annex A


    This Agreement made as of the 8th day of October, 1999, as amended and restated as of the 11th day of October, 1999.

BETWEEN:
                    IPC ADVISORS S.A.R.L. (the "Purchaser"),
                                                              OF THE FIRST PART;
                    - and -

                    BALANCED CARE CORPORATION, a corporation governed by the Laws of the State of Delaware (the "Corporation"),


                                                             OF THE SECOND PART.


         WHEREAS subject to the terms and conditions hereof the Purchaser desires to subscribe for and purchase from the Corporation and the Corporation desires to issue and sell to the Purchaser Sixteen Million Seven Hundred Thousand (16,700,000) shares of common or convertible preferred stock in the capital of the Corporation.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and such other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1      DEFINITIONS.

         In this Agreement, initially capitalized terms shall have the meaning set out on Schedule A hereto.

1.2      CONSTRUCTION


         In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

         (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

         (e) when calculating the period of time within which or filing which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

         (f)      all dollar amounts are expressed in United States funds;

         (g) whenever reference is made to "generally accepted accounting principles", such reference shall be deemed to be the United States generally accepted accounting principles; and

         (h) any tender of documents or money under this Agreement may be made upon the parties or the respective counsel and money may be tendered by wire transfer, by bank draft drawn upon a bank or by negotiable cheque payable in United States funds and certified by a bank.

1.3      SCHEDULES.

         The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

     Schedule A            Definitions
     Schedule B            Representations and Warranties of the Corporation
     -Exhibit I            Disclosure Schedule
     Schedule C            Representations and Warranties of Purchaser
     Schedule D            Conditions Precedent in favour of the Corporation
     Schedule E            Conditions Precedent in favour of Purchaser
     Schedule F            Series C Preferred Share Provisions
     Schedule G            Registration Rights Agreement
     Schedule H            Voting Agreement
     Schedule I            Business Plan

                                   ARTICLE II
                                PURCHASE AND SALE

2.1      PURCHASE AND SALE OF PURCHASED SHARES.

         Subject to the terms and conditions of this Agreement, at the Time of Closing, the Purchaser shall subscribe for and purchase from the Corporation and the Corporation shall issue and sell to the Purchaser the Purchased Shares free and clear from all Encumbrances.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

         The Corporation represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as set out in Schedule B hereto.

3.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants to the Corporation (and acknowledges that the Corporation is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as set out in Schedule C hereto.

3.3       NATURE AND SURVIVAL.

         All representations and warranties contained in this Agreement on the part of each of the parties shall survive Closing, for a period from the First Date of Closing to the earlier of twelve (12) months from the Second Date of Closing or eighteen (18) months from the First Date of Closing. If no claim is made under this Agreement against a party for any incorrectness in, or breach of, any representation or warranty made in this Agreement, prior to the expiry of this survival period, such party shall have no further liability under this Agreement with respect to such representation or warranty.

                                   ARTICLE IV
                               CLOSING CONDITIONS

4.1       CONDITIONS FOR THE BENEFIT OF THE CORPORATION.

         The obligation of the Corporation to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing, each of the conditions set out in Schedule D hereto (each of which is acknowledged to be for the exclusive benefit of the Corporation and may be waived only by the Corporation)

4.2       CONDITIONS FOR THE BENEFIT OF THE PURCHASER.

         The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing, each of the conditions set out in Schedule E hereto (each of which is acknowledged to be for the exclusive benefit of the Purchaser and may be waived only by the Purchaser).

                                    ARTICLE V
                                    CLOSINGS

5.1       LOCATION AND TIME OF CLOSING.

         The closing of the purchase and sale of the Purchased Shares shall take place at the Time of Closing on the First Date of Closing and the Second Date of Closing at the offices of the Corporation, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.


5.2       DELIVERIES AT CLOSING.


         At the Time of Closing on the First Date of Closing, the Corporation shall issue and deliver to the Purchaser a certificate or certificates representing Three Million Three Hundred Thousand (3,300,000) Series C Preferred Shares, together with such other documents as are required or contemplated to be delivered by the Corporation pursuant to this Agreement, and the Purchaser shall deliver and pay to the Corporation Four Million One Hundred and Twenty Five Thousand ($4,125,000) Dollars, together with such other documents as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

         At the Time of Closing on the Second Date of Closing, the Corporation shall issue and deliver to the Purchaser a certificate or certificates representing Thirteen Million Four Hundred Thousand (13,400,000) shares of common stock in the capital of the Corporation, together with such other documents as are required or contemplated to be delivered by the Corporation pursuant to this Agreement, and the Purchaser shall deliver and pay to the Corporation Sixteen Million Seven Hundred and Fifty Thousand ($16,750,000) Dollars, together with such other documents as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

6.1       BUSINESS PLAN.

         The Corporation agrees that the Purchase Price received by the Corporation upon the issue and sale of the Purchased Shares shall be used by the Corporation for the purposes set out in the Business Plan of the Corporation annexed as Schedule I hereto. The Corporation further agrees that the Corporation shall not authorize or take any action not expressly contemplated by the Business Plan nor amend, modify, restate or supersede the Business Plan in any material respect, without the prior consent of the Purchaser.

6.2       BOARD REPRESENTATION.

         The Corporation agrees that it shall cause to be nominated or appointed to the Board of Directors of the Corporation and shall solicit proxies in favour of the election, as two (2) Class I directors, one (1) Class II director and one
(1) Class III director, the individual(s) designated by the Purchaser (at its sole discretion) at each subsequent meeting of the stockholders of the Corporation at which such Class directors of the Corporation are to be elected. If any such director designated by the Purchaser shall be disqualified, removed, resign or otherwise cease to be a director of the Corporation, the Purchaser shall have the right (exercisable at its sole discretion) to designate (and the Board of Directors shall appoint) a further individual to fill the vacancy so created. The Corporation agrees to provide to each director nominated by the Purchaser any release or indemnity provided to any other director of the Corporation at any time.

         If at any time the Corporation has amended or proposes to amend its certificate of incorporation to remove the staggered board provisions therein contained (including so that directors of the Corporation are no longer organized by Class), the foregoing rights of the Purchaser shall apply mutatus mutandis but without reference to any particular Class of director.

         The Corporation further agrees that it shall not, without the prior consent of the Purchaser, initiate, facilitate, support or, to the extent permitted by Law, permit, any action or resolution proposing to fix the number of directors of the Corporation in excess of nine (9) members. The Corporation further agrees that the Purchaser shall be entitled to designate at least fifty (50%) percent of the members of any committee of the Board of Directors of the Corporation.

6.3       MATERIAL DECISIONS.

         During the period commencing on the First Date of Closing and ending upon the earlier of (i) the Second Date of Closing, and (ii) the date the Purchaser (and its affiliates and transferees) ceases to hold any Series C Preferred Shares, no Material Decision shall be taken or implemented.

6.4       HSR ACT.

         The parties shall exercise all commercially reasonable efforts to make all necessary filings with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in order to satisfy the requirements thereof, and to address any concerns of such Authorities, to permit the transactions contemplated by this Agreement, including the purchase and sale of the remaining Purchased Shares at the Second Date of Closing, to occur as soon as practicable following the First Date of Closing.

6.5       SPECIAL MEETING OF SHAREHOLDERS AND VOTING AGREEMENT.

         As soon as practicable following the First Date of Closing, , the Corporation shall convene the Special Meeting. The Corporation shall cause to be postponed its currently scheduled annual meeting of stockholders such that its 1999 annual meeting of stockholders shall occur contemporaneously with the Special Meeting.

         For these purposes, the Corporation shall cause to be prepared and filed with and use its reasonable best efforts to have declared effective, the Securities and Exchange Commission its draft Proxy Statement in form and substance reasonably satisfactory to the Purchaser. The Purchaser shall provide the Corporation on a timely basis with all information as may be required to be included in the Proxy Statement which relates to it, and the Corporation shall permit the Purchaser and its counsel to review all drafts of the Proxy Statement and a reasonable opportunity to provide comments thereon.

         The Proxy Statement shall comply with all applicable Laws, including Rule 14A of the Exchange Act. The Corporation shall keep the Purchaser informed of any requests or comments made by the Securities and Exchange Commission or other Authority in relation to the Proxy Statement. As soon as permitted by applicable Laws, the Corporation shall cause the Proxy Statement in form and substance satisfactory to the Purchaser to be sent to the appropriate Persons in accordance with applicable Laws.

         Immediately following the First Date of Closing and until the Special Meeting, the Corporation shall use its reasonable best efforts to cause as many stockholders of the Corporation as possible to enter into a Voting Agreement in the form annexed as Schedule H hereto as parties thereto and in any event to obtain their proxies to vote in favor of the transactions contemplated by this Agreement at the Special Meeting

6.6      CONSENTS, APPROVALS ETC.

         The Corporation agrees that it will use all commercially reasonable efforts to obtain all authorizations, waivers, exemptions, consents, orders and other approvals from applicable Authorities and other Persons as are necessary to consummate the transactions contemplated hereby, and to satisfy each of the conditions precedent to be satisfied by it and to take or cause to be taken all other action and to do or cause to be done all other things necessary or advisable under applicable Laws to permit the completion of the transactions contemplated hereby in accordance with the provisions of this Agreement. The Corporation will vigorously defend or cause to be defended any lawsuits or other proceedings that may be brought against it challenging or opposing this Agreement or the transactions contemplated hereby.

6.7      NON-SOLICITATION.

         Subject to the following paragraph, during the period commencing on the First Date of Closing and ending upon the earlier of (i) the Second Date of Closing, and (ii) the date the Purchaser (and its affiliates and transferees) ceases to hold any Series C Preferred Shares, the Corporation agrees that it will not, directly or indirectly, solicit, initiate, participate in or encourage any expression of interest, proposal or offer from, or negotiation with, or provide information to or facilitate discussions with any Person relating to a Material Transaction, without the prior consent of the Purchaser. During such period, the Corporation shall immediately notify the Purchaser upon receipt of any such expression of interest, proposal or offer from any Person relating to a Material Transaction and forthwith disclose to the Purchaser all details thereof.

         Provided, nothing contained in this section 6.7 will prevent the Board of Directors of the Corporation from responding to any unsolicited expression of interest, proposal or offer if, upon the advice of counsel (acceptable to the members of the Board of Directors of the Corporation), the failure to do so would constitute a violation of the Board's fiduciary duties to its stockholders and the Corporation. Provided further, that any exercise by the Board of Directors of the Corporation of its right to respond to any such unsolicited expression of interest, proposal or offer pursuant to the immediately preceding sentence shall (i) be subject to the Corporation entering into customary confidentiality and stand-still covenants in favour of the Corporation, with any Person provided access to the confidential information of the Corporation, and
(ii) permit the Purchaser, at its election, (a) to immediately terminate its obligations hereunder to consummate the transactions contemplated hereby to occur at the Second Date of Closing, and/or (b), to receive, upon notice to such effect from the Purchaser to the Corporation, from the Corporation the payments contemplated by section 8.8 hereof, and/or (c) to put its Series C Preferred Shares to the Corporation.

6.8       STANDSTILL.

         The Purchaser agrees that for a period of thirty six (36) months immediately following the date hereof, it shall not, without the prior written consent of the Corporation given by resolution of the directors of the Corporation (the directors designated by the Purchaser pursuant to section 6.2 hereof abstaining from voting thereon), (i) initiate any merger, consolidation, reorganization, recapitalization, amalgamation, liquidation, tender offer for the outstanding shares of common stock in the capital of the Corporation which is subject to Section 14(d)(1) of the Exchange Act or any other similar transaction that would result in the stockholders equity of the Corporation being exchanged for a cash equivalent value of less than Six ($6.00) Dollars per share, or (ii) finance any third party to effect any of the foregoing.

6.9       CONFIDENTIALITY.

         Each party agrees that, except as may be required by Law, it shall not disclose this Agreement or the transactions contemplated hereby to any other Person (other than its directors, officers, employees and advisors who are advised of and agree to be bound by these confidentiality provisions). Without limiting the generality of the foregoing, each party agrees that, to the extent permitted by Law, it shall not make any public announcement or regulatory filing disclosing this Agreement or the transactions contemplated hereby without the prior approval of such announcement or regulatory filing by the other, such approval not to be unreasonably withheld or delayed.

6.10      NOTIFICATION.

         During the survival period referred to in section 3.3, each party will promptly notify the other if any of the representations and warranties made by it in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations hereunder.

6.11      POST-CLOSING DELIVERIES

         On or prior to October 15, 1999, the Corporation shall cause to be delivered to the Purchaser and its counsel an executed opinion of counsel reasonably satisfactory to Purchaser in form, scope and substance reasonably acceptable to Purchaser , and, if applicable, the amendments referred to in
Section 8 of Schedule E to this Agreement, fully executed by all applicable parties.

                                   ARTICLE VII
                                 INDEMNIFICATION

7.1       INDEMNIFICATION.

         The Corporation covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Corporation, to indemnify and save harmless the other (which for purposes of this Article VII shall include its directors, officers, agents and nominees) from and against any claim, demand, action, cause of action, damage, loss (other than lost profits), costs, liability or expense (including professional fees and disbursements), other than arising solely as a result of the indemnified party's gross negligence or wilfull misconduct, which may be made or brought against the other or which the other may suffer or incur in respect of, as a result of, or arising out of any nonfulfillment of any agreement or covenant on its or their part under this Agreement or any document or certificate given pursuant to this Agreement, or any inaccuracy in or breach of any of its representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

 7.2       CLAIMS OTHER THAN THIRD PARTY CLAIMS.

         Following receipt from the Corporation or the Purchaser, as the case may be (the "Indemnified Party" which for purposes of this Article VII shall include its directors, officers, agents and nominees), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim, the party who was in receipt of such notice (the "Indemnifying Party") shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) days to the validity and amount of the claim, the Indemnifying Party shall immediately pay the Indemnified Party the full agreed upon amount of the claim.

7.3        ADDITIONAL RULES AND PROCEDURES.

           The obligation of the parties to indemnify each other pursuant to this Article VII shall also be subject to the following:


         (a) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to section 7.1 if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time period provided for in section 3.3 hereof;

         (b)
                   if any claim by a person other than the Indemnified Party (a "Third Party Claim") is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnifying Party, reimbursement the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;


         (c) except in the circumstances contemplated by paragraph 7.3(a) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any

                   Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and

         (d) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available.

7.4       RIGHTS CUMULATIVE.

         The rights of indemnification contained in this Article VII are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise, provided that there shall be no duplication of payment of damages.

                                  ARTICLE VIII
                                     GENERAL

8.1       TIME OF ESSENCE.

          Time shall be of the essence in this Agreement.

8.2       GOVERNING LAW, JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York. The parties hereto absolutely and irrevocably consent and submit to the jurisdiction of the courts of the County of New York and of any federal courts located in the County of New York in connection with any actions or proceedings brought against it by any other party hereto arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereto waive any right that they may have to have a trial by jury in any action or proceeding brought against it by or upon the exercise of any rights or remedies of any other party hereto arising out of or relating to this Agreement and the transactions contemplated hereby.

8.3       ENTIRE AGREEMENT.

         This Agreement, including the schedules annexed hereto, and agreements contemplated hereby, and the Agreement and Direction among the Purchaser, the Corporation and Goodman Phillips & Vineberg dated October 11, 1999, constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede all oral statements and prior writings with respect hereto.

8.4       ASSIGNMENT.

         Neither this Agreement nor any right or obligation hereunder may be assigned by the Corporation without the prior consent of the Purchaser. This Agreement and any right or obligation hereunder may be assigned by the Purchaser to any affiliate of the Purchaser, Central Park Lodges Ltd. or any affiliate thereof without the prior consent of the Corporation.


8.5       SEVERABILITY.

         If any provision, or portion thereof, of this Agreement, or of the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof, to any other Person or circumstance shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

8.6       BINDING EFFECT.

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, executives, legal personal representatives, successors and permitted assigns.

8.7       EXPENSES.

         Subject to Section 8.8 hereof, each of the parties hereto shall be responsible for and shall pay all Taxes, costs, expenses and legal or other fees incurred by it in connection with the negotiation, settlement and execution of this Agreement and all matters related thereto and shall indemnify and hold harmless the other parties from and against any and all liabilities and claims in respect of any such expenses, costs or fees. Notwithstanding the foregoing, all applicable filing and administrative costs associated with any required filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under or in connection with the HSR Act shall be paid equally by the Corporation and the Purchaser.

 8.8      NON-COMPLETION FEE.

         If the transactions contemplated hereby to occur on the Second Closing Date have not been completed on or before the date that is six (6) months from the date hereof, (a) the Corporation shall on the first Business Day thereafter deliver and pay to the Purchaser an amount equal to (i) unless the sole reason such completion did not occur is that the condition in section 10 of Schedule E has not been met, One Million ($1,000,000) Dollars plus (ii) in all cases, all costs, expenses and legal or other fees incurred by the Purchaser in connection with the negotiation, settlement and execution of this Agreement and all matters related thereto and all disputes arising in connection therewith, (b) the Purchaser shall have no further obligation to complete the transactions contemplated hereby to occur on the Second Closing Date and (c) the Purchaser shall be entitled to exercise the Put Right pursuant to Section 5 of the certificate attached as Schedule F hereto.

8.9        OBLIGATIONS AS COVENANTS.

         Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed a covenant, is considered for all purposes to be a covenant. The parties shall use all commercially reasonable efforts to cause to be satisfied the respective agreements, covenants and obligations herein by the date by which same is to be satisfied and co-operate with each other party in this connection.

8.10     NOTICE.

         Any notice, consent, waiver, approval or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, consent, waiver, approval or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise shall be deemed to have been received on the fourth (4th) Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivery by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:


         (a)      if to the Corporation

                  Balanced Care Corporation
                  1215 Manor Drive
                  Mechanicsburg, Pennsylvania
                  17055

                  Attention: Brad E. Hollinger
                  Telecopier No:  (717) 796-6278


                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York
                  10022-6069

                  Attention: Richard Vilsoet
                  Telecopier No.:  (212) 848-7179

         (b)      if to the Purchaser:

                  IPC Advisors S.A.R.L.
                  c/o Unsworth & Associates
                  Herengracht 483
                  1017 BT
                  Amsterdam

                  Attention:  Brad Unsworth
                  Telecopier No.:  011-31-20-623-2205

                  with a copy to:

                  Manfred J. Walt
                  c/o Central Park Lodges
                  175 Bloor Street East
                  South Tower
                  Toronto, Ontario
                  M4W 3R8

                  Telecopier No.:  (416) 323-3818
                  with a further copy to:

                  Goodman Phillips & Vineberg
                  250 Yonge Street, Suite 2400
                  Toronto, Ontario
                  M5B 2M6

                  Attention: Stephen Pincus
                  Telecopier No.: (416) 979-1234

8.11      WAIVER.

         The failure by any party to enforce at any time any provision of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. The exercise by any party of any of its rights provided by this Agreement shall not preclude or prejudice such party from exercising any other right it may have under this Agreement. Without limiting the generality of the foregoing, any waiver of any condition for the benefit of a party waived by such party in connection with the closing of the transactions contemplated hereby to be consummated on the First Date of Closing, shall not be considered a waiver by such party of such condition or preclude or prejudice such party from exercising its right to require satisfaction of such condition in connection with the closing of the transactions contemplated hereby to occur on the Second Date of Closing.

8.12      EXECUTION AND COUNTERPARTS.

         For the convenience of the parties, this Agreement may be executed by facsimile or otherwise in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one in the same instrument.

         IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto on the date first indicated above.

                                                       BALANCED CARE CORPORATION


                                                           /s/ Brad E. Hollinger
                                                       By: /s/ Robin L. Barber
                                                          ---------------------


                                                       IPC ADVISORS S.A.R.L.

                                                            /s/ J. B. Unsworth
                                                       By:
                                                            -------------------
                                                                  Manger

                                   SCHEDULE A

                                   DEFINITIONS

"AGREEMENT" means this agreement and all schedules annexed to this agreement, and all agreements contemplated hereby, in each case as they may be amended or supplemented from time to time, and the expressions "hereof', "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement.

"AFFILIATE" has the meaning ascribed to it in Rule 405 of the Securities Act.

"AUDITED FINANCIAL STATEMENTS" means the audited financial statements of the Corporation as at and for the fiscal year ended June 30, 1999 and the report of the auditors of the Corporation thereon filed with the Securities and Exchange Commission on the Form 10-K/A.

"AUTHORITY" means any governmental or regulatory authority, agency, body, court, commission, department or stock exchange, whether federal, provincial, state, municipal or local, having jurisdiction over the Corporation or the Purchaser, as applicable.

"BUILDINGS" means the buildings constructed on the Real Property and all other structure, fixtures, erections, appurtenances and improvements located on, in or forming part of the Real Property.

"BUSINESS DAY" means any day, other than (i) a Saturday, Sunday or statutory holiday in the State of New York or (ii) any of the first, second, seventh or eighth day of Passover, the first or second day of Shavuoth, the first or second day of Rosh Hashanah, Yom Kippur, the first or second day of Sukkoth, Shemini Azereth or Simchas Torah, and the day prior to any of the foregoing days.

"BUSINESS PLAN" means the business plan annexed as Schedule I hereto.

"CODE" means the Internal Revenue Code of 1986, as amended.

"CLAIMS" means any administrative, court, regulatory or similar proceeding, arbitration or other dispute resolution settlement procedure, investigation or inquiry.

"CLOSING" means the consummation of the purchase and sale of the Purchased Shares contemplated by this Agreement, whether on the First Date of Closing or the Second Date of Closing, as applicable.

"CORPORATION" means Balanced Care Corporation, a corporation governed by the Laws of the State of Delaware, and (unless expressly provided otherwise) each of its affiliates.

"DISCLOSURE SCHEDULE" means Exhibit 1 to Schedule B of this Agreement.

"ENVIRONMENTAL LAWS" means all Laws relating to the protection of human health and safety, the environment or Hazardous Materials.

"ENCUMBRANCES" means and includes any mortgage, deed of trust, lien, pledge, charge, security interest, restriction, claim, Encumbrance, preemptive right or other right to use or acquire, ownership interest, action or demand of any nature whatsoever.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules, regulations and interpretations promulgated thereunder.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations thereunder.

"FACILITIES" means the senior living and care facilities developed, acquired, owned, leased, managed and/or operated by the Corporation, whether under construction, in lease-up or in operation.

"FIRST DATE OF CLOSING" means October 8, 1999 or such other date as the parties shall mutually agree.

"1998 FORM 10-K/A" means the Form 10-K/A of the Corporation dated as of June 30, 1998, together with Exhibits thereto, filed with the Securities and Exchange Commission.

"1999 FORM 10-K/A" means the Form 10-K/A (Amendment No. 1) of the Corporation dated September 28, 1999, together with Exhibits thereto, filed with the Securities and Exchange Commission.

"HAZARDOUS MATERIALS" means any contaminants, pollutants, substances or materials, including polychlorinated biphenyls, petroleum, petroleum products, radioactive materials, lead-containing materials, radon, asbestos, urea formaldehyde foam insulation, liquid waste, special waste, toxic substances, hazardous or toxic chemicals, or any other substance or material that, when released to the natural environment could cause, at some immediate or future time, harm or degradation to the natural environment or risk to human health, whether or not such contaminants, pollutants, substances or materials are or shall become prohibited, controlled or regulated by any Authority and any "contaminants", "dangerous substances", "hazardous materials", "hazardous substances", "hazardous wastes", "industrial wastes", "liquid wastes", "pollutants" and "toxic substances", all as defined in, referred to or contemplated in any Environmental Law.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

"LAWS" means all legally binding federal, provincial, state, municipal and local constitutions, treaties, Laws, including Environmental Laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or administrative judgements, orders, decisions, rulings or awards, policies, guidelines, including general principles of civil and common Law.

"MATERIAL DECISION" means any decision involving:

    (a) the declaration or payment of any dividends or any other distribution in respect of any securities of the Corporation;

    (b) the issuance of any debt over one million ($1,000,000) Dollars (other than drawdowns under the Corporation's existing credit facility or specifically contemplated by the Business Plan) or equity securities, warrants and options of the Corporation;

    (c) the sale or disposition of any assets or property of the Corporation during any fiscal year (whether in one or more transactions) with an aggregate book value in excess of three million ($3,000,000) Dollars, except as expressly provided for in the Business Plan;

    (d) making or committing to make during any fiscal year capital expenditures which, in the aggregate, exceed five hundred thousand ($500,000) Dollars and which have not been expressly provided for in the Business Plan;

    (e) establishing, acquiring or otherwise becoming involved in any corporate entity or any partnership, joint venture or similar arrangements, except as expressly provided for in the Business Plan;

    (f) hiring any employee whose annual remuneration, or retaining any consultant whose annual consulting fee, exceeds or could exceed one hundred fifty thousand ($150,000) Dollars per annum, or amending, terminating or otherwise altering or waiving the terms of any employment, consulting or management contract with respect to an individual whose annual remuneration or fee exceeds that amount;

    (g) entering into any transactions with directors, officers, or employees of the Corporation or members of their families or other Persons with whom the Corporation does not act at arm's length;

    (h) entering into (other than in the ordinary course to fund working capital needs expressly contemplated by the Business Plan), modifying or cancelling any credit facility;

    (i) the creation of any mortgage, lien, charge or other form of Encumbrance with respect to any of the assets of the Corporation, other than in the ordinary course of business as expressly contemplated by the Business Plan;

    (j) the alteration of the nature of the business of the Corporation or otherwise engaging in other businesses or activities that are not incidental to the businesses or activities currently undertaken by the Corporation, except as expressly contemplated by the Business Plan;

    (k) the entering into of any agreement with a term in excess of one year which contemplates the payment by or to the Corporation of more than five hundred thousand ($500,000) Dollars during its term, except as expressly contemplated by the Business Plan;

    (l) the institution, modification or termination of any incentive compensation arrangement for the directors, officers or employees of the Corporation;

    (m) the amendment, modification or restatement of, or deviation from the Business Plan;

    (n)         or changing the auditors of the Corporation.

"MATERIAL TRANSACTION" means any debt or equity financing (other than ordinary course mortgage refinancings) or offering, tender offer, amalgamation, merger, arrangement or other business combination involving the Corporation, acquisition, disposition (other than the sale of the Missouri nursing homes), lease or exchange of any assets or liabilities or the adoption of any plan of liquidation or dissolution of or involving the Corporation, or any transaction similar to any of the foregoing, other than as expressly contemplated by this Agreement.

"PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, Authority or entity however designated or constituted.

"PLANS" means all written or unwritten bonus, deferred compensation and incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit sharing, pension or retirement plans, programs, agreements or arrangements, and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Corporation or any of its affiliates or by any other Person for the benefit of any employee, officer, former employee or former officer of the Corporation or any of its affiliates whether formal or informal and whether legally binding or not, and includes, where applicable, the assets and funds maintained to provide benefits under or related to the Plans and any employee benefit, profit sharing or other plan within the meaning of or subject to ERISA.

"PROXY STATEMENT" means the information statement, together with form of proxy, to be disseminated by the Corporation in connection with the solicitation by the Corporation of proxies in favour of such of the transactions contemplated by this Agreement as are required to be approved under applicable Laws, and such other matters as may be designated by the Purchaser pursuant to Article VI hereof.

"PURCHASE PRICE" means Twenty Million Eight Hundred and Seventy Five Thousand ($20,875,000) Dollars, being One Dollar and Twenty Five Cents ($1.25) per Purchased Share, payable as set out in Article V hereof.

"PURCHASED SHARES" means the Three Million Three Hundred Thousand (3,300,000) Series C Preferred Shares and the Thirteen Million Four Hundred Thousand (13,400,000) shares of common stock in the capital of the Corporation to be issued and sold by the Corporation and purchased by the Purchaser pursuant to this Agreement.

"PURCHASER" means IPC Advisors S.A.R.L.

"REAL PROPERTY" means all real property upon which the Facilities are situate and all adjacent real properties, whether or not owned or leased by the Corporation, and all Buildings, whether or not owned or leased by the Corporation, facilities, landscaping, fencing, surfacing or paving, on, or plumbing, electrical, mechanical or other systems of any of the foregoing.

"REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form annexed as Schedule F hereto.

"SEC DOCUMENTS" has the meaning set out in Schedule B to the agreement to which this Schedule A is attached.

"SECOND DATE OF CLOSING" means the second Business Day next following the date on which the later of the date of the Special Meeting, and the expiry or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement.

"SECURITIES ACT" means the Securities Act of 1933, as amended, and all of the rules and regulations thereunder.

"SERIES C PREFERRED SHARE" means a share of preferred stock Series C having the rights, conditions, privileges and entitlements set out in Schedule F hereto.

"SPECIAL MEETING" means the annual meeting of the stockholders of the Corporation to be convened, as soon as practicable, or such later date as the parties may agree, to consider and if deemed advisable to approve such of the transactions contemplated by this Agreement as require stockholder approval under applicable Laws, and such other matters as may be designated by the Purchaser pursuant to Article VI hereof.

"TAXES" means all taxes (including income, corporation, capital, value added, sales, withholding, franchise, customs duties, profits, gross receipts, excise, property, stamp, transfer, water, business, payroll, workers' compensation and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including interest, penalties and additions) that are imposed under any Laws or by any relevant taxing Authority, and "TAX" means any one of them.

"THIRD PARTY CLAIM" has the meaning set out in section 7.3 hereof.

"TIME OF CLOSING" means 10:00 a.m. (New York time) on each of the First Date of Closing and the Second Date of Closing, as applicable, or such other time as the parties shall mutually agree.

                                   SCHEDULE B

               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as follows:

1.       CORPORATE.

The Corporation is a corporation incorporated, existing and in good standing under the Laws of the State of Delaware, and each of its material affiliates has been incorporated, existing and in good standing under the Laws of their respective jurisdiction of incorporation. The Corporation has all necessary corporate power, authority and capacity to own its assets and to carry on its business as currently conducted.

2.       AUTHORIZATION.

The Corporation has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder, including under section 203 of the General Corporation Law of the State of Delaware. This Agreement and each of the agreements and instruments contemplated by this Agreement has been authorized, executed and delivered by the Corporation, and is a valid and binding obligation of it, enforceable in accordance with its terms, subject only to creditors' rights generally and the rules of Law governing equitable remedies.

3.       CAPITALIZATION.

The authorized capital of the Corporation consists of Five Million (5,000,000) shares of preferred stock par value $0.001 of which none are outstanding, One Million One Hundred and Fifty Thousand Nine Hundred and Fifty Eight (1,150,958) shares of preferred stock Series A of which none are outstanding, Five Million Nine Thousand Seven Hundred and Fifty (5,009,750) shares of preferred stock Series B of which none are outstanding, and Fifty Million (50,000,000) shares of common stock par value $0.001 of which, prior to giving effect to the issuance and sale of the Purchased Shares contemplated hereby, Sixteen Million Seven Hundred and Twenty Two Thousand Eight Hundred and Forty Six (16,722,846) shares have been issued and are outstanding as fully paid and non-assessable shares of common stock in the capital of the Corporation.

Except for 2,589,028 options to purchase an equal number of shares of common stock in the capital of the Corporation and 1,023,268 warrants to purchase an equal number of shares of common stock in the capital of the Corporation, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any option for the purchase of, or any agreements providing for the issuance, transfer or sale of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

Except as set out in the 1999 Form 10-K/A, the Corporation does not as principal own or have any obligation to acquire any assets or securities in the capital of any other Person. Except as set out in the Prospectus dated February 11, 1998 filed by the Corporation in connection with its initial public offering, the 1998 Form 10-K/A and the 1999 Form 10-K/A (the "SEC Documents"), the Corporation is not a party to any partnership, joint venture or other similar arrangement with any other Person. Except as set out in the Form 10-K/A, all of the shares in the capital of each affiliate of the Corporation and beneficially owned by the Corporation have been validly issued and are outstanding as fully paid and non-assessable shares of the capital stock of each such affiliate, free and clear of all Encumbrances.

Except as set out in the 1999 Form 10-K/A, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of any affiliate of the Corporation, nor does any such affiliate have outstanding any rights to subscribe for or to purchase, or any option for the purchase of, or any agreements providing for the issuance, transfer or sale of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

4.       PURCHASED SHARES.

Upon their issuance subject to and in accordance with the terms and conditions of this Agreement, the Purchased Shares will have been authorized, validly issued and outstanding as fully paid and non-assessable shares of common stock or preferred stock, as the case may be, in the capital of the Corporation, free and clear of any Encumbrances.

The shares of common stock in the capital of the Corporation are listed and posted for trading on the American Stock Exchange and there are no proceedings to revoke or suspend such listing. All shares of common stock to be issued at the Second Date of Closing or upon the conversion of the Series C Preferred Shares in accordance with their terms, will be eligible for listing and upon exercise of the Purchaser's rights under the Registration Rights Agreement, the Corporation will use its reasonable best efforts to list them on the American Stock Exchange.

5.       VALIDITY OF TRANSACTIONS.

The execution, delivery and performance of this Agreement by the Corporation has not and will not contravene or violate or result in any breach or default (with or without the giving of notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations or loss of any material benefit of it under any Laws applicable to it, any judgement, order, writ, injunction or decree of any Authority currently applicable to it, the provisions of its certificate of incorporation or by-laws, the provisions of any material agreement (including leases), arrangement or understanding to which it is a party or by which it or its assets are bound, or the provisions of any agreement, arrangement or understanding to which it or any of its affiliates is a party with any of their respective employees or officers.

6.       APPROVALS AND CONSENTS.

Except as set out in Section 1 of the Disclosure Schedule, no authorization, consent or approval of, or filing with, or notice to, any Authority or other Person (including any Person that is a party to any material agreement (including leases), arrangement or understanding with the Corporation or, if an officer or employee, any other agreement, arrangement or understanding with the Corporation) is required to be made or obtained by the Corporation in connection with the purchase and sale of the Purchased Shares contemplated by this Agreement.

7.       CONDUCT OF BUSINESS.

The Corporation has conducted its business in material compliance with, and holds all material licenses, permits, authorizations, service provider agreements, reimbursement contracts and any other agreements necessary for the lawful operation of its business, pursuant to all applicable Laws or as may be required for the use and participation of each of its Facilities, or as may be necessary for participation in the

Medicare, Medicaid or other applicable reimbursement programs, free and clear of any Encumbrance which would materially adversely affect the use or operation of any of its Facilities.

The Corporation has not received any notice of proceedings relating to the suspension, revocation, limitation, modification or non-renewal of any such licence, permit, authorization, service provider agreement or reimbursement contract which, alone or in the aggregate, would result in a material adverse effect on the condition, financial or otherwise, of the Corporation or any of its Facilities. The Corporation has not granted to any other person the right to reduce the number of licensed skilled care beds or licensed intermediate care beds in any of its Facilities or applied for approval to transfer the right to any such licensed beds to any other location.

The Corporation has maintained and maintains (i) the standard of care for the patients/residents of each Facility at all times at a level reasonably necessary to ensure quality care for the patients/residents of such Facility in accordance with customary and prudent industry standards, (ii) sufficient inventory, furniture, fixtures and equipment of types and quantities at each Facility to adequately perform operations at such Facility to adequately perform operations at such Facility, and (iii) sufficient cash in the operating accounts in order to satisfy the working capital needs of each Facility.

8.       ASSETS.

The Corporation owns or leases all of the assets (including real, personal and intellectual assets and properties) used in its businesses, with good, valid and marketable title thereto in fee simple or a valid and subsisting leasehold or use and occupancy interest therein, in each case free and clear of all Encumbrances, except for the Encumbrances specifically set out in Section 2 of the Disclosure Schedule. None of such assets encroaches upon the property of, or otherwise conflicts with the rights of any other Person, in each case which would materially adversely affect the operation of or title to the properties.

The Real Property is adequately serviced by all necessary utilities to operate the Facilities and or the business of the Corporation operated thereon and there is free and unlimited access to and from all of the Real Property. None of the Real Property is need of any material improvements, repair or other remedial action. Except as set out in the SEC Documents, no lease of any Real Property or Facility is subject to any exceptions that materially interfere with the use made and proposed to be made of such property or Facility by the Corporation.

9.       INSURANCE.

The Corporation is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the business in which it is engaged. The Corporation has not been refused any insurance coverage sought or applied for by the Corporation. The Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise) of the Corporation.

10.      ENVIRONMENTAL MATTERS.

The businesses and all activities pertaining to any of the assets or carried on at any Real Property owned or leased by the Corporation or any of its affiliates have been and are being carried on in compliance with all Laws, including Environmental Laws. Neither the Corporation nor any of its affiliates has used or uses any of the assets owned or leased by it or permits them to be used to generate, manufacture, refine, treat, transport, handle, store, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable Laws, including Environmental Laws. No Hazardous Material other than medical waste held in the ordinary course of business is or was present in, at, on or under, or has been released from, any of the Real Property owned or leased by the Corporation or any of its affiliates.

In the ordinary course of its business, the Corporation reviews the effect of Environmental Laws on the business , operations, properties (including Facilities) of the Corporation and its affiliates, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for remedial activities for compliance with applicable Laws, including Environmental Laws, any related constraints on operating activities and any potential liabilities to other Persons). On the basis of such review, the Corporation has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise) of the Corporation.

11.      PENSION AND BENEFIT MATTERS

Section 7 of the Disclosure Schedule contains a complete and correct list of each of the Plans. Except as otherwise described therein, neither the Corporation nor any of its affiliates has any formal plans or commitments whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any of its employees or former employees. The Plans are duly registered where required by, and are in good standing under all applicable Laws and, to the knowledge of the Corporation, there exists no state of facts which could jeopardize such status. Each of the Plans has been maintained, funded and administered in compliance in all respects with its terms and with all applicable Laws, including, if applicable, ERISA and the Code. All employee and employer contributions and premiums required under the Plans to the date hereof have been made. The Corporation and each of its affiliates has given all proper notices required under Section 4980B of the Code and does not maintain a self-funded medical plan. None of the Corporation or any of its affiliates, the administrator or any fiduciary of the Plans (or agent of any of the foregoing) have been in breach of any fiduciary obligation with respect to the administration of the Plans or have engaged in any transaction or act or have failed to act in a manner which would subject the Corporation or any of its affiliates to any liability for a breach of fiduciary duty under any applicable Laws. All obligations of the Corporation or any of its affiliates required to be performed in connection with the Plans and funding media established therefor up to the date hereof have been performed. There have been no improper withdrawals, applications or transfers of assets from any Plan or the trusts or other funding media relating thereto. Neither the Corporation nor any of its affiliates has any plans, programs, agreements or arrangements or other commitments to employees or former employees or their beneficiaries under which any of them have any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. The consummation of the transactions contemplated by this Agreement will not entitle any employee or officer or former employee or officer of the Corporation or any of its affiliates to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting or increase in the amount of any compensation due any such employee or officer. No Plan is intended to qualify under Section 401(a) of the Code. The Corporation and each of its affiliates is not now, and at no time has it been, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, with any other enterprise. The Corporation and each of its affiliates does not presently maintain or contribute to, and at no time has it maintained or contributed to, any single-employer plan (within the meaning of Section 3(41) of ERISA) or any multi-employer plan (within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA, and the Corporation is not aware of any circumstances pursuant to which the Corporation or any of its affiliates could have liability to any Person under Title IV of ERISA. Neither the Corporation nor any of its affiliates has not incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (1) of ERISA which could have an adverse effect on the condition of the Corporation or any of its affiliates. No Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle b of Title I of ERISA or Section 4980B of the Code.

12.      FINANCIAL STATEMENTS.

The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and present fairly, in all material respects, the financial position of the Corporation as of June 30, 1999 and June 30, 1998, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1999. The related financial statement schedule to the Audited Financial Statements, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Since June 30, 1999, there has been no material adverse change (actual or threatened) in the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Corporation. Other than as disclosed in the Audited Financial Statements, since June 30, 1999, the Corporation has not incurred material liabilities or obligations, fixed or contingent, matured or unmatured or otherwise, except for liabilities or obligations, that, individually or in the aggregate, do not or would not have a material adverse effect on the condition (financial or otherwise) of the Corporation, or arising in the ordinary course of business. There has been no reportable disagreement between the Corporation and its auditors or any predecessor auditors, as applicable. The Corporation and each of its affiliates is solvent for purposes of 11 U.S.C.
s.548. All material liabilities and obligations, fixed or contingent, matured or unmatured or otherwise, of the Corporation now existing or reasonably expected to be incurred or arise in connection with any "black box" arrangements with the Corporation are specifically set out in Section 3(c) of the Disclosure Schedule. The Corporation has no obligation, present or future, to purchase any "black box' entities or any assets thereof. Except with respect to Facilities leased from American Health Properties, Ocwen Financial and Healthcare Realty Trust, all working capital and construction finance required by each "black box" entity with which the Corporation has any relationship or arrangement is required to be funded by the lessor of the relevant facility or Real Property and the Corporation has no reason to believe any such funding will not be provided when required.

13.      AGREEMENTS.

All contracts, agreements and instruments required to be filed as an exhibit to the SEC Documents are legal, valid, binding and in full force and effect and enforceable by the Corporation in accordance with their respective terms, subject only to creditors' rights generally and the rules of Law governing equitable remedies. The Corporation is not in default or breach in any material respect of any material agreement, contract, lease or other instrument to which it is a party or by which it is bound, and the Corporation has not received notice of any intention of any Person to terminate any such agreement, contract, lease or other instrument, otherwise than in the ordinary course business, and the Corporation has no knowledge of any fact or circumstance that will (with or without the giving of notice or lapse of time, or both) give rise to any right of termination, cancellation or acceleration of any obligations of loss of any material benefit of it under any such agreement.

Section 3 of the Disclosure Schedule lists all material contracts, agreements, leases and other instruments (including any which involve the payment by or to the Corporation of more than Five Hundred Thousand ($500,000) Dollars in any twelve (12) month period or which cannot be terminated by the Corporation or any of its affiliates, as applicable, on less than thirty (30) days' notice) to which the Corporation or any of its affiliates is a party or by which any of them is bound, and sets out in summary form all material business terms and conditions thereof (other than terms and conditions which the Board of Directors of the Corporation has reasonably determined are customary to agreements of such nature and on commercially reasonable terms in the ordinary course of business), categorized as follows:

         (a)      leases of real property;

         (b)      financing and security agreements;

         (c) material obligations, fees and options under management, option, funding, construction and other agreements relating to "black box" structures;

         (d) agreements and other arrangements (including stock option plans, separation agreements, consulting agreements and change of control agreements) with present and former directors, officers and employees and other non-arm's length persons, in each case whose annual compensation currently exceeds One Hundred Thousand ($100,000) Dollars; and

         (e)      non-competition and other restrictions.

14.      TAX MATTERS.

Each of the Corporation and its affiliates has filed all Tax returns required to be filed by it in all applicable jurisdictions and has paid all Taxes due and payable by it or has made adequate provision in the audited consolidated financial statements of the Corporation included in the 1999 Form 10-K/A for the payment of all Taxes not due and payable for any taxation period ending on, or prior to, the date thereof. There are no claims or assessments pending against the Corporation or any of its affiliates for any material alleged deficiency in any Tax, and neither the Corporation nor any of its affiliates has been notified in writing of any material proposed Tax claims or assessments against the Corporation or any of this affiliates. No Tax return of the Corporation is or has been the subject of an examination by any Tax Authority. The Corporation has withheld from each payment made to any of its past or current employees, officers and directors, and any other Person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper Tax Authority within the time required by applicable Laws.

15.      LITIGATION AND OTHER PROCEEDINGS.

Except as set out in Section 4 of the Disclosure Schedule or the 1999 Form 10-K/A, there are no Claims in excess of $25,000 pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its directors or senior management (including executive officers) or affecting any of its assets, properties, businesses or affairs, and there are no facts or circumstances known to the Corporation which are likely to give rise to any Claims. There is not currently outstanding against the Corporation any judgment, execution, decree, injunction, rule, proceeding or order of, or to the knowledge of the Corporation, investigation of any Authority in excess of Twenty Five Thousand ($25,000) Dollars.

16.      FINDER'S FEES ETC.

Except as disclosed in Section 5 of the Disclosure Schedule, the Corporation has not taken any action that would cause the Purchaser or the Corporation to become liable to any claim or demand for a brokerage commission, finder's fee or other similar arrangement.

17.      SEC DOCUMENTS.

The Corporation has furnished to the Purchaser, a true and complete copy of each of the SEC Documents). As of the their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates. Other than the SEC Documents listed in Section 6 of the Disclosure Schedule, the Corporation has not filed or been required to file any other reports or statements with the Securities and Exchange Commission since July 1, 1999.

18.      DISCLOSURE

No representation or warranty in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its affiliates and their respective assets, businesses and affairs. All facts, events and circumstances which the Corporation believes could reasonably be expected to be material to a prospective purchaser of the Purchased Shares relating to the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Corporation has been disclosed in the SEC Documents (without having reference to the Exhibits thereto) or the Disclosure Schedule.

                                    EXHIBIT 1

                               DISCLOSURE SCHEDULE

                                   SCHEDULE C

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Corporation (and acknowledges that the Corporation is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as follows:

1.       CORPORATE.

It is a corporation incorporated and existing under the Laws of Luxembourg. The principal office of the Purchaser is located at 38-40 Rue Sainte Lithe, L-2763, Luxembourg.

2.       AUTHORIZATION.

It has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement and each of the agreements and instruments contemplated by this Agreement has been authorized, executed and delivered by it, and is a valid and binding obligation of it, enforceable in accordance with its terms, subject to creditors' rights generally and rules of Law governing equitable remedies.

3.       VALIDITY OF TRANSACTIONS.

The execution, delivery and performance of this Agreement by it has not and will not contravene or violate or result in any breach or default (with or without the giving of notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations or loss of any material benefit of it under any Laws applicable to it, any judgement, order, writ, injunction or decree of any Authority currently applicable to it, the provisions of its articles or by-laws, or the provisions of any material agreement, arrangement or understanding to which it is a party or by which it or its assets is bound.

4.       APPROVALS AND CONSENTS.

No authorization, consent or approval of, or filing with, or notice to, any Authority or other Person is required to be made or obtained by the Purchaser in connection with the purchase and sale of the Purchased Shares contemplated by this Agreement.

5.       SECURITIES MATTERS.

The Purchaser is acquiring the Purchased Shares for its own account for investment purposes and not for resale or with a view to distribution thereof in violation of the Securities Act. The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

6.       PURCHASED SHARES.

The Purchaser understands that the Purchased Shares have not been registered under the Securities Act, by reason of their issuance by the Corporation in a transaction that is exempt from the registration requirements of the Securities Act, and that, subject to the Registration Rights Agreement, the Purchased Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

7.       FINDER'S FEES ETC.

The Purchaser has not taken any action that would cause the Corporation to become liable to any claim or demand for a brokerage commission, finder's fee or other similar arrangement.

                                   SCHEDULE D

                CONDITIONS PRECEDENT IN FAVOUR OF THE CORPORATION

The obligation of the Corporation to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing at each of the First Date of Closing and the Second Date of Closing, each of the following conditions, each of which is for the exclusive benefit of the Corporation and may only be waived by the Corporation.

1.       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

Each of the representations and warranties of the Purchaser made in, or pursuant to, this Agreement shall be true and correct in all material respects at each Time of Closing, and the Corporation shall have received a certificate to such effect from a senior officer of the Purchaser.

2.       COMPLIANCE WITH COVENANTS.

The Purchaser shall have performed or complied with, in all material respects, each of its agreements, obligations and covenants in this Agreement which are to be performed or complied with by the Purchaser at or prior to each Time of Closing, and the Corporation shall have received a certificate to such effect from a senior officer of the Purchaser.

3.       APPROVALS AND CONSENTS.

The Purchaser shall have co-operated with the Corporation and shall have used all commercially reasonable efforts to obtain and shall have obtained at or prior to each Time of Closing all necessary approvals and consents of applicable Authorities and other Persons as are required to consummate the transactions contemplated hereby at such time. Without limiting the generality of the foregoing, at the Time of Closing on the Second Date of Closing, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired and no action shall have been taken thereunder by any Authority or other Person to preclude the completion of the transactions contemplated hereby.

4.       RECEIPT OF CLOSING DOCUMENTATION.

All documentation relating to the authorization and completion of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares, and all actions and proceedings taken on or prior to each Closing Date in connection with the performance by the Purchaser of its obligations hereunder shall be satisfactory to the Corporation and its counsel, acting reasonably, and the Corporation shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Corporation and its counsel, acting reasonably.

5.       NO ACTION TO RESTRAIN.

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

                                   SCHEDULE E

                   CONDITIONS PRECEDENT IN FAVOUR OF PURCHASER

The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing at each of the First Date of Closing and the Second Date of Closing, each of the following conditions, each of which is for the exclusive benefit of the Purchaser and may only be waived by the Purchaser.

1.       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

Each of the representations and warranties of the Corporation made in, or pursuant to, this Agreement shall be true and correct in all material respects at each Time of Closing, and the Purchaser shall have received a certificate to such effect from each of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President and Counsel, Assistant Secretary of the Corporation.

2.       COMPLIANCE WITH COVENANTS.

The Corporation shall have performed or complied with, in all material respects, each of its agreements, obligations and covenants in this Agreement which are to be performed or complied with by Corporation at or prior to each Time of Closing, and the Purchaser shall have received a certificate to such effect from each of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President and Counsel, Assistant Secretary of the Corporation.

3.       APPROVALS AND CONSENTS.

The Corporation shall have co-operated with the Purchaser and shall have used all commercially reasonable efforts to obtain and shall have obtained at or prior to each Time of Closing all necessary approvals and consents of applicable Authorities and other Persons as are required to consummate the transactions contemplated hereby at such time. Without limiting the generality of the foregoing, at the Time of Closing on the Second Date of Closing, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired and no action shall have been taken thereunder by any Authority or other Person to preclude the completion of the transactions contemplated hereby, and any approval of stockholders of the Corporation required under applicable Laws to approve the transactions contemplated hereby to be consummated at such Time of Closing shall have been obtained.

4.       BOARD REPRESENTATION.

The Corporation shall have caused to be elected or appointed four (4) directors designated by the Purchaser (at its sole discretion) comprising two (2) Class I directors having a current term expiring in 2001, one (1) Class II director having a current term expiring in at the Special Meeting, and one (1) Class III director having a current term expiring in 2000, and the Board of Directors of the Corporation shall be comprised of not more than nine (9) directors. The Corporation shall also have increased the size of each of the Audit Committee and the Compensation Committee to four (4) directors comprising in each case at least two (2) directors designated by the Purchaser (at its sole discretion).

5.       SERIES C PREFERRED SHARES.

The Corporation shall have amended its certificate of designation and certificate of incorporation in order to create the Series C Preferred Shares.

6.       REGISTRATION RIGHTS AGREEMENT.

The Corporation shall have entered into the Registration Rights Agreement in the form annexed as Schedule G hereto.

7.       VOTING AGREEMENT.

The Voting Agreement in the form annexed as Schedule H hereto shall have been entered into by the Corporation and each of the other parties contemplated thereby (other than the Purchaser), which other parties beneficially own or have control or direction over not less than Seventeen (17%) percent of the outstanding shares of common stock in the capital of the Corporation entitled to vote at the Special Meeting, and such other parties shall, if requested by the Purchaser, have delivered to the Purchaser an irrevocable proxy in blank designating the Purchaser representing all of the shares of common stock in the capital of the Corporation beneficially owned or controlled by such parties and designating the Purchaser as their respective proxy, coupled with an interest and with full power of substitution, to vote such share at the Special Meeting.

8.       EMPLOYMENT AGREEMENTS.

The Corporation shall have amended in form and substance acceptable to the Purchaser its employment agreement with each of its executive officers referred to in Section 1 of Schedule E to provide (unless counsel to the Purchaser confirms that the applicable employment or change of control agreement termination provisions covers this matter to the same effect) that any material breach of a representation or warranty of the Corporation within such executive's specific knowledge shall be deemed to be reason for termination for cause of such executive officer by the Corporation.

9.       RECEIPT OF CLOSING DOCUMENTATION.

All documentation relating to the authorization and completion of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares, and all actions and proceedings taken on or prior to each Time of Closing in connection with the performance by the Corporation of its obligations hereunder shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as they may reasonably request, including on the Second Date of Closing an opinion of counsel to the Corporation in substantially the form attached as Schedule J, in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, all in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

10.      NO MATERIAL ADVERSE CHANGE.

There shall have been no material adverse change (actual, proposed, whether financial or otherwise) in the condition of the Corporation or in any material assets, liabilities (contingent or otherwise), capital, affairs, business or operations of the Corporation since the date of the 1999 Form 10-K/A, including there being no actions, suits, proceedings or inquiries pending or threatened against or affecting the

Corporation at law or in equity before or by any Authority which may, in the reasonable discretion of the Purchaser, materially and adversely affect the Corporation.

11.      NO ACTION TO RESTRAIN.

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

                                   SCHEDULE F

                       SERIES C PREFERRED SHARE PROVISIONS

                                   SCHEDULE G

                          REGISTRATION RIGHTS AGREEMENT

                                   SCHEDULE H

                                VOTING AGREEMENT

                                   SCHEDULE I

                                  BUSINESS PLAN

                         REGISTRATION RIGHTS AGREEMENT                   Annex B


        This Agreement made as of the 8th day of October, 1999.

BETWEEN:

                           IPC ADVISORS S.A.R.L., a corporation governed by the laws of Luxembourg (the "Purchaser")

                                                              OF THE FIRST PART;

                                    - and -


                           BALANCED CARE CORPORATION, a corporation governed by the laws of the State of Delaware (the "Corporation")

                                                             OF THE SECOND PART.



         WHEREAS

         A. subject to the terms and conditions of that certain subscription agreement (the "Subscription Agreement") dated the date hereof between the Purchaser and the Corporation, the Purchaser has subscribed for and the Corporation has issued and sold to the Purchaser shares, and will issue and sell additional shares, of capital stock of the Corporation; and

         B. pursuant to the terms and conditions of the Subscription Agreement the Corporation and the Purchaser have agreed to enter into this Registration Rights Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and such other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

1.1      DEFINED TERMS IN SUBSCRIPTION AGREEMENT.

                  Unless otherwise defined herein, defined terms used in this Agreement shall have the meanings set forth in the Subscription Agreement.

1.2      DEFINITIONS.

         The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

         "BLACK-OUT NOTICE" has the meaning set forth in Section 2.7.

         "CORPORATION" means Balanced Care Corporation, a corporation governed by the laws of the State of Delaware.

         "DEMAND REGISTRATION" has the meaning set forth in Section 2.1.

         "HOLDERS" means the Purchaser and such of its successors and affiliate transferees who acquire Registrable Securities.

         "PIGGYBACK HOLDERS" has the meaning set forth in Section 3.1.

         "PIGGYBACK REGISTRATION" has the meaning set forth in Section 3.1.

         "PURCHASER" means IPC Advisors S.A.R.L.

         "REGISTER", "REGISTERED" and "REGISTRATION" means a registration of Registrable Securities effected by preparing and filing a Registration Statement in compliance with the applicable Securities Laws and the declaration or ordering of the effectiveness of such Registration Statement by the appropriate Securities Regulators.

         "REGISTRABLE SECURITIES" means shares of common stock of the Corporation acquired, directly or indirectly, pursuant to the Subscription Agreement, or pursuant to any subdivision, reclassification or other similar change in respect thereof, including upon the conversion of the Series C Preferred Shares, owned or held by a Holder.

         "REGISTRATION EXPENSES" means any and all expenses incidental to the performance of or compliance with this Agreement by the Corporation, including without limitation: (i) all registration and filing fees of the Securities Regulators, the National Association of Securities Dealers, Inc. and other similar Persons, (ii) all fees and expenses incurred in connection with compliance with provincial and state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with the "blue sky" qualification of any of the Registrable Securities), (iii) all expenses incurred by the Corporation in preparing, printing and distributing any Registration Statement, any prospectus, any amendments or supplements thereto, and other documents relating to the performance of and compliance with this Agreement by the Corporation, (iv) all fees and expenses incurred by the Corporation in connection with the listing, if any, of the Registrable Securities on any securities exchange or quotation system, (v) the fees and disbursements of counsel for the Corporation and of the independent public accountants of the Corporation, including the expenses of any special audits or "cold comfort" letters required by or incidental to such performance and compliance, and (vi) the fees and expenses of one United States and one Canadian counsel to the Holders, which counsel shall be selected by the Selling Holders; provided that underwriting discounts and selling commissions, fees and expenses and any transfer taxes in respect of any Selling Holder's Registrable Securities incurred in connection with any registration and sale of Registrable Securities shall not be Registration Expenses.

         "REGISTRATION STATEMENTS" means a registration statement of the Corporation on the appropriate form, and all amendments and supplements to such document (including post-effective amendments), in each case including all exhibits thereto and all materials incorporated by reference therein.

         "SECURITIES LAWS" means U.S. Securities Laws.

         "SECURITIES REGULATORS" means any U.S. Securities Regulator.

         "SELLING HOLDERS" means each Holder participating in a registration effected pursuant to the provisions of the Agreement such that all or part of the Registrable Securities owned by the Holder are included among the securities offered by the Registration Statement.

         "U.S. SECURITIES LAWS" means the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "U.S. SECURITIES REGULATOR" means the Securities and Exchange Commission, and any other Person performing similar functions under the U.S. Securities Laws.

1.3      CONSTRUCTION.

         In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

         (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

         (e) when calculating the period of time within which or filing which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

         (f)      all dollar amounts are expressed in United States funds;

         (g) whenever reference is made to "generally accepted accounting principles", such reference shall be deemed to be the United States generally accepted accounting principles; and

                  any tender of documents or money under this Agreement may be made upon the parties or the respective counsel and money may be tendered by wire transfer, by bank draft drawn upon a bank or by negotiable cheque payable in United States funds and certified by a bank.

1.4      ACTIONS BY SELLING HOLDERS.

                  Any action to be taken, and any decision or selection to be made, by the Selling Holders in connection with a registration effected pursuant to the provisions of this Agreement shall be determined by the affirmative vote or consent of those Selling Holders owning a majority of the Registrable Securities offered by the Registration Statement.

                                   ARTICLE II
                              DEMAND REGISTRATIONS

2.1      REQUESTS FOR REGISTRATION.

         (a) At any time after the date of the Special Meeting, each of the Holders (the "Requesting Holder") may request registration of all or part of their Registrable Securities under the Securities Laws. Within ten (10) days after receipt of any such request, the Corporation will give written notice of such request to all remaining Holders. Thereafter, the Corporation will use all reasonable efforts to effect the registration under the Securities Laws, including in such registration all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein by Holders within thirty (30) days after the receipt of the Corporation's notice, subject to the provisions of Section 2.4. (All registrations requested pursuant to this Section 2.1 are referred to herein as "Demand Registrations".)

         (b) A Requesting Holder which requests a Demand Registration under this Article II may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke such request by providing written notice to the Corporation; provided, however, that notwithstanding such revocation, such Demand Registration shall be deemed a request for purposes of Section 2.2 unless, after consultation with the Corporation and any proposed underwriter, the Requesting Holder in good faith determines that the Registrable Securities which it has requested to be registered would not be sold pursuant to such Demand Registration within a reasonable period of time or at a price acceptable to such Requesting Holder.

         (c) Any request for a Demand Registration pursuant to this Article II shall specify the number of Registrable Securities proposed to be sold by the Requesting Holder and the intended method of disposition thereof.

         (d) Notwithstanding any of the foregoing provisions, the Corporation shall not be required to effect a Demand Registration if the Registrable Securities which the Requesting Holder has requested to be registered have ceased to be "restricted securities" pursuant to Rule 144 of the Securities Act and have become freely tradeable upon the expiration of any otherwise applicable hold period under the Securities Laws.

2.2      REGISTRATIONS.

                  The Holders will be entitled to request pursuant to this
Article II up to three (3) Demand Registrations. The Corporation will pay all Registration Expenses in connection with any such Demand Registrations and/or any Piggyback Registrations.

2.3      EFFECTIVE REGISTRATION STATEMENT.

                  No Demand Registration shall be deemed to have been effected for purposes of Section 2.2:

                  (i) unless a Registration Statement with respect thereto has become effective;

                  (ii) if, after it has become effective, any stop order, injunction or other order or requirement of a Securities Regulator or other governmental agency or court for any reason, affecting any of the securities offered by such Registration

                           Statement, is issued or threatened by a Securities Regulator or other governmental agency or court;

                  (iii) if the Corporation delivers a Black-Out Notice with respect to such Demand Registration;

                  (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied by reason of a failure by or inability of the Corporation to satisfy any of such conditions, or the occurrence of an event outside the reasonable control of the Requesting Holder;

                  (v)      the revocation notice described in the proviso to
                           Section 2.1(b) has been delivered by the Requesting Holder; or

                  (vi) if the Requesting Holder is not able to register and sell at least fifty percent (50%) of the Registrable Securities which were requested to be included in such registration,

and the Corporation will pay all Registration Expenses in connection with any registration if the registration is deemed not to have been effected pursuant to this Section 3.

2.4      PRIORITY ON DEMAND REGISTRATIONS.

         (a) The Corporation will not include in any Demand Registration any securities which are not Registrable Securities without the written consent of the Selling Holders; provided, that the foregoing shall not restrict the obligations of the Corporation pursuant to its registration or similar agreements with Persons (other than the Purchaser) existing as at the date hereof.

         (b) If the Requesting Holder and the remaining Selling Holders request Registrable Securities to be included in a Demand Registration which is an underwritten offering and the managing underwriters advise the Corporation in writing that in their opinion the number of Registrable Securities requested to be included exceeds the number of Registrable Securities which can be sold in such offering within a price range acceptable to the Selling Holders, the Corporation will include any securities to be sold in such Demand Registration in the following order (i) FIRST, the Registrable Securities owned by the Requesting Holder; (ii) SECOND, the Registrable Securities requested to be included in such registration by the remaining Selling Holders, provided, that if the managing underwriters determine in good faith that a lower number of Registrable Securities should be included, then only that lower number of Registrable Securities requested to be included by the remaining Selling Holders shall be included in such registration, and the remaining Selling Holders shall participate in the registration pro rata based upon their total ownership, on a fully diluted basis, of Registrable Securities; (iii) THIRD, the securities the Corporation proposes to sell; and (iv) FOURTH, any securities other than Registrable Securities to be sold by Persons other than the Corporation included pursuant to Section 2.4(a) hereof.

         (c) Any Person other than Holders including any securities in a registration effected pursuant to this Article II must pay its share of the Registration Expenses incurred in connection therewith.

2.5      SELECTION OF UNDERWRITERS.

                  The Requesting Holder will have the right to select the underwriters and the managing underwriter to administer any Demand Registration (which underwriters and managing underwriter shall be reasonably acceptable to the Corporation).

2.6      BLACK-OUT RIGHTS AND POSTPONEMENT.

         (a) The Corporation shall not be required to effect a Demand Registration if the Corporation, within the ninety (90) day period preceding the date of a request for a Demand Registration, has effected a registration of securities in which the Requesting Holder was entitled to participate to the fullest extent pursuant to the Demand Registration rights afforded to Holders by this Article II or the Piggyback Registration rights afforded to Holders by Article III.

         (b) The Corporation may, upon written notice (a "Black-Out Notice") to the Requesting Holder requesting a Demand Registration, require the Requesting Holder to withdraw such Demand Registration upon the good faith determination by the Board of Directors of the Corporation that such postponement is necessary (i) to avoid disclosure of material non-public information; or (ii) as a result of a pending material financing (including a public offering of shares in the capital of the Corporation) or acquisition transaction, and in each case, none of the Holders may request another Demand Registration for a period of up to ninety (90) days, as specified by the Corporation in such Black-Out Notice. The Corporation may only give a Black-Out Notice where the giving of such notice has been specifically approved by the Corporation's Board of Directors. Upon receipt of a Black-Out Notice, the Demand Registration shall be deemed to be rescinded and retracted and shall not be counted as a Demand Registration for any purpose. The Corporation may not deliver more than one (1) Black-Out Notice in any twelve (12) month period.

                                  ARTICLE III
                             PIGGYBACK REGISTRATIONS

3.1      RIGHT TO PIGGYBACK.

                  Whenever the Corporation proposes (other than pursuant to a Demand Registration) to register any of its equity securities under the Securities Laws (whether for the Corporation's own account or for the account of any other Person) (a "Piggyback Registration"), the Corporation will give prompt written notice to all Holders of its intention to effect such a registration, and such notice shall offer each Holder the opportunity to, subject to the terms of similar agreements with Persons (other than the Purchaser) existing as at the date hereof, register on the same terms and conditions such number of Registrable Securities as the Holder may request. The Corporation will include in such registration all Registrable Securities with respect to which the Corporation has received written requests for the inclusion therein within thirty (30) days after the receipt of the Corporation's notice, subject to the provisions of Sections 3.3 and 3.4.

3.2      PIGGYBACK EXPENSES.

                  The Registration Expenses of the Selling Holders will be paid by the Corporation in connection with all Piggyback Registrations.

3.3      PRIORITY ON PRIMARY REGISTRATIONS.

                  If a Piggyback Registration is an underwritten primary registration on behalf of the Corporation and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration are such that the success of the offering would be materially and adversely affected, the Corporation will include any securities to be sold in such registration in the following order:
(i) FIRST, the securities the Corporation proposes to sell; (ii) SECOND, the Registrable Securities requested to be included in such registration by the Holders pursuant to Section 3.1 hereof, provided, that, subject to the terms of similar agreements with Persons (other than the Purchaser) existing as at the date hereof, if the managing underwriters in good faith determine that a lower number of Registrable Securities should be included, then the Corporation shall be required to include in such registration only that lower number of Registrable Securities, and the Holders shall participate in the registration pro rata based upon their total ownership, on a fully diluted basis, of Registrable Securities; and (iii) THIRD, other securities requested to be included in such registration.

3.4      PRIORITY ON SECONDARY REGISTRATIONS.

                  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Corporation's securities and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration are such that the success of the offering would be materially and adversely affected, the Corporation will include any securities to be sold in such registration in the following order: (i) FIRST, the securities of such holders; (ii) SECOND, the Registrable Securities requested to be included in such registration by the Holders pursuant to Section 3.1 hereof, provided, that if the managing underwriters in good faith determine that a lower number of Registrable Securities should be included, then the Corporation shall be required to include in such registration only that lower number of Registrable Securities, and the Holders shall participate in the registration pro rata based upon their total ownership, on a fully diluted basis, of Registrable Securities; and (iii) THIRD, other securities requested to be included in such registration.

                                   ARTICLE IV
                               HOLDBACK AGREEMENTS

4.1      HOLDBACK.

                  Each Holder agrees not to effect any public sale or distribution of Registrable Securities, or any securities convertible, exchangeable or exercisable for or into such securities, during the seven (7) days prior to, and the ninety (90) day period beginning on the effective date of, any underwritten Demand Registration or any underwritten Piggyback Registration in which such Holder had an opportunity to participate without cutback under Article II or Article III (in each case except as part of such underwritten registration), unless the managing underwriters of the registered public offering otherwise agree.

4.2      COMPANY HOLDBACK.

                  The Corporation agrees not to effect any public sale or distribution of its equity securities, or any securities convertible, exchangeable or exercisable for or into such securities, during the fourteen
(14) days prior to, and during the ninety (90) day period beginning on, the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Holders participate unless the managing underwriters of such underwritten Demand Registration or underwritten Piggyback Registration otherwise agree.

                                   ARTICLE V
                             REGISTRATION PROCEDURES

5.1      REGISTRATION PROCEDURES.

                  Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Corporation will use all reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation will as expeditiously as possible (or, in the case of Section 5.1(n) below, will not):

         (a) prepare and file with the Securities Regulators a Registration Statement with respect to such Registrable Securities (such Registration Statement to include all information which the Selling Holders shall reasonably request) and use all reasonable efforts to cause such Registration Statement to become effective; provided, that as promptly as practicable before filing such Registration Statement, the Corporation will: (i) furnish to counsel selected by the Selling Holders copies of all such documents proposed to be filed, and the Corporation shall not file any such documents to which such counsel shall have reasonably objected on the grounds that such document does not comply in all material respects with the requirements of the Securities Laws; and (ii) notify each Selling Holder of (x) any request by the Securities Regulators to amend such Registration Statement or (y) any stop order issued or threatened by the Securities Regulators, and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

         (b) (i) prepare and file with the Securities Regulators such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective until all Registrable Securities offered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement; and
                  (ii) comply with the provisions of the Securities Laws with respect to the disposition of all securities offered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

         (c) furnish to each Selling Holder, each underwriter of any underwritten offering and each broker through whom Registrable Securities are to be sold, without charge, as many conformed copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus and, in each case, including all exhibits thereto and documents incorporated by reference therein) and such other documents as the Selling Holder, underwriter or broker may reasonably request in order to facilitate the disposition of such Registrable Securities;

         (d) use its best efforts to register or qualify such Registrable Securities under provincial and state securities or blue sky laws of such jurisdictions as any Selling Holder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Selling Holder to consummate the disposition of the Holder's Registrable Securities in such jurisdictions, provided, however, that the Corporation will not be required to: (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this

                  Section 5.1(d); (ii) subject itself to Taxation in any such jurisdiction; or (iii) consent to general service of process in any such jurisdiction;

         (e) furnish to each Selling Holder a signed copy, addressed to the Selling Holder (and the underwriters, if any), of an opinion of counsel for the Corporation (and/or special counsel to the selling securityholders in the case of a secondary registration), dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to the Selling Holder, covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel delivered to the underwriters in underwritten public offerings;

         (f) notify each Selling Holder, at a time when a prospectus relating to the offering is required to be delivered to purchasers or prospective purchasers under the Securities Laws, of the occurrence of any event known to the Corporation as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of the Selling Holders, the Corporation will prepare and furnish to each Selling Holder, each underwriter (if any) and each broker through whom Registrable Securities are to be sold, without charge, as many conformed copies of a supplement to or an amendment of such prospectus as the Selling Holder, underwriter or broker may reasonably request so that, as thereafter delivered to the purchasers of the Registrable Securities offered thereby, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and, in the event the Corporation shall give such notice, the Corporation shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of such notice to the Selling Holders to the date when the Corporation made available to the Selling Holders, the underwriters (if any) and the brokers through whom Registrable Securities are to be sold conformed copies of an appropriately amended or supplemented prospectus;

         (g) enter into such customary arrangements and take all such other customary actions as the Selling Holders or the underwriters (if any) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

         (h) make available for inspection by any Selling Holder, any underwriter and any attorney, accountant or other agent retained by any Selling Holder or underwriter, upon reasonable notice and during normal business hours, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation's officers, directors, employees and independent accountants to supply all information reasonably requested by the Selling Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

         (i) subject to other provisions hereof, use all reasonable efforts to cause the Registrable Securities offered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities or self-regulatory organizations as may be necessary to enable the Selling Holders to consummate the disposition of such Registrable Securities;

         (j) use all reasonable efforts to obtain a "comfort" letter, dated the effective date of such Registration Statement (and, if such registration includes an underwritten offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Corporation's financial statements, addressed to each Selling Holder and to the underwriters (if any) covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings of securities and such other financial matters as the Selling Holders (and the underwriters, if any) may reasonably request;

         (k) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Securities Regulators;

         (l) permit any Selling Holder (which Selling Holder, in its sole judgment, exercised in good faith, might be deemed to be a controlling Person of the Corporation with the meaning of the U.S. Securities Laws) to participate in the preparation of such Registration Statement and to include therein material, furnished to the Corporation in writing, which in the reasonable judgment of the Selling Holder should be included and which is reasonably acceptable to the Corporation and not in violation of applicable Law;

         (m) use all reasonable efforts to obtain the lifting at the earliest possible time of any stop order suspending the effectiveness of such Registration Statement or of any order preventing or suspending the use of any prospectus;

         (n) at any time file or make any amendment to such Registration Statement, or any amendment of or supplement to the prospectus contained therein (including amendments of the documents incorporated by reference in the prospectus), of which each Selling Holder or the managing underwriters shall not have previously been advised and furnished a copy or to which the Selling Holders, the managing underwriters, or counsel for the Selling Holders or for the underwriters shall reasonably object;

         (o) make such representations and warranties (subject to appropriate disclosure schedule exceptions) to Selling Holders and the underwriters (if any) in form, substance and scope as are customarily made by issuers to underwriters and selling securityholders, as the case may be, in underwritten public offerings of substantially the same type; and

         (p) if any proposed Registration Statement refers to a Holder by name or otherwise as the holder of any securities of the Corporation then: (i) the Corporation shall be required at the request of such Holder to insert therein language, in form and substance reasonably satisfactory to such Holder, the Corporation and the managing underwriters, to the effect that the ownership by such Holder of such securities is not to be construed as a recommendation by such Holder as to the investment quality of the Corporation's securities offered thereby and that such ownership does not imply that such Holder will assist in meeting any future financial requirements of the Corporation; or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Laws, any similar federal, provincial or state statute, or any rule or regulation of any other regulatory body having jurisdiction over the offering, then in force, the Corporation shall be required at the request of such Holder to delete the reference to such Holder.

                                   ARTICLE VI
                              REGISTRATION EXPENSES

6.1      FEES.

         (a) The Corporation shall pay all Registration Expenses in connection with any registration of Registrable Securities effected pursuant to the provisions of this Agreement.

         (b) Upon any sale of Registrable Securities by a Selling Holder, such Selling Holder shall pay all brokerage commissions, underwriting discounts and commissions, transfer taxes (if any), and fees and expenses relating to the sale or disposition of such Registrable Securities.

                                  ARTICLE VII
                             UNDERWRITTEN OFFERINGS

7.1      DEMAND UNDERWRITTEN OFFERINGS.

                  If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Demand Registration, the Corporation will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to the Corporation, the Requesting Holder and the underwriters, and to contain such representations and warranties by the Corporation and such other terms as are customarily included in agreements of this type, including without limitation indemnities customarily included in such agreements. The Selling Holders will cooperate in good faith with the Corporation in the negotiation of the underwriting agreement. The Selling Holders may be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters shall also be made to and for the benefit of the Selling Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Selling Holders. The Corporation shall cooperate with any Selling Holder in order to limit any representations or warranties to, or agreements with the Corporation or the underwriters to be made by the Selling Holder only to those representations, warranties or agreements regarding the Selling Holder, the Selling Holder's Registrable Securities and the Selling Holder's intended method of distribution and any other representation required by the Securities Laws.

7.2      INCIDENTAL UNDERWRITTEN OFFERINGS.

                  If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Piggyback Registration, the Selling Holders shall be parties to the underwriting agreement between the Corporation and such underwriters, and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters shall also be made to and for the benefit of the Selling Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Selling Holders. The Corporation shall cooperate with any Selling Holder in order to limit any representations and warranties to, or agreements with, the Corporation or the underwriters to be made by the Selling Holder only to those representations, warranties or agreements regarding the Selling Holder, the Selling Holder's Registrable Securities, the Selling Holder's intended method of distribution and any other representation required by the Securities Laws.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1      INDEMNIFICATION BY THE CORPORATION.

                  The Corporation agrees to indemnify and hold harmless, to the fullest extent permitted by law, each of the Selling Holders, each other Person, if any, who controls each of the Selling Holders within the meaning of the U.S. Securities Laws and each of their respective directors, general partners and officers, as follows:

                  (i) against any and all loss, liability, claim, damage or expense arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement by which Registrable Securities are offered (or any amendment or supplement thereto), including all documents incorporated therein by reference, or in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (ii) against any and all loss, liability, claim, damage and expense to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Corporation; and

                  (iii) against any and all expense incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause
                           (i) or (ii) above;

provided, that this indemnity does not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of the Selling Holder expressly for use in the preparation of any Registration Statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or in any preliminary prospectus or prospectus (or any amendment or supplement thereto) contained therein; and provided further, that the Corporation will not be liable under the indemnity agreement in this Section 8.1 with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, liability, claim, damage or expense results from the fact that the Selling Holder or underwriter (if any) sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Corporation previously furnished, in a timely fashion, sufficient copies thereof to the Selling Holder, the underwriter (if any) or the broker through whom the Registrable Securities were sold. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Selling Holder, any controlling Person of the Selling Holder or any of their respective directors, officers or general partners, and shall survive the closing of the offering.

8.2      INDEMNIFICATION BY A HOLDER.

                  Each Selling Holder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8.1 of this Agreement), to the extent permitted by law, the Corporation and its directors, officers and controlling Persons, and their respective directors, officers and general partners, with respect to any statement or alleged statement in or omission or alleged omission contained in any Registration Statement by which Registrable Securities are offered (or any amendment or supplement thereto), including all documents incorporated therein by reference or in any preliminary prospectus or prospectus (or any amendment or supplement thereto), if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information that relates only to the Selling Holder that is expressly furnished to the Corporation by or on behalf of the Selling Holder for use in the preparation of such Registration Statement, preliminary prospectus, prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Corporation, or its directors, officers or controlling Persons or their respective directors, officers or general partners and shall survive the closing of the offering. With respect to each claim pursuant to this Section 8.2, each Selling Holder's maximum liability under this Section shall be limited to an amount equal to the net proceeds actually received by the Selling Holder (after deducting any underwriting discount and expenses) from the sale of the Selling Holder's Registrable Securities offered by such Registration Statement.

8.3      INDEMNIFICATION PROCEDURE.

                  Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in Section 8.1 or Section 8.2 of this Agreement, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not release the indemnifying party of its obligations under Section
8.1 or Section 8.2 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal fees and expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment an actual or potential conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, in which case the indemnifying party shall not be liable for the fees and expenses of: (i) more than one counsel (in addition to any local counsel) for all Selling Holders selected by the Selling Holders; or (ii) more than one counsel (in addition to any local counsel) for the Corporation selected by the Corporation in connection with any one action or separate but similar or related actions. An indemnifying party who is not entitled to (pursuant to an immediately preceding sentence), or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party an actual or potential conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. The indemnifying party will not, without the prior consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such indemnified party or any Person who controls such indemnified party is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

8.4      UNDERWRITING AGREEMENT.

                  The Corporation and each Selling Holder shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any registration of Registrable Securities.

8.5      CONTRIBUTION.

                  If the indemnification provided for in Sections 8.1 and 8.2 of this Agreement is unavailable to hold harmless an indemnified party under such Sections, then each indemnifying party shall agree to contribute to the amount paid or payable by such indemnifying party on the one hand, and the indemnified party on the other, in connection with statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations, including without limitation the relative benefits received by each party from the sale of the securities offered by the Registration Statement, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted and the opportunity to correct and prevent any statement or omission. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 8.5 were to be determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the first and second sentences of this Section 8.5. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8.5 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim (which shall be limited as provided in Section 8.3 if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof) which is the subject of this Section 8.5. Promptly after receipt by an indemnified party under this Section 8.5 of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an indemnifying party under this Section 8.5, such indemnified party shall notify the indemnifying party in writing of the commencement thereof if the notice specified in Section 8.3 has not been given with respect to such action; provided that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to any indemnified party under this Section 8.5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. The Corporation and each Selling Holder shall agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that: (i) the underwriters' portion of such contribution shall not exceed the underwriting fee or discount and (ii) that the Selling Holder's portion of such contribution shall not exceed an amount equal to the net proceeds actually received by the Selling Holder from the sale of the Selling Holder's Registrable Securities in the offering to which the losses, liabilities, claims, damages or expenses of the indemnified parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.6      PERIODIC PAYMENTS.

                  The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

                                   ARTICLE IX
                                    RULE 144

9.1      RULE 144

                  The Corporation covenants that it will file the reports required to be filed by it under the U.S. Securities Laws in a timely fashion, and will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act in compliance with: (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time; or (ii) any similar rule or regulation hereafter adopted by the U.S. Securities Regulator. Upon the request of any Holder, the Corporation will deliver to such Holder a written statement as to whether it has complied with such requirements.

                                   ARTICLE X
                   PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

10.1     PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

                  No Person may participate in any underwritten registration hereunder unless such Person: (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements; and (ii) complete and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, escrow agreements and other documents reasonably required under the terms of such underwriting arrangements and consistent with the provisions of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1     TIME OF ESSENCE.

         Time shall be of the essence in this Agreement.

11.2     JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

11.3     ENTIRE AGREEMENT.

         This Agreement and the Subscription Agreement constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede all oral statements and prior writings with respect hereto.

11.4     NO INCONSISTENT AGREEMENTS.

         The Corporation will not hereafter enter into any agreement which is inconsistent with, or would otherwise restrict the performance by the Corporation of its obligations hereunder.

11.5     ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES.

         The Corporation will not take any action, or fail to take any action which it may properly take, with respect to its securities which would adversely affect the ability of the Holders to include Registrable Securities in a registration effected pursuant to the provisions of this Agreement or which, to the extent within its control, would adversely affect the marketability of such Registrable Securities in any such registration (including without limitation effecting a stock split or a combination of shares).

11.6     ACTIONS TAKEN; AMENDMENTS AND WAIVERS.

         Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Corporation or any Holder, unless such modification, amendment or waiver is approved in writing by the Corporation and the Holders. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.7     SUCCESSORS AND ASSIGNS.

         All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; in addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders are also for the benefit of, and enforceable by, any subsequent Holder, except to the extent reserved to or by the transferor in connection with any such transfer; provided that the benefits of this Agreement shall inure to and be enforceable by any transferee of Registrable Securities so long as such transferee shall have executed an agreement agreeing to be bound by the provisions of this Agreement and assuming and agreeing to fulfil and perform all of the obligations of a Holder hereunder.

11.8     NOTICE.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise shall be deemed to have been received on the fourth (4th) Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivery by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

         (a)      if to the Corporation

                  Balanced Care Corporation
                  1215 Manor Drive
                  Mechanicsburg, Pennsylvania
                  17055

                  Attention:        Brad E. Hollinger
                  Telecopier No:    (717) 796-6248

                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York
                  10022-6069

                  Attention:        Richard Vilsoet
                  Telecopier No.:   (212) 848-7179

         (b)      if to the Purchaser:

                  IPC Advisors S.A.R.L.
                  c/o Unsworth & Associates
                  Herengrach 483
                  1017 BT
                  Amsterdam

                  Attention:        Brad Unsworth
                  Telecopier No.:   011-31-20-623-2285

                  with a copy to:

                  Manfred J. Walt
                  c/o Central Park Lodges
                  175 Bloor Street East
                  South Tower
                  Toronto, Ontario
                  M4W 3R8

                  Attention:        Manfred J. Walt
                  Telecopier No.:   (416) 323-3818
                  with a further copy to:

                  Goodman Phillips & Vineberg
                  250 Yonge Street, Suite 2400
                  Toronto, Ontario
                  M5B 2M6

                  Attention:        Stephen Pincus
                  Telecopier No.:   (416) 979-1234

11.9     SEVERABILITY.

         If any provision, or portion thereof, of this Agreement, or of the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof, to any other Person or circumstance shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.10    EXECUTION AND COUNTERPARTS.

         For the convenience of the parties, this Agreement may be executed by facsimile or otherwise in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one in the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereof on the date first indicated above.


                                      BALANCED CARE CORPORATION

                                      Per: /s/ Brad E. Hollinger
                                           -------------------------------------

                                      Per: /s/ Robin L. Barber
                                           -------------------------------------



                                      IPC ADVISORS S.A.R.L.

                                      Per: /s/ J.B. Unsworth
                                           -------------------------------------
                                           J.B. Unsworth
                                           Manager

                                                                         Annex C

                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of October 8, 1999 (this "Agreement"), by and among IPC Advisors S.A.R.L., a Luxemburg corporation ("Purchaser") and the stockholders of Balanced Care Corporation, a Delaware corporation (the "Company") listed on the signature pages hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                  WHEREAS, the Company and Purchaser propose to enter into an Subscription Agreement, dated as of the date hereof (the "Subscription Agreement"), which provides for, among other things, the purchase by the Purchaser from the Company of 13,400,000 shares of common stock, par value $.001 per share (the "Company Common Stock") of the Company (the "Issuance");

                  WHEREAS, as of the date hereof, the Shareholders are holders of record or Beneficially Own (as defined herein) shares of Company Common Stock; and

                  WHEREAS, as a condition to the willingness of Purchaser to enter into the Subscription Agreement, Purchaser has required that each Shareholder agrees, and in order to induce Purchaser to enter into the Subscription Agreement, each Shareholder has agreed, severally and not jointly, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the "Shares").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

                  Section I.1 General. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Subscription Agreement.

                  Section I.2 Beneficial Ownership. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                                   ARTICLE II

                  Section II.1 Voting Agreement. Each of the Shareholders hereby agrees as follows:

                  (a) to appear, or cause the holder of record on any applicable record date with respect to any Shares Beneficially Owned by such Shareholder (the "Record Holder") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment or postponement thereof at which matters relating to the Issuance, the Subscription Agreement or any transaction contemplated thereby are considered; and

                  (b) at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, to vote, or cause to be voted by the Record Holder, in person or by proxy, the Shares held of record or Beneficially Owned by such Shareholder: (i) in favor of the adoption and approval of the Issuance pursuant to the Subscription Agreement and (ii) as directed by the Purchaser on any other matter.

                  Section II.2 No Ownership Interest. Except as set forth in
Section 2.1, nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholders, and Purchaser shall have no authority to exercise any power or authority to direct the Shareholders in the voting of any of the Shares except as otherwise provided herein.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each of the Shareholders hereby represents and warrants, severally and not jointly, to Purchaser as follows:


                  Section III.1 Authority Relative to This Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Shareholder is a corporation, partnership or other entity, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate such transactions and where such Shareholder is an individual, such individual has the capacity to enter into this Agreement. This

Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

                  Section III.2 No Conflict. (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, (i) where such Shareholder is a corporation, partnership or other entity, conflict with or violate the organizational documents of such Shareholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.2, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent the performance by such Shareholder of its obligations under this Agreement.

                           (b)    The execution and delivery of this Agreement
by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority except for applicable requirements, if any, of federal or state securities and antitrust laws and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the performance by such Shareholder of its obligations under this Agreement.




                  Section III.3 Title to the Shares. As of the date hereof, such Shareholder is the record or Beneficial Owner of the Shares listed opposite the name of such Shareholder on such Shareholder's signature page hereto. The Shares listed opposite the name of such Shareholder on such Shareholder's signature page hereto are all the securities of the Company either held of record or Beneficially Owned by such Shareholder. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Shareholder. The Shares listed opposite the name of such Shareholder on such Shareholder's signature page hereto are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on such Shareholder's voting rights, charges and other encumbrances of any nature whatsoever other than Encumbrances under applicable Law.

                                   ARTICLE IV

                          COVENANTS OF THE SHAREHOLDER

                  Section IV.1 No Inconsistent Agreements. Each Shareholder hereby represents, warrants, covenants and agrees that, except as contemplated by this Agreement and the Subscription Agreement, such Shareholder has not and shall not, and will use its reasonable best efforts to not permit any Person under such Shareholder's control (including any Record Holder) to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Shareholder which, in either case, is inconsistent with this Agreement.

                  Section IV.2 Transfer of Title. Each Shareholder hereby covenants and agrees that such Shareholder will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or options, warrants or other convertible securities to acquire or purchase Company Common Stock (collectively "Derivative Securities"), owned either directly or indirectly by such Shareholder or with respect to which such Shareholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Purchaser (provided nothing contained herein will be deemed to restrict the exercise or conversion of Derivative Securities outstanding on the date hereof), unless the Person to whom Shares or Derivative Securities have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Agreement as if a party hereto. Each Shareholder hereby agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Shares inconsistent with the terms of this
Section 4.2.

                                    ARTICLE V

                                  MISCELLANEOUS


                  Section V.1 No Solicitation. From the date hereof until the consummation of the Issuance or, if earlier, the payment of both the Put Purchase Payment under the Certificate of Designations for the Series C Preferred Stock, in the event the Purchaser exercises the Put Right thereunder, and the Non-Completion Fee pursuant to Section 6.8 the Subscription Agreement, the Shareholders (a) shall not have, or shall immediately terminate any discussions with, any third party concerning a Material Transaction and (b) shall not, and shall not permit any officer, director, employee, controlled Affiliate, investment banker or other agent (in such agency capacity), of the Shareholder to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Shareholder or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Purchaser, relating to a Material Transaction, (ii) provide information with respect to the Company or any of its subsidiaries to any Person, other than Purchaser, relating to a possible Material Transaction by any person other than Purchaser, (iii) enter into an agreement with any person, other than Purchaser, providing for a possible Material Transaction, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Material Transaction by any Person, other than by Purchaser.

                  Section V.2 Further Assurances. Each Shareholder shall use reasonable commercial efforts to assist the Company in fulfilling its obligations pursuant to Section 6.6 of the Subscription Agreement.

                  Section V.3 Termination. This Agreement shall terminate following the occurrence of the annual or special meeting of the stockholders of the Company at which the Issuance is voted on by the stockholders. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations, warranties, covenants and agreements set forth in this Agreement prior to such termination.

                  Section V.4 Additional Shares. If, after the date hereof, a Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as "Additional Shares"), including, without limitation, upon exercise or conversion of any Derivative Security or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been outstanding Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Shareholder of record or Beneficial Ownership of such Additional Shares.

                  Section V.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section V.6 Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and the Shareholders with respect to the subject matter hereof.

                                                                               6
                  Section V.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section V.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

                  Section V.9 Notices. Any notice, consent, waiver, approval or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, consent, waiver, approval or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise shall be deemed to have been received on the fourth (4th) Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivery by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:


                  If to a Shareholder to the address set forth on such Shareholder's signature page hereto.

                  If to Purchaser, to:

                  IPC Advisors S.A.R.L.
                  c/o Unsworth & Associates
                  Herengrach 483
                  1017 BT
                  Amsterdam
                  Attention:  Brad Unswroth
                  Fax:  011-31-20-623-2285
                  with a copy to:

                  Central Park Lodges
                  175 Bloor Street East
                  South Tower
                  Toronto, Ontario  M4W 3R8
                  Attention:  Manfred J. Walt
                  Fax:  (416) 323-3818

                  with another copy to:

                  Goodman Phillips & Vineberg
                  250 Yonge Street
                  Suite 2400
                  Toronto, Ontario  M5B 2M6
                  Attention:  Stephen Pincus
                  Fax:  (416) 979-1234

                  Section V.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                  Section V.11 Obligations of Shareholders. The obligations of the Shareholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Shareholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Shareholder.

                  Section V.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.
                  IN WITNESS WHEREOF, each of the Shareholders and Purchaser have caused this Agreement to be duly executed on the date hereof.

                                    IPC Advisors S.A.R.L.

                                    By: /s/ J. B. Unsworth
                                       --------------------
                                        Name: J. B. Unsworth
                                        Title: Manager

                                    /s/ Brad E. Hollinger
                                    ---------------------
                                    Number of Shares:  779,463

                                    Address:         Balanced Care Corporation
                                                     1215 Manor Drive

                                                                               8
                                                     Mechanicsburg, Pennsylvania
                                                     17055

                                    /s/ David K. Barber
                                   ------------------------
                                    Number of Shares:  71,554

                                    Address:         Balanced Care Corporation
                                                     1215 Manor Drive
                                                     Mechanicsburg, Pennsylvania
                                                     17055

                                    /s/ Robert Sutton
                                   -------------------------
                                    Number of Shares:  433,838

                                    Address:         Balanced Care Corporation
                                                     1215 Manor Drive
                                                     Mechanicsburg, Pennsylvania
                                                     17055

                                    /s/ Robin Barber
                                    -------------------------
                                    Number of Shares:  64,054

                                    Address:         Balanced Care Corporation
                                                     1215 Manor Drive
                                                     Mechanicsburg, Pennsylvania
                                                     17055

                                    /s/ Bill R. Foster, Sr.
                                    --------------------------
                                    Number of Shares:  767,412

                                    Address:         Foster Health Care Group
                                                     426 South Jefferson
                                                     Springfield, MO
                                                     65801-2351

                                    /s/ John Brennan
                                    ---------------------------
                                    Number of Shares:  1,049,051

                                    Address:         11212 Mann Road
                                                     Mooresville, IN
                                                     46158

                                                                              9
                                    *Suzanne B. Croco (by Power of Attorney)
                                    Number of Shares: 41,554

                                    Address:         2956 Alta Court
                                                     Lisle, Illinois
                                                     60532

                                   *Stacey Reitz (by Power of Attorney)
                                   *Scott Reitz (by Power of Attorney)
                                    Number of Shares:  36,353

                                    Address:         516 Seminole Drive
                                                     Blacksburg, Virginia
                                                     24060

                                   *Sarah Barber (by Power of Attorney)
                                    Number of Shares:  306,100

                                    Address:         4076 Greystone Drive
                                                     Harrisburg, Pennsylvania
                                                     17112

                                   *James Diebold (by Power of Attorney)
                                    Number of Shares:  190,852

                                    Address:         735 Markham Court
                                                     Lewisberry, Pennsylvania
                                                     17339

                                   *F. David Carr (by Power of Attorney)
                                    Number of Shares:  115,661

                                    Address:   1350 Bayshore Highway, Suite 300
                                               Burlingame, California
                                               94010

                                   *By: /s/ Robin L. Barber
                                       ________________________________________
                                       Name: Robin L Barber
                                       Title: Attorney-in-fact



Acknowledged:

BALANCED CARE CORPORATION

By: /s/ Robin L. Barber
    ___________________________________
       Name: Robin L. Barber
       Title: Senior Vice President and
              Legal Counsel and
              Assistant Secretary

                                                                         Annex D
                            BALANCED CARE CORPORATION

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                          PREFERENCES AND RIGHTS OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK,
                            PAR VALUE $.001 PER SHARE

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


                  The following resolution was duly adopted by the Board of Directors of Balanced Care Corporation, a Delaware corporation (the "Company"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on October 8, 1999, by the unanimous written consent of the Board of Directors:

                  WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law and the provisions of the Certificate of Incorporation (as defined below) of the Company, to provide for the issuance of all or any of the shares of Preferred Stock, par value $.001 per share, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications or restrictions thereof; and

                  WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

                  NOW, THEREFORE, BE IT RESOLVED that, pursuant to the authority expressly granted to the Board of Directors of the Company by the Certificate of Incorporation of the Company, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 11,160,708 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock consisting of 5,000,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

                   1. Definitions. As used herein, the following terms shall have the following meanings:

                   1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For the purpose of this definition, "control" shall mean, as to any

Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                   1.2 "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

                   1.3 "Business Day" means any day, other than (i) a Friday, Saturday, Sunday or statutory holiday in the State of New York or (ii) any of the first, second, seventh or eighth day of Passover, the first or second day of Shavuoth, the first or second day of Rosh Hashanah, Yom Kippur, the first or second day of Sukkoth, Shemini Azereth or Simchas Torah, and the day prior to any of the foregoing days.

                   1.4 "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as amended through the date hereof.

                   1.5 "Closing Price" of the Common Stock as of any day, means
(i) the last reported sale price of such stock or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading or (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and lowest reported asked quotation for the Common Stock, in either case reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or a similar service if NASDAQ is no longer reporting such information.

                   1.6 "Common Stock" shall mean the class of Common Stock, par value $.001 per share, of the Company or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

                   1.7 "Common Stock Conversion Rate" shall mean, as of any date, a rate for each share of Series C Preferred Stock equal to (i) the Liquidation Value thereof plus all accrued and unpaid dividends thereon pursuant to Section 2.1 herein, divided by (ii) the Conversion Price in effect as of such date.

                   1.8 "Conversion Price" shall mean $1.25 per share of Series C Preferred Stock, subject to adjustment as provided herein.

                   1.9 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                   1.10 "Issue Date" shall mean the First Date of Closing (as defined in the Subscription Agreement).

                   1.11 "Subscription Agreement" shall mean the Subscription Agreement, dated as of October 8, 1999, between the Company and IPC Advisors S.A.R.L., as amended from time to time.

                   1.12 "Junior Stock" shall mean the Common Stock and the shares of any other class or series of stock of the Company which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series C Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets other than by way of dividends.

                   1.13 "Liquidation Value" shall mean $1.25 per share of Series C Preferred Stock, subject to adjustment as provided herein.

                   1.14 "Parity Stock" shall mean the shares of any other class or series of stock of the Company which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series C Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series C Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full; provided, however, that the term "Parity Stock" shall be deemed to refer (i) in
Section 2.2 hereof, to any stock which is Parity Stock in respect of the right to receive dividends and (ii) in Section 6 hereof, to any stock which is Parity Stock in respect of any distribution of assets other than by way of dividends.

                   1.15 "Person" shall mean any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                   1.16 "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Company or by any of its subsidiaries whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Company), or any combination thereof, effected while any of the shares of Series C Preferred Stock are outstanding, which purchase is subject to
Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Common Stock.

                   1.17 "Senior Stock" shall mean the shares of any class or series of stock of the Company which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Series C Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends.

                   1.18 "Trading Day" shall mean, so long as the Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or, if the Common Stock is not so listed or admitted for trading on any national securities exchange, a day on which NASDAQ is open for the transaction of business.

         2. Dividends.

                   2.1 Beginning on the Issue Date of the Series C Preferred Stock, if the Board of Directors of the Company shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets), to holders of shares of Common Stock, to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock for which such share of Series C Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series C Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

                   2.2 In the event the Company shall fail to pay the Put Purchase Price to any holder of a share of Series C Preferred Stock entitled thereto pursuant to Section 5 hereof, such holder shall be entitled to receive quarterly cash dividends, out of funds legally available therefor, at a rate of 15% of the Liquidation Value. Dividends shall be payable on the last day of March, June, September and December in each year. In the event such dividends are not paid, such dividends will continue to accrue and compound quarterly. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 365-day year.

                   2.3 Except as hereinafter provided in this Section 2.3, unless full cumulative dividends on the outstanding shares of Series C Preferred Stock that shall have accrued and become payable as of any date shall have been paid, or declared and funds shall have been set apart for payment thereof, no dividend or other distribution (payable other than in shares of Junior Stock) shall be paid to the holders of Junior Stock or Parity Stock. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Series C Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued cumulative dividends per share on the shares of Series C Preferred Stock and all such Parity Stock bear to each other.

         3. Conversion of Series C Preferred Stock.

                   3.1 Conversion at the Option of the Holder of Series C Preferred Stock.

                             (a) Each holder of a share of Series C Preferred
Stock shall have the right, at any time after the Issue Date, to convert such share into a fully paid and nonassessable share of Common Stock at the Common Stock Conversion Rate as of the date of conversion.

                             (b) Any holder of shares of Series C Preferred
Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the offices of the Company (or at such other place in New York City as the Company may designate by written notice to the holders of shares of Series C Preferred Stock) during regular business hours, duly endorsed to the Company or in blank, or accompanied by instruments of transfer to the Company or in blank, in form reasonably satisfactory to the Company, and shall give written notice to the Company at such offices that such holder elects to convert such shares of Series C Preferred Stock. As soon as practicable (but in any event not later than five (5) Business Days) after any holder deposits certificates for shares of Series C Preferred Stock, accompanied by the written notice above prescribed, the Company shall issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash in lieu of fractional shares, if any, to which such holder is entitled upon such conversion.

                             (c) Conversion shall be deemed to have been made as
of the date that certificates for the shares of Series C Preferred Stock to be converted and the written notice are received by the Company and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of Common Stock while the stock transfer books for such stock or for Series C Preferred Stock are duly closed (but not for any period in excess of five days) for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

                   3.2 Automatic Conversion of the Series C Preferred Stock.

                             (a) Immediately following the issuance of all the
Common Stock on the Second Date of Closing pursuant to the Subscription Agreement, each share of Series C Preferred Stock shall automatically convert into fully-paid and non-assessable shares of Common Stock at the Common Stock Conversion Rate as of the date of conversion.

                             (b) Following the conversion referred to in Section
3.2(a) above, the Company shall, as soon as reasonably practicable, deliver to the holders of such shares of Series C Preferred Stock converted into Common Stock pursuant to Section 3.2(a), a certificate or certificates representing the number of fully-paid and non-assessable shares of Common Stock into which such shares of Series C Preferred Stock have been converted in accordance with the provisions of this Section 3.2. For purposes of the foregoing, such conversion shall be deemed to have been made at the close of business on the Conversion Date and the Person entitled to receive the Common Stock issuable upon such conversion shall be treated, for all purposes, as the recordholder of such Common Stock on such date.

                             3.3 No fractional shares or scrip representing
fractions of shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock, the Company shall, subject to Section 3.4(c), make a cash payment (calculated to the nearest $.01) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

                             3.4 The Common Stock Conversion Rate shall be
adjusted from time to time as follows:

                                  (a) If the Company shall, at any time or from
time to time while any shares of the Series C Preferred Stock are outstanding,
(i) pay a dividend on its Common Stock in shares of its capital stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares,
(iii) subdivide its outstanding shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, then the Common Stock Conversion Rate in effect immediately before such action shall be adjusted so that the holders of the Series C Preferred Stock, upon conversion of shares thereof immediately following such action, shall be entitled to receive the kind and amount of shares of capital stock of the Company which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series C Preferred Stock had been converted immediately before the record date or effective date for such action.

                                  (b) If the Company or any subsidiary thereof
shall, at any time or from time to time while any of the Series C Preferred Stock is outstanding, make a Pro Rata Repurchase, the Common Stock Conversion Rate shall be adjusted by multiplying the Common Stock Conversion Rate in effect immediately prior to such action by a fraction

(which in no event shall be less than one (1)), the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of the Common Stock as of the day immediately preceding the first public announcement by the Company of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase (provided that such denominator shall never be less than $.01).

                                  (c) All calculations under this Section 3.4
shall be made to the nearest $.01 (with $.005 being rounded upward), one-hundredth of a share (with .005 being rounded upward) or, in the case of a conversion rate, one ten-thousandth (with .00005 being rounded upward). Notwithstanding any other provision of this Section 3.4, the Company shall not be required to make any adjustment of the Common Stock Conversion Rate unless such adjustment would require an increase or decrease of at least 0.05% of such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 0.05% in such rate. Any adjustments under this Section 3.4 shall be made successively whenever an event requiring such an adjustment occurs.

                                  (d) Whenever an adjustment in the Common Stock
Conversion Rate is required, the Company shall promptly cause to be mailed (but in any event not later than five (5) days after the date of the event giving rise to such adjustment) first-class postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock, notice of such adjustment and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors (who shall be appointed at the Company's expense and who may be the independent public accountants regularly employed by the Company) setting forth the adjusted Common Stock Conversion Rate in effect as of such date determined as provided herein. Such notice and certificate shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment.

                                  (e) In the event that at any time as a result
of an adjustment made pursuant to this Section 3.4, the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Company other than shares of Common Stock, the conversion rate of such other shares so receivable upon conversion of any such share of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (d) and (f) of this Section 3.4, and the provisions of this Section 3 with respect to the

Common Stock shall apply on like or similar terms to any such other shares and the determination of the Board of Directors as to any such adjustment shall be conclusive.

                                  (f) No adjustment shall be made pursuant to
this Section if the effect thereof would be to reduce the Conversion Price below the par value of the Common Stock.

                            3.5 The Company shall at all times reserve and keep
available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock into such Common Stock at any time (assuming that, at the time of the computation of such number of shares, all such Common Stock would be held by a single holder). The Company shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to cause the authorized amount of Common Stock to be increased if the aggregate of the authorized amount of the Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of the shares of Series C Preferred Stock into the Common Stock. The Company covenants that any shares of Common Stock issued upon conversions of the Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

                            3.6 If any shares of Common Stock which would be
issuable upon conversion of shares of Series C Preferred Stock hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be.

                            3.7 The Company shall pay any and all issue or other
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

                            3.8 For purposes of this Section 3, the number of
shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any subsidiary. The Company shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                            3.9 If any action or transaction would require
adjustment of the Common Stock Conversion Rate pursuant to more than one paragraph of this Section 3, only one adjustment shall be made and each such adjustment shall be the amount of adjustment that has the highest absolute value.

                            3.10 From and after the date a share of Series C
Preferred Stock is converted pursuant to Sections 3.1 or 3.2, dividends on such shares of Series C Preferred Stock shall cease to accrue, and said shares shall no longer be deemed to be outstanding and all rights of the holders thereof as a holder of Series C Preferred Stock (except the right to receive from the Company the Common Stock) shall cease except as otherwise provided herein and in the Subscription Agreement.

                            3.11 In case:

                                  (a) of a consolidation or merger to which the
Company is a party and for which approval of any stockholders of the Company is required; or

                                  (b) of the voluntary or involuntary
dissolution, liquidation or winding up of the Company; or

                                  (c) of the sale, exchange or other conveyance
(for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company except to a wholly-owned subsidiary; or

                                  (d) of any Pro Rata Repurchase;

then, in each case, the Company shall cause to be mailed, first-class postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock, not less than 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights triggering an adjustment to the Conversion Price pursuant to this Section 3, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase is expected to become effective, if known, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation, winding up or Pro Rata Repurchase, if known. Failure to give the notice specified hereunder shall have no effect on the status or effectiveness of the action to which the required notice relates.

                  4. Voting. The shares of Series C Preferred Stock shall have no voting rights except as required by law or as set forth below:

                                  (a) So long as the Series C Preferred Stock is
outstanding, each share of Series C Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series C Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

                                  (b) So long as Series C is Preferred Stock
outstanding, the Company shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Series C Preferred Stock representing at least a majority of the aggregate voting power of shares of the Series C Preferred Stock outstanding, voting as a separate class, authorize or issue any Senior Stock or Parity Stock or reclassify any Junior Stock as Parity Stock or Senior Stock or reclassify any Parity Stock as Senior Stock.

                                  (c) The Company shall not, without the
affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Series C Preferred Stock representing at least a majority of the aggregate voting power of shares of Series C Preferred Stock then outstanding, voting as a separate class, amend, alter or repeal any of the provisions of the Certificate of Incorporation or this Certificate of Designation, including by way of merger or otherwise, so as in any such case to adversely affect the preferences, special rights, powers or privileges of the shares of Series C Preferred Stock.

                                  (d) In addition to the foregoing, the holders
of the Series C Preferred Stock shall have such other voting, consent and approval rights as are specified in the Subscription Agreement.

                  5.       Put Rights.

                             5.1 Each holder of a share of Series C Preferred
Stock shall have the right, at any time after (x) the earlier to occur of (i) the date that is six months following the Issue Date and (ii) the date upon which the Purchaser is entitled to terminate its obligations under the Subscription Agreement to consummate the transactions contemplated thereby to occur at the Second Closing Date, and prior to (y) the earlier to occur of (i) the issuance of all the Common Stock pursuant to the Second Date of Closing under the Subscription Agreement and (ii) first anniversary of the Issue Date, to cause the Company to repurchase any shares of Series C Preferred Stock held by such holder at a purchase price (the "Put Purchase Price"=) equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon pursuant to Section 2.1 herein (the "Put Right").

                             5.2 Any holder of shares of Series C Preferred
Stock electing to exercise the Put Right shall give written notice (the "Put Right Notice") to the Company at the Company"s offices that such holder elects to exercise its Put Right with respect to such number of shares of Series C Preferred Stock. On the fifth Business Day following delivery of the Put Right Notice, the Company shall pay, by wire transfer of immediately funds to an account designated by such holder, the Put Payment to which such holder is entitled against delivery by the holder of the certificate or certificates for such shares at the offices of the Company (or at such other place in New York City as the Company may designate by written notice to the holders of shares of Series C Preferred Stock) during regular business hours, duly endorsed to the Company or in blank, or accompanied by instruments of transfer to the Company or in blank, in a form reasonably satisfactory to the Company.

                  6. Liquidation Rights. For the purposes of this Section 6, an "Extraordinary Event" shall mean: (i) the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary; (ii) the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company other than to a wholly-owned subsidiary; and/or (iii) any consolidation or merger to which the Company is a party, other than a merger or consolidation in which the Company is the surviving or continuing corporation.

                             6.1 Upon an Extraordinary Event, the holders of the
shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, in preference to the holders of, and before any payment or distribution shall be made on, Junior Stock, an amount (the "Liquidation Amount") equal to the greater of (i) the Liquidation Value per share plus all accrued and unpaid dividends thereon (whether or not declared) to the date fixed for the Extraordinary Event, or (ii) the amount that it would have received if immediately prior to the Extraordinary Event, the Series C Preferred Stock had been converted to Common Stock.

                             6.2 After the payment to the holders of the shares
of Series C Preferred Stock of full preferential amounts provided for in this
Section 6, the holders of Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

                             6.3 In the event the assets of the Company
available for distribution to the holders of shares of Series C Preferred Stock upon an Extraordinary Event shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6.1, then the holders of all shares of Series C Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

                  7.       Other Provisions.

                             7.1 Shares of Series C Preferred Stock issued and
reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, except that any issuance or reissuance of shares of Series C Preferred Stock must be in compliance with this certificate of designation.

                             7.2 The Company shall be entitled to recognize the
exclusive right of a Person registered on its records as the holder of shares of Series C Preferred Stock, and such record holder shall be deemed the holder of such shares for all purposes.

                             7.3 Any registered holder of Series C Preferred
Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                             7.4 If any payment shall be required by the terms
hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                             7.5 All notice periods referred to herein shall
commence on the date of the mailing of the applicable notice.

                  IN WITNESS WHEREOF, BALANCED CARE CORPORATION has caused this certificate to be duly executed and attested as of the day and year first above written.

                                            BALANCED CARE CORPORATION


                                            By:/s/ Brad E. Hollinger
                                               _________________________________
                                                Name: Brad E. Hollinger
                                                Title: Chief Executive Officer


Dated:  October 8, 1999

[SEAL]

ATTEST:/s/ Robin L. Barber
       ___________________

                                                                   Annex E


October 11, 1999


The Board of Directors
Balanced Care Corporation
1215 Manor Drive
Mechanicsburg, PA 17055

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Balanced Care Corporation ("Balanced Care") of the consideration to be received pursuant to the terms and subject to the conditions set forth in the Subscription Agreement, dated as of October 8, 1999, as amended and restated October 11, 1999, (the "Subscription Agreement"), by and among IPC Advisors S.A.R.L. ("IPC") and Balanced Care. As more fully described in the Subscription Agreement, Balanced Care will issue and sell to IPC Sixteen Million Seven Hundred Thousand (16,700,000) shares of common or convertible preferred stock in Balanced Care (the "Transaction"). The Transaction is composed of two tranches. Initially under Tranche A, IPC will invest $4.1 million in Balanced Care in exchange for convertible preferred stock, which is convertible into and votes on a basis consistent with 3,300,000 shares of Balanced Care common shares, as set forth in the Certificate of the Powers, Designation Preferences and Rights of the Series C Convertible Preferred Stock, Par Value $.001 per Share adopted by Balanced Care on October 8, 1999 (the "Certificate"). The Subscription Agreement also grants IPC the right to purchase an additional 13.4 million shares of common stock of Balanced Care at $1.25 per share (Tranche B), subject to shareholder approval.

In arriving at our opinion, we reviewed the Subscription Agreement, the Certificate and held discussions with certain senior officers, directors and other representatives and advisors of Balanced Care and certain senior officers and other representatives of IPC concerning the business, operations and prospects of Balanced Care. We examined certain publicly available business and financial information relating to Balanced Care as well as certain financial forecasts and other information and data for Balanced Care which were provided by or otherwise discussed with us by the management of Balanced Care. We reviewed the financial terms of the Transaction as set forth in the Subscription Agreement in relation to, among other things: the historical and projected earnings and other operating data of Balanced Care, the capitalization and financial condition of Balanced Care, and current and historical market prices and trading volumes for Balanced Care. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Balanced Care. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible investment in Balanced Care. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion. In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and reliance of each factor. Accordingly, Raymond James believes its analyses must be considered as a whole and that selecting portions of its

The Board of Directors
Balanced Care Corporation
October 11, 1999 Page 2.

analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Balanced Care that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Balanced Care as to the future financial performance of Balanced Care, and we have relied upon Balanced Care to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Balanced Care nor have we made any physical inspection of the properties or assets of Balanced Care. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof, and any material change in such conditions and circumstances would require a reevaluation of this opinion. We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternative to the Transaction.

Raymond James & Associates, Inc. has been engaged to render financial advisory services to Balanced Care in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In addition, Balanced Care has agreed to indemnify us against certain liabilities arising out of our engagement. Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Balanced Care for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Balanced Care in connection with its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Raymond James & Associates, Inc. be made, without our prior written consent; provided that this opinion letter may be included in its entirety and described fully in Proxy Materials to be provided to the Company's stockholders relating to the proposed Transaction.

The Board of Directors
Balanced Care Corporation
October 11, 1999 Page 3.



Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by Balanced Care in the Transaction is fair, from a financial point of view, to Balanced Care.

Very truly yours,


/s/Raymond James & Associates, Inc.
-----------------------------------
RAYMOND JAMES & ASSOCIATES, INC.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           BALANCED CARE CORPORATION

                               DECEMBER 15, 1999


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example


2. FOR all nominees             WITHHOLD
  listed at right               AUTHORITY
(except as marked to        to vote for all
 the contrary below).      nominees listed at right.
--------------------------------------------------------------------------------
The election of three
 directors, each for a
  term of three years;   [ ]         [ ]           Nominees: Manfred J. Walt
                                                             George H. Strong
                                                             Edward R. Stolman
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, draw a line through each nominees's name.)


                                           FOR         AGAINST           ABSTAIN


1. To approve the issuance of
   13,400,000 shares of the Company's
   common stock to IPC Advisors S.A.R.L.
   at $1.25 per share for an aggregate
   purchase price of $16,700,000.          [ ]          [ ]                [ ]

3. In their discretion, the proxy
   holders are authorized to
   consider any other matters that
   may properly come before the
   meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.


SIGNATURE                                       DATED                  , 1999
         -------------------------------------        -----------------


SIGNATURE                                       DATED                  , 1999
         -------------------------------------        -----------------


NOTE: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.

P
R                          BALANCED CARE CORPORATION
O            1215 MANOR DRIVE, MECHANICSBURG, PENNSYLVANIA 17055
X       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 15, 1999
Y        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brad E. Hollinger, Clint T. Fegan and Robin
L. Barber, and each or any of them as proxies, each with power to appoint his or her substitute, and hereby authorizes any of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Balanced Care Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, December 15, 1999, commencing at 8:00 A.M., local time, at the Hampton Inn, 4950 Ritter Road, Mechanicsburg, Pennsylvania 17055, or any adjournment or postponement thereof, as follows on the reverse side of this proxy card.

                      PLEASE DATE AND SIGN ON REVERSE SIDE